As filed with the Securities and Exchange Commission on July 13, 2023

Registration No. 333-272660

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LQR House Inc.

(Exact name of registrant as specified in its charter)

Nevada	2080	86-1604197
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6800 Indian Creek Dr. Suite 1E

Miami Beach, FL 33141

(786) 389-9771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean Dollinger

Chief Executive Officer

6800 Indian Creek Dr. Suite 1E

Miami Beach, FL 33141

(786) 389-9771

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel Nauth Nauth LPC 217 Queen St. W., #401 Toronto, ON M5V 0R2 Canada (416) 477-6031	Ross Carmel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 4th Floor New York, NY 10018 (212) 658-0458

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the public offering of 1,000,000 shares of Common Stock through the underwriter named on the cover page of this prospectus, which we refer to as Public Offering Prospectus.

●	The Resale Prospectus. A prospectus to be used for the resale by selling stockholders of 5,381,668 shares of Common Stock, which we refer to as the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers;

●	they contain different Offering sections in the Prospectus Summary;

●	they contain different Use of Proceeds sections;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	a Selling Stockholders section is included in the Resale Prospectus;

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED July 13, 2023

LQR House Inc.

1,000,000 Shares of Common Stock

This is an initial public offering (“IPO,” “offering,” or “initial public offering”) of our shares of Common Stock, $0.0001 par value per share (“Common Stock”). We are offering 1,000,000 of our shares of Common Stock. We currently estimate that the initial public offering price of our Common Stock will be between $4 and $6 per share.

Prior to this offering, there has been no public market for our shares. We are in the process of applying to list our shares of Common Stock on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC, or Nasdaq, under the symbol “LQR”. Nasdaq might not approve such an application, and if our application is not approved, this offering cannot be completed.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors—Risks Related to This Offering and Ownership of Common Stock—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.” for more information.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Assumed initial public offering price	$5.00	$5,000,000
Underwriting discounts and commissions (1)	$0.40	$400,000
Proceeds to us, before expenses	$4.60	$4,600,000

(1)	Does not include the following additional compensation payable to the underwriters. In addition to the compensation referenced above, we have agreed to pay to EF Hutton, division of Benchmark Investments, LLC, (“EF Hutton”), the representative of the underwriters (the “Representative”), a non-accountable expense allowance equal to one percent (1.00%) of the gross proceeds raised and to reimburse the underwriters for certain expenses incurred relating to this Offering. In addition, we will issue to the Representative a warrant to purchase up to that number of shares of our Common Stock equal to five percent (5.00%) of the number of shares of Common Stock sold in this Offering. The registration statement of which this prospectus forms a part also registers the issuance of the shares of Common Stock issuable upon exercise of the representative’s warrants. See “Underwriting” for additional disclosure regarding underwriters’ compensation and offering expenses.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and purchase all of the shares of Common Stock offered under this prospectus if any such shares are taken.

We have granted the underwriters an option for a period of 45 days after the closing of this IPO to purchase up to 15% of the total number of our shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discount and commissions, not including other offering expenses, will be $460,000 based on the assumed initial public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering shown on the cover page of this prospectus, and the total gross proceeds to us, before underwriting discounts, commissions and expenses, will be $5,750,000. Net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares of Common Stock to purchasers in the offering on or about [*].

EF Hutton

division of Benchmark Investments, LLC

The date of this prospectus is [          ], 2023.

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriter have authorized anyone to provide you with different information, and neither we nor the underwriter take responsibility for any other information others may give you. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Common Stock. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

INDUSTRY AND MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus includes industry data and forecasts that we obtained from industry publications and surveys as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Statements as to our ranking, market position and market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources. While we believe that all such information contained in this prospectus is accurate and complete, nonetheless such data involve uncertainties and risks, including risks from errors, and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “LQR House,” “the Company,” “our company” and similar references refer to the operations of LQR House Inc., a Nevada corporation.

Our Company

Overview

Our company, LQR House Inc., intends to become the full-service digital marketing and brand development face of the alcoholic beverage space. Currently, LQR has a key partnership with Country Wine & Spirits Inc. (“CWS”). Pursuant to an Exclusive Marketing Agreement (the “Marketing Agreement”) dated April 1, 2021 among CWS, Ssquared Spirits, LLC (“Ssquared”) and us, CWS has granted us the exclusive right, until April 1, 2031, to promote and market spirits, other beverage products and related products including but not limited to branded merchandise, apparel, glassware and the like through the CWS website and other social media channels for sale to customers with billing and shipping addresses within Canada, Mexico and the United States. At this time, the Company does not service customers in Canada and Mexico. The Marketing Agreement also provides us with the sole right to manage and make decisions with regard to user-facing content on the CWS website (www.cwspirits.com), including the placement and removal of products and the creation and management of promotional initiatives. LQR House Inc. is responsible for all digital marketing of products offered on CWS’s platform (the “CWS Platform”), including social media marketing and cooperation with their influencer network. Ssquared is responsible for inventory management on the CWS Platform and ensuring that the site is always live and accessible to the customers. CWS facilitates importation of alcohol (in cooperation with Rilo Import & Export Inc. (“Rilo”)), fulfilment, and distribution of all products sold on the CWS Platform. The Marketing Agreement may be terminated upon a material breach by a party thereto that goes uncured for longer than 30 days or at any time by us with thirty days written notice to each of CWS and Ssquared. For additional information about the consideration due under the agreement, please see “Certain Relationships and Related Party Transactions – Transactions with Related Persons”.

On March 19, 2021, we purchased the SWOL brand of tequila from Dollinger Innovations Inc., Dollinger Holdings LLC and Sean Dollinger pursuant to an Asset Purchase Agreement (the “Tequila Asset Purchase Agreement”). SWOL is manufactured at our request in Mexico by a local manufacturer who we contract with. We will only request SWOL to be manufactured based on purchase orders we receive from CWS, who is licensed to distribute alcohol in and from California. We also contract with Rilo who we engage to import SWOL from Mexico to CWS in the United States. CWS pays us for its orders of SWOL and we pay a portion of such amounts to the local manufacturer to produce SWOL and to Rilo to import SWOL. However, it is important to note that we do not engage in the sale of alcoholic products in the United States or the distribution of any alcoholic products anywhere.

On May 31, 2021, we purchased from Dollinger Holdings LLC, all of the right, title and interest in all trademarks regardless of registration status for Soleil Vino and all associated trade dress and intellectual property rights, all labels, logos and other branding bearing the Soleil Vino marks or any mark substantially similar to the same, and all website and all related digital and social media content including but not limited to influencer networks, http://www.soleilvino.com, and all related content, and all related sales channels was transferred.

The affiliation between LQR House Inc., CWS and Ssquared forms the bedrock of the enterprise. Within the scope of the Marketing Agreement between LQR House Inc., CWS, and Ssquared, the Company’s focus remains dedicated to leveraging its competitive strengths, namely marketing and brand promotion. The collaboration and contractual arrangement with CWS and Ssquared grant access to approximately 241,000 customers through the CWS mailing lists, as well as a steady stream of visitors on the CWS Platform. Through the Marketing Agreement, LQR House Inc. is empowered to strategically promote its brands on the CWS Platform, while entrusting the sales and distribution processes to our partners, CWS and Ssquared. Moreover, third-party brands seeking to have their products marketed on the CWS Platform can only do so by becoming a client of the Company.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We had minimal cash as of March 31, 2023 and December 31, 2022 of $23,581 and $7,565, respectively. During the three months ended March 31, 2023 and 2022, we had net losses of $322,074 and $701,128, respectively. For the years ended December 31, 2022 and 2021, our net loss was $1,842,175 and $1,962,726, respectively. The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months. The Company expects to fund its operations for the next 12 months through equity financing arrangements and sales of its services. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

The Services and Brands We Market

The following products and services constitute the core elements of our business model and allow us to serve various types of customers in the alcohol industry, including individual consumers, wholesalers, and third-party alcohol brands:

●	SWOL Tequila is a limited-edition blend of Añejo Tequila made in exclusive batches of up to 10,000 bottles and represents the first installment under our “SWOL” trademark with application number 2345291 and registration number 2141431 which was originally owned by Dollinger Innovations and transferred over to us pursuant to the Tequila Asset Purchase Agreement. Pursuant to the Tequila Asset Purchase Agreement, we purchased all of the right, title and interest in the trademarks SWOL and all associated trade dress and intellectual property rights and all labels, logos and other branding bearing the SWOL marks or any mark substantially similar to the same. Tequila bearing the “SWOL” trademark is produced by Casa Cava de Oro S.A., an authentic tequila distillery in Jalisco, Mexico, imported into the United States through Rilo by CWS and sold to retail customers in the United States via the CWS Platform and in CWS’s physical locations.

●	Vault is the exclusive membership program for the CWS Platform, which is offered and managed by the Company. We receive the subscriptions fees generated by this program. Through the CWS Platform, users can sign up for this exclusive membership where they will have access to all products available through CWS combined with special membership benefits.

●	Soleil Vino will be a wine subscription service marketed on the CWS Platform that will offer a selection of vintage and limited production wines. Through the CWS Platform, users will be able to sign up for this exclusive membership where they will have access to curated selections of wine from around the world. With Soleil Vino, we intend to create the premium wine subscription service on the market with high qualities and diverse selections of wine offerings. Pursuant to an asset purchase agreement, dated May 31, 2021, between us and Dollinger Holdings LLC, LQR we purchased all of the right, title and interest in all trademarks regardless of registration status for Soleil Vino and all associated trade dress and intellectual property rights, all labels, logos and other branding bearing the Soleil Vino marks or any mark substantially similar to the same, and all website and all related digital and social media content including but not limited to influencer networks, http://www.soleilvino.com, and all related content, and all related sales channels was transferred.

●	LQR House Marketing is a marketing service in which we utilize our marketing expertise to help our wholly owned brands and third-party clients market their products to consumers. For example, by engaging us for our marketing services, our clients gain the ability to advertise and sell their brand on the CWS Platform.

Our Industry

We plan to address market demand by aligning with key industry trends and by utilizing strategic relationships to source, brand, finance and distribute products. Specifically, we will focus initially on tequila, wine, and other specialty products by utilizing e-commerce and technology to drive sales. Our focus is on the United States alcohol market, which is expected to consume a total of approximately $283.8 billion of alcoholic beverages in 2023 and represents one of the largest global markets for all alcoholic beverage category sales (Statista, Alcoholic Drinks – Worldwide, January 2023). With the growing online alcohol market and the move towards premiumization of alcohol brands, we believe that LQR House can become the leading digital marketing and brand development face of the United States alcoholic beverage space.

Our Competitive Strengths

We believe that we have the following competitive strengths that will allow us to capitalize on the growing alcoholic beverage industry and alcohol e-commerce:

●	Targeted Marketing. We believe that our branding style, and the branding services we provide to our clients, allow us to market directly to the millennial market demographic.

●	Extensive Influencer Network. We believe that our team has created one of the most extensive influencer relationship lists within the alcohol industry for small batch and exclusive brands.

●	Extensive E-commerce and Marketing Expertise. Our team has decades of experience combined in e-commerce and implementing online strategies to maximize the benefit of marketing campaigns.

●	External Brands Vetting Process. We vet the external brands we promote to ensure that all of the products we market align with our own brand and strategy.

●	Strategic Relationships. We believe we have developed and solidified relationships with multiple groups that can deliver value to external brand customers.

●	Development of Products Not Generally Available in the Market. We focus our product development on flavors and variations of products that are not generally available in the market.

●	Setting Ideal Price Points. We believe we set a competitive price point, which aligns with the uniqueness and quality of the products offered by the Company.

●	Focus on Quality. We believe all our products are sourced from the highest quality producers, and we vet our producers by visiting locations to verify quality and control procedures.

●	Labelling and Marketing Promotions. We believe that we have crafted a unique labelling which aligns with our branding. Our labelling also includes a removable patch that can be affixed to other items.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Collaborative Marketing. We intend to develop leading brands for up-and-coming companies and start-ups and align with celebrities and influencers with significant followings to enhance their online marketing presence.

●	Expand Our Brand. We intend to continue expanding and developing our existing SWOL brand by purchasing and selling larger amounts of SWOL products to accelerate brand recognition and increasing our marketing presence.

●	Opportunistic Acquisitions. We intend to pursue opportunistic acquisitions with existing alcohol brands and companies that have distribution licenses and physical storage locations and acquire technology that complements our business.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Our Corporate History and Structure

Our company was incorporated in the State of Delaware on January 11, 2021, under the name LQR House Inc. On February 3, 2023, we changed our state of incorporation to the State of Nevada. On February 3, 2023, in accordance with our reincorporation to Nevada, our authorized capital stock changed from 100,000,000 shares of Common Stock, $0.001 par value, to 350,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. At the same time, we also completed a 1-for-6 reverse stock split of our outstanding Common Stock through the merger by issuing one (1) share of our Common Stock for every six (6) previously outstanding shares of Common Stock of our predecessor Delaware company. As a result, our issued and outstanding Common Stock decreased from 55,252,424 shares to 9,200,434 shares.

On March 29, 2023, the Company amended its articles of incorporation to institute a dual class share structure consisting of Class A Common Stock, and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock was entitled to twenty (20) votes per share on proposals requiring or requesting stockholder approval, and Class B Common Stock was entitled to one (1) vote on any such matter. A share of Class A Common Stock could have been voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock would have resulted in its automatic conversion into Common Stock upon such transfer, subject to certain exceptions, including that the transfer of shares of Class A Common Stock to another holder of Class A Common Stock would not have resulted in such automatic conversion. Class B Common Stock was not convertible. Other than as to voting and conversion rights, Class A Common Stock and Class B Common Stock had the same rights and preferences and ranked equally, shared ratably and were identical in all respects as to all matters.

Due to this amendment, the Company’s authorized capital stock became 350,000,000 shares, consisting of: (i) 300,000,000 shares of Common Stock, par value $0.0001 per share, of which 20,000,000 shares were designated Class A Common Stock, $0.0001 par value per share, and 280,000,000 shares were designated as Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share. All 9,200,434 shares of Common Stock issued and outstanding at the time of the amendment became shares of Class B Common Stock.

On June 1, 2023, we conducted a private placement of our Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 955,000 shares of Common Stock at $1.00 per share for a total of $955,000.

On June 1, 2023, we entered into advisor agreements with certain advisors, pursuant to which the advisors will provide business and corporate advice in connection with the Offering to the Company. In consideration for the advisor’s services, the Company issued 500,000 shares of Common Stock to six individuals and entities, for an aggregate of 3,000,000 shares of Common Stock.

On June 5, 2023, the Company further amended its articles of incorporation to amend the share structure by (i) eliminating a dual class share structure consisting of the Class A Common Stock and Class B Common Stock and establishing a single Common Stock structure consisting of shares of Common Stock only, with 350,000,000 authorized shares being all designated as common stock with a par value of $0.0001 per share (the “Single Common Stock Structure”), entitled to one (1) vote per share; and by (ii) eliminating all authorized shares of preferred stock. All 13,155,434 shares of Class B Common Stock issued and outstanding at the time of the amendment became shares of Common Stock. Subsequent to the amendment of the articles of incorporation, the Company cancelled 3,000,000 shares of Common Stock pursuant to a Cancellation Agreement dated May 23, 2023 between the Company and four stockholders, resulting in 10,155,434 shares of Common Stock issued and outstanding. In connection with (i) the termination of Boustead Securities, LLC, acting as financial advisor, exclusive placement agent, and underwriter in connection with the Company’s IPO, and (ii) the elimination of the dual class share structure and cancellation of all outstanding shares of Class A Common Stock, we agreed to pay Boustead Securities, LLC, $259,291.63 for out-of-pocket expenses. As of the date of this prospectus, this amount remains outstanding.

Prior to the commencement of this offering, there will be 10,155,434 shares of Common Stock outstanding representing voting power of 10,155,434 votes. Following this offering, there will be 11,155,434 shares of Common Stock outstanding representing voting power of 11,155,434 votes.

Our principal executive offices are located at 6800 Indian Creek Dr. Suite 1E, Miami Beach, FL 33141, and our telephone number is (786) 389-9771. We maintain a website at https://www.lqrhouse.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares being offered:	1,000,000 shares of Common Stock (or 1,150,000 shares if the underwriters exercise the over-allotment option in full).

Offering price:	We currently estimate that the initial public offering price will be $5 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus).

Shares outstanding as of the date of this prospectus:	10,155,434 shares of Common Stock.

Shares outstanding after the offering: (1)	11,155,434 shares of Common Stock (or 11,305,434 shares if the underwriters exercise the over-allotment option in full).

Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering (150,000 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s warrant:	We have agreed to issue to the representative a warrant to purchase a number of shares of Common Stock equal in the aggregate to 5% of the total number of shares issued in this offering. The representative’s warrant will be exercisable at a per share exercise price equal to the public offering price per share of Common Stock sold in this offering. The representative’s warrant will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the effective date of this offering. The registration statement of which this prospectus forms a part also registers the shares of Common Stock issuable upon exercise of the representative’s warrant. See “Underwriting” for more information.

Use of proceeds:	We expect to receive net proceeds of approximately $3,945,990 from this offering (or approximately $4,628,490 if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $5 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering for acquisitions, marketing, working capital, and as compensation for certain executive officers. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our Common Stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11 before deciding to invest in our Common Stock.

Lock-up Agreements

We, all of our directors and officers and all of our stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Common Stock or securities convertible into or exercisable or exchangeable for our Common Stock for six (6) months after the close of the IPO (the “Lock-Up Period”). See “Underwriting—Lock-Up Agreements”.

Notwithstanding the above, we and the underwriters have agreed to waive the lock-up requirement for shares of Common Stock being offered for sale by the selling stockholders named in the Resale Prospectus. See “Shares Eligible For Future Sale—Lock-Up Agreements”.

Proposed trading market and symbol	We have applied to list our Common Stock on Nasdaq under the symbol “LQR”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq. The closing of this offering is contingent upon such listing.

(1)	The number of shares of Common Stock outstanding immediately following this offering is based on 10,155,434 shares of Common Stock outstanding as of the date of this prospectus, and excludes:

●	1,250,000 shares of Common Stock that are reserved for issuance to our directors, director nominees, and officers under the LQR House Inc. 2021 Stock Option and Incentive Plan, or the 2021 Plan;

●	50,000 shares of Common Stock (57,500 shares of Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of a warrant to be issued to the underwriters in connection with this offering; and

●	150,000 shares of Common Stock issuable upon the underwriters’ exercise of the over-allotment option in full.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriters of their over-allotment option.

Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the three months ended March 31, 2023 and 2022 are derived from our interim financial statements included elsewhere in this prospectus. Our summary financial data as of and for the fiscal years ended December 31, 2022, and period from inception (January 11, 2021) to December 31, 2021, are derived from our audited financial statements included elsewhere in this prospectus. All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Three Months Ended March 31,		Year ended December 31,	Inception (January 11, 2021) to December 31,
	2023	2022	2022	2021
Statements of Operations Data	(Unaudited)	(Unaudited)
Revenue	$150,563	$28,250	$601,131	$315,292
Cost of revenue	102,997	312,955	803,144	677,447
Gross profit (loss)	47,566	(284,705)	(202,013)	(362,155)

Operating expenses:
Sales and marketing	48,323	162,886	655,151	464,011
General and administrative	321,317	253,537	985,011	1,136,560
Total operating expenses	$369,640	$416,423	$1,640,162	$1,600,571

Loss from operations	(322,074)	(701,128)	(1,842,175)	(1,962,726)
Provision for income taxes	-	-	-	-
Net loss	$(322,074)	$(701,128)	$(1,842,175)	$(1,962,726)
Weighted average common shares outstanding basic and diluted	9,200,406	8,950,544	9,015,023	7,443,489
Net loss per common share – basic and diluted	$(0.04)	$(0.08)	$(0.20)	$(0.26)

	March 31,	March 31,	December 31,
	2023	2023	2022	2021
Balance Sheet Data	Actual (unaudited)	Pro Forma As Adjusted
Cash and cash equivalents	23,581	4,924,572	7,565	1,116,101
Total current assets	70,012	4,971,003	547,022	1,334,448
Intangible assets	2,020,833	2,020,833	2,083,333	2,333,333
Total assets	2,150,104	6,991,836	2,630,356	3,667,781
Total liabilities	432,537	432,537	590,715	103,841
Total stockholders’ equity	1,717,567	6,559,299	2,039,641	3,563,941
Total liabilities and stockholders’ equity	$2,150,104	$6,991,836	$2,630,356	$3,667,781

Summary of Risk Factors

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	Our Chief Executive Officer, Sean Dollinger, has been the subject of a compliance review that was initiated by the British Columbia Securities Commission, and has not formally been concluded, in connection with the sale of a subsidiary by Namaste Technologies Inc. when Mr. Dollinger was the Chief Executive Officer there, and if the British Columbia Securities Commission or any other regulatory agency takes additional action against Mr. Dollinger, our business could be materially adversely affected.

●	Our business, revenue, and operations depend on our continuing relationship with Country Wine & Spirits Inc. and Ssquared Spirits LLC.

●	We have a limited operating history, which may make it difficult to evaluate our business and prospects.

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	The Company may need to raise additional capital to support its operations.

●	The Company may incur significant losses, and there can be no assurance that the Company will ever become a profitable business.

●	We rely on a limited number of suppliers, or, in some cases, a sole supplier, and may not be able to find replacements or immediately transition to alternative suppliers.

●	The Company’s ability to import SWOL Tequila may be suspended at any time by the Mexican authorities.

●	We rely on other third parties to provide services essential to the success of our business.

●	Increased regulatory costs or taxes would harm our financial performance.

●	Changes in the prices of supplies and raw materials could have a materially adverse effect on our business.

●	We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

●	If the Company fails to develop or protect its intellectual property adequately, the Company’s business could suffer.

●	The Company’s products, services or processes could be subject to claims of infringement of the intellectual property of others.

●	We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Risks Related to Government Regulation and Being a Public Company

●	We will face growing regulatory and compliance requirements which can be costly and time consuming.

●	Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

●	Changes in laws and government regulations to which we are currently subject, including changes to the method or approach of enforcement, may increase our costs or limit our ability to market our alcohol brands and the brands of our clients, which could adversely affect our operating results and business.

●	If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●	Our management team has limited experience managing a public company.

●	Industry and other market data used in this prospectus or in periodic reports that we may in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

●	Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

●	An active trading market for our Common Stock may not develop.

●	The market price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Common Stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Common Stock.

●	We may not be able to maintain a listing of our Common Stock on Nasdaq.

●	As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

●	We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

●	Raising additional capital may cause dilution to our stockholders, including purchasers of Common Stock in this offering or restrict our operations.

●	Enforcing legal liability against our directors and senior management might be difficult.

●	The offering price of the primary offering and resale offering could differ.

●	The resale by the selling stockholders may cause the market price of our Common Stock to decline.

●	We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our Common Stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business and Industry

Our Chief Executive Officer, Sean Dollinger, has been the subject of a compliance review that was initiated by the British Columbia Securities Commission, and has not formally been concluded, in connection with the sale of a subsidiary by Namaste Technologies Inc. when Mr. Dollinger was the Chief Executive Officer there, and if the British Columbia Securities Commission or any other regulatory agency takes additional action against Mr. Dollinger, our business could be materially adversely affected.

Sean Dollinger, our Chief Executive Officer, was the Chief Executive Officer of Namaste Technologies Inc., or Namaste, a Canadian public company, from June 2015 to February 2019. In October 2017, Namaste sought to list its securities on the TSX Venture Exchange, or TSXV. During that time, the TSXV and the Toronto Stock Exchange, or TXV, advised their listed issuers that they could not hold interests in any entities engaging in activities related to cannabis in the United States. After receiving the TSXV Notice, Namaste sought to divest one of its subsidiaries who would be the subject of the TSXV’s notice, Dollinger Enterprises US Inc., or Dollinger US. On November 28, 2017, in a transaction approved by the Namaste board of directors, Namaste sold Dollinger US to ESC Hughes Holdings Ltd, or ESC Hughes, a company owned by David Hughes, who was acting as Chief Marketing Officer of Namaste through his wholly owned consulting firm, ORH Marketing Ltd. In an Investor call on November 29, 2017, Mr. Dollinger affirmed that the $400,000.00 purchase price for Dollinger US was fair market value and that the deal was conducted at arm’s length.

On September 13, 2018, and October 4, 2018, Citron Research, a company controlled by US-based short-seller Andrew Left, released two reports on Namaste. In those reports, Citron Research made allegations of securities fraud relating to the sale of Dollinger US. On October 9, 2018, and October 10, 2018, the British Columbia Securities Commission’s (“BCSC”) compliance department, which is a separate and distinct group from the BCSC’s enforcement department, issued comment letters to Namaste containing requests for information regarding the allegations in Citron Research’s report. Namaste responded to the letter and stated that neither ESC Hughes nor David Hughes was then, or is now, a “related party” to the Company (as defined in Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions) as neither ESC Hughes nor David Hughes individually, or in aggregate, held then, or hold now, greater than 10% of the outstanding securities of Namaste. Mr. Dollinger departed from Namaste in February 2019 but has offered his full cooperation to the BCSC in all requests. The BCSC has not filed an action against Mr. Dollinger, or Namaste, because of the Dollinger US transaction.

In connection with the sale of Dollinger US, on October 19, 2018, a class action complaint was filed in the Ontario Superior Court of Justice against Namaste and its former CEO, Sean Dollinger, and COO, Philip Van Den Berg on behalf of those who acquired securities of Namaste during certain time periods, alleging that the Defendants made misrepresentations of material facts relating to Namaste’s business, operations, and finances by omitting from core documents, non-core documents and statements, material facts about the sale of Dollinger US. The complaint asserted causes of action for misrepresentations with respect to securities under Section 138.3 of Ontario Securities Act (imposing liability “Where a responsible issuer or a person or company with actual, implied or apparent authority to act on behalf of a responsible issuer releases a document that contains a misrepresentation …”) and common law claims for secondary market negligent and fraudulent misrepresentations. The Ontario Court approved a settlement agreement on July 22, 2019, in which the plaintiffs received $2,150,000.00, paid out by Namaste’s insurance policy, and the defendants, including Mr. Dollinger, did not make any admissions of guilt, liability, or wrongdoing. We do not believe that Mr. Dollinger’s involvement in this class action, which was settled without any admissions of guilt or wrongdoing or liability, will have any effect on our ability to operate our business, the price of our stock, or the results of our operations.

Additionally, on November 19, 2018, a class action complaint was filed in the United States District Court for the Southern District of New York against Namaste, Sean Dollinger, Philip Van Den Berg, and former CFO, Kenneth Ngo, on behalf of persons and entities who or which purchased or otherwise acquired shares of Namaste common stock traded on the over-the-counter market between November 29, 2017, and March 6, 2019. In that claim, plaintiffs alleged violations of Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 based on allegations that the defendants made false or misleading statements or failed to disclose that Namaste did not disclose that it had sold Dollinger US to Namaste executives and, consequently, Namaste did not sell Dollinger US in an arm’s length transaction, and as a result, Namaste’s public statements were materially false and misleading at all relevant times relating to the sale of Dollinger US. The District Court in this case approved a settlement agreement on March 11, 2020, in which the plaintiffs were awarded $2,750,000.00, paid out by Namaste’s insurance policy, and the defendants, including Mr. Dollinger, did not make any admissions of guilt, liability, or wrongdoing. We do not believe that Mr. Dollinger’s involvement in this class action, which was settled without any admissions of guilt or wrongdoing or liability, will have any effect on our ability to operate our business, the price of our stock, or the results of our operations.

Regarding the BCSC compliance review and correspondence with Mr. Dollinger, we believe that it is reasonable to infer from the length of time that has passed since the last contact from the BCSC, though not a certainty, that the BCSC compliance department has concluded its review into Mr. Dollinger. Additionally, we believe it is reasonable to infer that, had the BCSC enforcement department, which has a six-year statute of limitations as to actionable securities fraud, found wrongdoing involving the matter described above, the BCSC enforcement department likely would have contacted Mr. Dollinger or his lawyer by now, though, again, that inference is by no means a certainty. We do not believe that there is an ongoing BCSC investigation or review in which Mr. Dollinger is a subject, however, we have not received formal confirmation to that effect, and we will likely never receive formal confirmation of that fact since the BCSC does not make public their confidential investigations. If there is an active investigation or review of Mr. Dollinger by the BCSC or any other enforcement division of a regulatory agency, and that review results in an enforcement action against him by the BCSC or any other regulatory agency, then the filing of that action or the result thereof could cause a diversion of the time that Mr. Dollinger has to spend on our business and otherwise may have a have a material adverse impact on the price of our securities and the results of our operations.

Our business, revenue, and operations depend on our continuing relationship with Country Wine & Spirits Inc. and Ssquared Spirits LLC.

In the three months ended March 31, 2023 and years ended December 31, 2022 and 2021, all revenue was derived from or directly related to contractual relationship with Country Wine & Spirits Inc. and Ssquared Spirits LLC. We have an exclusive marketing agreement with Country Wine & Spirits Inc. and Ssquared and our relationship with them is the cornerstone of our business. While our relationship with those two entities is ongoing and is expected to continue, we cannot be certain that Country Wine & Spirits Inc. and Ssquared Spirits LLC will maintain their relationship with us at the expiry of our exclusive marketing agreement, dated April 1, 2021, with them on April 1, 2031. That being said, this marketing approach is adaptable to other alcohol e-commerce platforms and the Company will pursue such relationships though it cannot guarantee a successful outcome will result from pursuing such relationships. As much as LQR House Inc. is dependent upon its symbiotic relationship with Country Wine & Spirits Inc., Country Wine & Spirits Inc. is equally dependent on LQR House Inc. LQR House Inc. is responsible for managing the marketing aspects of CWS, which includes providing substantial support for emerging brands. Through its influencer network, LQR House Inc. serves as an affiliate for CWS, directing traffic to the www.cwspirits.com website. As a result, CWS relies on LQR House Inc. to attract customers who have a strong intention to purchase alcohol online. As an example, one of the products sold on www.cwspirits.com is Tequila with the trademark “SWOL,” a trademark owned by LQR House Inc. This Tequila has gained viral popularity because of the marketing efforts of LQR House Inc. The success of the Tequila translates into benefits for CWS, as CWS leverages LQR House Inc.’s marketing initiatives to effectively sell this specific Tequila product. That being said, if anything were to happen to Country Wine & Spirits Inc. or Ssquared Spirits LLC, such as a bankruptcy or acquisition in which our agreement and partnership is not respected, then such occurrence would have a material adverse effect on our business, revenue generating abilities, and results of operations. Likewise, if any of our agreements with Country Wine & Spirits Inc. and Ssquared Spirits LLC end and our services are not engaged in a new agreement, then we will lose our only source of revenue. Such an occurrence would have a material adverse effect on our business, revenue generating abilities, and results of operations and would make it unlikely that we could continue to operate as a going concern. Nonetheless, in such an event the Company will pursue other relationships though it cannot guarantee a successful outcome will result from pursuing such relationships.

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

The Company is an early, startup stage entity with little operating history. The Company only has nominal cash as of the date of commencement of this offering. The revenue and income potential of the Company’s business and market are unproven. The Company’s limited operating history makes an evaluation of the Company and its prospects difficult and highly speculative. There can be no assurances that: (a) the Company will be able to develop products or services on a timely and cost effective basis; (b) the Company will be able to generate any increase in revenues; (c) the Company will have adequate financing or resources to continue operating its business and to provide products and services to customers; (d) the Company will earn a profit; (e) the Company can raise sufficient capital to support operations by attaining profitability; or (f) the Company can satisfy future liabilities.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

The Company’s financial statements were prepared on a “going concern” basis. Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the Company’s ability to continue as a going concern. We had minimal cash as of March 31, 2023 and December 31, 2022 of $23,581 and $7,565, respectively. During the three months ended March 31, 2023 and 2022, we had net losses of $322,074 and $701,128, respectively. We will seek to fund our operations through sales of our products, services, and equity financing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. Management’s plans to address this need for capital through this offering and through private placement offerings are discussed elsewhere in this prospectus. We cannot assure you that our plans to raise sufficient capital will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

The Company may need to raise additional capital to support its operations.

The Company may need to procure additional financing over time, the amount and timing of which will depend on a number of factors, including the pace of expansion of the Company’s opportunities and customer base, the scope of product development to be undertaken by the Company, the need to respond to customer needs for improvement of product offerings, the services offered and development efforts, the cash flow generated by its operations, the extent of losses, if any with respect to matters identified as risk factors herein and the extent of other unanticipated areas or amounts of expenditure. The Company cannot fully predict the extent to which it will require additional financing. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. Any new investor may require that any future debt financing or issuance of preferred equity by the Company could be senior to the rights of stockholders, and any future issuance of equity could result in the dilution of the value of our shares.

The Company may incur significant losses, and there can be no assurance that the Company will ever become a profitable business.

During the three months ended March 31, 2023 and 2022, we had net losses of $322,074 and $701,128, respectively. It is anticipated that the Company may continue to sustain operating losses. Its ability to become and/or remain profitable depends in material part on success in growing and expanding the Company’s products and services. There can be no assurance that this will occur. Unanticipated problems and expenses often encountered in offering new and unique products or services may impact whether the Company is successful. Furthermore, the Company may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, insurance, legal or regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that the Company will remain profitable. If the Company sustains losses over a period of time, it may be unable to continue in business.

The Company’s future revenue and operating results are unpredictable and may fluctuate significantly.

It is difficult to accurately forecast the Company’s revenues and operating results, and they could fluctuate in the future due to several factors. These factors may include acceptance of the Company’s products and services; the amount and timing of operating costs and capital expenditures; competition from other market venues or services that may reduce market share and create pricing pressure; and adverse changes in general economic, industry and regulatory conditions and requirements. The Company’s operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant.

We rely on a limited number of suppliers, or, in some cases, a sole supplier, and may not be able to find replacements or immediately transition to alternative suppliers.

Our SWOL Tequila is produced by the sole supplier, an individual based in Guadalajara, Mexico. This supplier is solely responsible for the production, bottling, labeling, capping, and packaging of our finished tequila product. If our contracts with this supplier are terminated for any reason (including, natural death of our supplier), we may not have alternative sources of supply at comparable prices and may not be able to complete orders for SWOL Tequila in time or at all. If we find a replacement, we also may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our supplier fails to perform satisfactorily, fails to handle increased orders, it could cause us to fail to meet orders, lose sales, incur additional costs and/or expose us to product quality issues. This could cause us to lose credibility in the marketplace and damage our relationships with our customers and partners, ultimately leading to a decline in our business and results of operations. We may not be able to obtain an acceptable substitute for production, bottling, labeling, capping, and packaging from another supplier on the same basis or at all. Even if we are able to obtain acceptable substitutes from replacement suppliers, their use could require us to significantly alter our business operations. An interruption in our business operations could occur if we encounter delays or difficulties in securing or maintaining the production of SWOL Tequila. Any such interruption could negatively impact our business development, launches of new products, and significantly affect our business, financial condition, results of operations, and reputation.

The Company’s ability to import SWOL Tequila may be suspended at any time by the Mexican authorities.

On March 19, 2021, the Company entered into an asset purchase agreement with Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger pursuant to which we acquired the assets related to the online or in-person sale of original SWOL tequila and other SWOL branded products. The transaction included the assignment of the Shared Responsibility and Bonding Agreement by and between Dollinger Innovations and Leticia Hermosillo Raverero (“Producer”) relating to the production of original SWOL tequila for exclusive importation into the United States by Dollinger Innovations or its assigns. In connection with this assignment, on July 7, 2023, the Company, Dollinger Innovations Inc. and the Producer signed a ratification of the agreement of assignment of rights of the Shared Responsibility and Bonding Agreement, which requires registration with the Mexican Institute of Industrial Property. The Company submitted documents to the Mexican Institute of Industrial Property to obtain such registration on July 12, 2023.

On June 30, 2023, pursuant to an assignment agreement, Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger assigned their rights as distributor under the Packaging of Origin Co-Responsibility Agreement with the Producer dated July 6, 2020 to the Company. Subsequent to that, on July 11, 2023, the Producer and LQR House Inc. signed a Bottled at Origin Joint Responsibility Agreement, which requires registration with the Mexican institute of Industrial Property, which was requested by the Company on July 13, 2023.

The Company does not know when it will receive the completed registrations described above, and the Mexican authorities could suspend importation into the United States of SWOL branded products at any time. After we obtain such registrations, the Mexican authorities could suspend such importation of SWOL branded products only in case of cancellation of the registration, which would only happen in the following scenarios: i) if the parties fail to comply with the “Official Tequila Standard” as that will result in the suspension or cancellation of the export certificates issued by the regulatory Council of Tequila, A.C. (“RCT”); ii) if LQR House fails to include the phrases: “Protected Designation of Origin” in their products in the terms provided in article 302 of Mexico Federal Law for the Protection of Industrial Property; and iii) by termination of the validity of the authorization provided by the Producer. In the event importation of SWOL products is suspended it would have a material adverse effect on the Company’s financial results and reputation.

If demand for our products and services does not develop as expected our projected revenues and profits will be affected.

Our future profits are influenced by many factors, including economics, world events and changing customer preferences. We believe that the markets in our product segment will continue to grow, that we will be successful in marketing our products and services in these markets. If our expectations as to the size of these markets and our ability to sell our products and services in this market are not correct, our revenue may not materialize, and our business will be adversely affected.

If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, we may be unable to increase net revenues, improve margins and achieve profitability.

Our success depends on our ability to acquire and retain new customers and to do so in a cost-effective manner. We must continue to acquire customers in order to increase net revenues, improve margins, and achieve profitability. We intend to make significant investments related to customer acquisition and expect to continue to spend significant amounts to acquire additional customers. We cannot assure you that the net revenues from the new customers we acquire will ultimately exceed the cost of acquiring those customers. If we fail to deliver a quality shopping experience, or if consumers do not perceive the products we offer to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers who purchase products in volumes sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customer interest, our net revenues may decrease, and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

We believe that many of our new customers will originate from word-of-mouth and other non-paid referrals from our customers. Therefore, we must ensure that our customers remain loyal to us to continue receiving those referrals. If our efforts to satisfy our customers are not successful, we may be unable to acquire new customers in sufficient numbers to continue to grow our business, and we may be required to incur significantly higher marketing expenses to acquire new customers.

We rely on other third parties to provide services essential to the success of our business.

Third parties provide a variety of essential business functions for us, including customer service, legal and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, errors, or other problems with their work that will materially impact our operations.

In particular, we rely on CWS for the distribution of products sold by our marketing clientele. In the event CWS were to lose their distribution license, for any reason, including but not limited to, changes in state and federal regulations, we would have to seek alternative distribution options immediately. The services we sell to our clients could be interrupted by the change in distribution provider and our business and reputation could suffer. If our efforts to contract with another distributor are unsuccessful, the Company may be unable to achieve or maintain profitability and may incur significant losses in the future. As a result, our business, financial condition, and results of operations may be materially and adversely affected.

The value of our brand also depends on effective customer support to provide a high-quality customer experience, which requires significant personnel expenses. If not managed properly, this expense could impact our profitability. Failure to manage or train our outsourced customer support representatives properly could compromise our ability to handle customer complaints effectively.

Reduced consumer demand for alcoholic beverages could harm our business.

There have been periods in the past in which overall per capita consumption of alcoholic beverages in the United States and other markets in which we participate has declined substantially. A limited or general decline in consumption in one or more of our product categories could occur in the future due to a variety of factors, including a general decline in economic conditions, increased concern about the health consequences of consuming alcoholic beverage products and about drinking and driving, a trend toward a healthier diet including lighter, lower-calorie beverages such as diet soft drinks, juices and water products, the increased activity of anti-alcohol groups and increased federal, state or foreign excise and other taxes on alcoholic beverage products. The competitive position of the Company’s products could also be affected adversely by any failure to achieve consistent, reliable quality in the product or service levels to customers.

The success of our business relies heavily on brand image, reputation, and product quality.

It is important that we maintain and increase the image and reputation of our existing brands and products. Concerns about product quality, even when unsubstantiated, could be harmful to our image and reputation of our brands and products. While we have quality control programs in place, in the event we experienced an issue with product quality, we may experience recalls or liability in addition to business disruption which could further negatively impact brand image and reputation and negatively affect our sales. Our brand image and reputation may also be more difficult to protect due to less oversight and control because of the outsourcing of some of our operations. We also could be exposed to lawsuits relating to product liability or marketing or sales practices. Deterioration to our brand equity may be difficult to combat or reverse and could have a material effect on our business and financial results.

In addition, in recent years, there has been a marked increase in the use of social media platforms and other forms of Internet-based communications that provide individuals with access to broad audiences, and the availability of information on social media platforms is virtually immediate, as can be its impact. Many social media platforms immediately publish the content their participants post, often without filters or checks on accuracy of the content posted. Furthermore, other Internet-based or traditional media outlets may in turn reference or republish such social media content to an even broader audience. Information concerning us, regardless of its accuracy, may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may materially harm our brand, reputation, performance, prospects and business, and such harm may be immediate and we may have little or no opportunity to respond or to seek redress or a correction.

Changes in consumer spending could have a negative impact on our financial condition and business results.

Alcohol sales depend upon a number of factors related to the level of consumer spending, including the general state of the economy, federal and state income tax rates, deductibility of business entertainment expenses under federal and state tax laws, and consumer confidence in future economic conditions. Changes in consumer spending in these and other areas can affect both the quantity and the price of wines that customers are willing to purchase online, at restaurants or through retail outlets. Reduced consumer confidence and spending may result in reduced demand for our products, limitations on our ability to increase prices and increased levels of selling and promotional expenses. This, in turn, may have a considerable negative impact upon sales and gross margins.

We are subject to, or voluntarily comply with, a number of other laws and regulations relating to the payments we accept from our customers and third parties, including with respect to money laundering, money transfers, privacy, and information security, and electronic fund transfers. These laws and regulations could change or be reinterpreted to make it difficult or impossible for us to comply. If we were found to be in violation of any of these applicable laws or regulations, we could be subject to civil or criminal penalties and higher transaction fees or lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, which may make our services less convenient and less attractive to our customers and diminish the customer experience.

Adverse public opinion about alcohol may harm our business.

While a number of research studies suggest that moderate alcohol consumption may provide various health benefits, other studies conclude or suggest that alcohol consumption has no health benefits and may increase the risk of stroke, cancer and other illnesses. An unfavorable report on the health effects of alcohol consumption could significantly reduce the demand for wine, which could harm our business by reducing sales and increasing expenses.

In recent years, activist groups have used advertising and other methods to inform the public about the societal harms associated with the consumption of alcoholic beverages. These groups have also sought, and continue to seek, legislation to reduce the availability of alcoholic beverages, to increase the penalties associated with the misuse of alcoholic beverages, or to increase the costs associated with the production of alcoholic beverages. Over time, these efforts could cause a reduction in the consumption of alcoholic beverages generally, which could harm our business by reducing sales and increasing expenses.

Increased regulatory costs or taxes would harm our financial performance.

The Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury, or the TTB, imposes excise taxes, and/or other taxes on beverage alcohol products, and/or on certain raw materials used to produce our beverage alcohol products, in varying amounts. TTB or other governmental bodies may propose changes to international trade agreements, tariffs, taxes and other government rules and regulations. Significant increases in taxes on, or that impact, beverage alcohol products could have a material adverse effect on our business, liquidity, financial condition and/or results of operations.

Changes in the prices of supplies and raw materials could have a materially adverse effect on our business.

There have been changes in the cost of raw materials used in tequila production and especially raw spirits in recent years. The increases in prices may also take place in the future and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are subject to, or voluntarily comply with, a number of other laws and regulations relating to the payments we accept from our customers and third parties, including with respect to money laundering, money transfers, privacy, and information security, and electronic fund transfers. These laws and regulations could change or be reinterpreted to make it difficult or impossible for us to comply. If we were found to be in violation of any of these applicable laws or regulations, we could be subject to civil or criminal penalties and higher transaction fees or lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, which may make our services less convenient and less attractive to our customers and diminish the customer experience.

We are subject to risks associated with payments to us from our customers and other third parties, including risks associated with fraud.

Nearly all of our customers’ payments, for marketing services, are made by credit card or debit card. We currently rely exclusively on one third party vendor to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if this vendor becomes unwilling or unable to provide these services to us and we are unable to find a suitable replacement on a timely basis. We are also subject to payment brand operating rules, payment card industry data security standards and certification requirements, which could change or be reinterpreted to make it more difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from customers, which would make our services less convenient and attractive to our customers and likely result in a substantial reduction in revenue. We may also incur losses as a result of claims that the customer did not authorize given purchases, fraud, erroneous transmissions and customers who have closed bank accounts or have insufficient funds in their accounts to satisfy payments owed to us.

We are subject to, or voluntarily comply with, a number of other laws and regulations relating to the payments we accept from our customers and third parties, including with respect to money laundering, money transfers, privacy, and information security, and electronic fund transfers. These laws and regulations could change or be reinterpreted to make it difficult or impossible for us to comply. If we were found to be in violation of any of these applicable laws or regulations, we could be subject to civil or criminal penalties and higher transaction fees or lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers or facilitate other types of online payments, which may make our services less convenient and less attractive to our customers and diminish the customer experience.

We may not be able to fully exploit newly acquired brands.

If we raise the maximum offering amount, we intend to use a portion of the net proceeds to acquire third-party brands. See “Use of Proceeds.” In our experience, not every brand deployment is successful. We may incur significant costs acquiring and promoting new brands only to have limited market acceptance and limited resulting sales. If this occurs, our financial results may be negatively impacted, and we may determine it is in the best interest of the Company to no longer support that brand.

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverage distribution industry in the United States is intensely competitive and highly fragmented. The principal competitive factors in that industry include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product. With respect to individual customers, we face significant competition from various regional distributors and brick and mortar stores, who compete principally on price. The effect of this competition could adversely affect our results of operations.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management and other key employees, including Sean Dollinger, our founder, and Chief Executive Officer, and Darren Collins, our Chief Financial Officer and Jaclyn Hoffman, our Chief Marketing Officer. Without these key executives and employees, we may not have the ability to execute on our business plans and to identify and pursue new opportunities and product innovations. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. The loss of the services of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results. We do not presently maintain any key man life insurance policies.

We may not be able to manage future growth effectively.

If our business plans are successful, we may experience significant growth in a short period of time and potential scaling issues. Should we grow rapidly, our financial, management and operating resources may not expand sufficiently to adequately manage our growth. If we are unable to manage our growth, our costs may increase disproportionately, our future revenues may stop growing or decline and we may face dissatisfied customers. Our failure to manage our growth may adversely impact our business and the value of your investment.

If the Company fails to develop or protect its intellectual property adequately, the Company’s business could suffer.

The Company has attempted, and may attempt, to develop certain intellectual property of its own, but cannot assure that it will be able to obtain exclusive rights in trade secrets, patents, trademark registrations and copyright registrations. At this time, the Company is unsure of what types of intellectual property might be developed. The cost of developing, applying for and obtaining such enforceable rights is expensive. Even after such enforceable rights are obtained, there are significant costs for maintaining and enforcing them. The Company may lack the resources to put in place exclusive protection and enforcement efforts. Also, certain of the Company’s product or service offerings initially draws from publicly available technology in the marketplace. The Company’s failure to obtain or maintain adequate protection of its intellectual property rights for any reason could have a material adverse effect on its business, financial condition and results of operations.

If the Company were to develop intellectual property, the Company may seek to enforce its intellectual property rights on others through litigation. The Company’s claims, even if meritorious, may be found invalid or inapplicable to a party the Company believes infringes or has misappropriated its intellectual property rights. In addition, litigation can:

●	be expensive and time consuming to prosecute or defend;

●	result in a finding that the Company does not have certain intellectual property rights or that such rights lack sufficient scope or strength;

●	divert management’s attention and resources; or

●	require the Company to license its intellectual property.

We do not have any trademarks that are registered in the United States. Our SWOL trademark is registered in Mexico only. As a result, a third party may be able to successfully challenge our enforcement of the SWOL trademark in the United States. If a successful challenge to our enforcement of our trademarks rights with respect to SWOL were to occur we could lose the ability to market SWOL in the United States and such an occurrence could have a material adverse effect on our financial condition.

The Company relies or may rely in the future on trademarks or service marks to establish a market identity for its products or services. To maintain the value of the Company’s trademarks or service marks, the Company might have to file lawsuits against third parties to prevent them from using marks confusingly similar to or dilutive of the Company’s registered or unregistered trademarks or service marks. The Company also might not obtain registrations for its pending or future trademark or service marks applications and might have to defend its registered trademark or service marks and pending applications from challenge by third parties. Enforcing or defending the Company’s registered and unregistered trademarks or service marks might result in significant litigation costs and damages, including the inability to continue using certain marks.

The laws of foreign countries in which the Company may contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in a judicial or administrative proceeding could prevent the Company from offering or providing its products or services or prevent the Company from stopping others from offering or providing competing services, and thereby have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company’s products, services or processes could be subject to claims of infringement of the intellectual property of others.

Claims that the Company’s products, services, business methods, or processes infringe upon the proprietary rights of others often are not asserted until after commencement of commercial sales of a product. Significant litigation regarding intellectual property rights exists in the Company’s industry. Third parties may make claims of infringement against the Company in connection with the use of its technology. Any claims, even those without merit, could:

●	be expensive and time consuming to defend;

●	cause the Company to cease making, licensing, or using services that incorporate the challenged intellectual property; or

●	divert management’s attention and resources.

The Company cannot be certain of the outcome of any litigation. Any royalty or licensing agreement, if required, may not be available to the Company on acceptable terms or at all. The Company’s failure to obtain the necessary licenses or other rights could prevent the development, or distribution of the Company’s marketing technology and, therefore, could have a material adverse effect on the Company’s business.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows.

Our supplier is located in Mexico. Because of this we face exposure to adverse movements in foreign currency exchange rates. Our primary exposures are expected to be related to pesos denominated operating expenses in Mexico. These exposures may change over time as business practices evolve, and they could have a material adverse impact on our financial results and cash flows.

A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

Information security risks for technology companies, such as the Company, have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. These threats may derive from fraud or malice on the part of our employees or third parties or may result from human error or accidental technological failure. These threats include cyberattacks, such as computer viruses, malicious code, phishing attacks or information security breaches.

Our operations will, in part, rely on the secure processing, transmission and storage of confidential proprietary and other information in our computer systems and networks. Our customers will rely on digital technologies, computer, email and messaging systems, software and networks to conduct their operations or to utilize our products or services. In addition, to access our products and services, our customers will use personal smartphones, tablet computers and other mobile devices that may be beyond our control.

If a cyberattack or other information security breach occurs, it could lead to security breaches of the networks, systems or devices that our customers use to access our products and services which could result in the unauthorized disclosure, release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information (including account data information) or data security compromises. Such events could also cause service interruptions, malfunctions or other failures in the physical infrastructure or operations systems that will support our businesses and customers, as well as the operations of our customers or other third parties. Any actual attacks could lead to damage to our reputation with our customers and other parties and the market, additional costs to the Company (such as repairing systems, adding new personnel or protection technologies or compliance costs), regulatory penalties, financial losses to both us and our customers and partners and the loss of customers and business opportunities. If such attacks are not detected immediately, their effect could be compounded.

Although we will attempt to mitigate these risks, there can be no assurance that we will be immune to these risks and not suffer losses in the future.

Current market conditions and recessionary pressures in one or more of the Company’s markets could impact the Company’s ability to grow its business.

The U.S. economy faces continued concerns about the systemic impacts of adverse economic conditions such as the U.S. deficit, historically high inflation, volatile energy costs, geopolitical issues, the continued availability and cost of credit in the face of expected interest rate increases by the U.S. Federal Reserve, ongoing supply chain disruptions, the ongoing impact of the COVID-19 pandemic, and unstable financial and real estate markets. Foreign countries, including those in the Euro zone, are affected by similar systemic impacts. Turbulence in the United States and international markets and economic conditions may adversely affect the Company’s liquidity and financial condition, and the liquidity and financial condition of the Company’s customers. If these market conditions occur, they may limit the Company’s ability, and the ability of the Company’s customers, to replace maturing liabilities and to access the capital markets to meet liquidity needs, which could have a material adverse effect on the Company’s financial condition and results of operations. There is no assurance that the Company’s product and services will be accepted in the marketplace. To date, inflationary pressures have not had a material impact on the Company’s financial condition and results of operations, and we have not developed any plans or taken any action to mitigate such inflationary pressures. However, there is no assurance the inflationary pressures will not have a material effect on the Company’s financial condition and results of operations in the future. If inflationary pressures begin to have a material effect on the Company in the future, we may or may not develop plans to mitigate those pressures.

Risks Related to Government Regulation and Being a Public Company

We will face growing regulatory and compliance requirements which can be costly and time consuming.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyberattacks and will increasingly impact organizations like our company. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation, such as the European Union’s General Data Protection Regulation, with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, has elevated this topic from the IT organization to the executive and board level. We may need to spend additional time and money ensuring we will meet future regulatory requirements.

Our business could be negatively impacted by changes in the U.S. political environment.

There is significant ongoing uncertainty with respect to potential legislation, regulation and government policy at the federal, state and local levels in the United States. Such uncertainty and any material changes in such legislation, regulation and government policy could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals that might materially impact us include, but are not limited to, changes to liability rules for data privacy regulations, import and export regulations, income tax regulations and the U.S. federal tax code and public company reporting requirements, immigration policies and enforcement, healthcare law, minimum wage laws, climate and energy policies, foreign trade and relations with foreign governments, and pandemic response. To the extent changes in the political environment have a negative impact on us or on our customers, our markets, our business, results of operation and financial condition could be materially and adversely impacted in the future.

Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Effective January 1, 2023, we became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we will also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the U.S., data protection laws, including the EU General Data Protection Regulation, or the GDPR, also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data/information, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change, and may require substantial costs to monitor and implement and maintain adequate compliance programs. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

Our services depend on the ability of our customers, and the customers of Country Wine & Spirits Inc. to access the Internet. Currently, this access is provided by companies having significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have the ability to take measures including legal actions, that could degrade, disrupt or increase the cost of user access to certain of our services by restricting or prohibiting the use of their infrastructure to support our services, charging increased fees to our users, or regulating online speech. Such interference could result in a loss of existing users, advertisers and goodwill, could result in increased costs and could impair our ability to attract new users, thereby harming our revenue and growth. Moreover, the adoption of any laws or regulations adversely affecting the growth, popularity or use of the Internet, including laws impacting Internet neutrality, could decrease the demand for our services and increase our operating costs. The legislative and regulatory landscape regarding the regulation of the Internet and, in particular, Internet neutrality, in the U.S. is subject to uncertainty.

To the extent any laws, regulations or rulings permit Internet service providers to charge some users higher rates than others for the delivery of their content, Internet service providers could attempt to use such law, regulation or ruling to impose higher fees or deliver our content with less speed, reliability or otherwise on a non-neutral basis as compared to other market participants, and our business could be adversely impacted. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent. Within such a regulatory environment, we could experience discriminatory or anticompetitive practices impeding both our and our customers’ domestic and international growth, increasing our costs or adversely affecting our business. Additional changes in the legislative and regulatory landscape regarding Internet neutrality, or otherwise regarding the regulation of the Internet, could harm our business, operating results and financial condition.

Our business could be affected by new governmental regulations regarding the Internet.

To date, government regulations have not materially restricted use of the Internet in most parts of the world. However, the legal and regulatory environment relating to the Internet is uncertain, and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. The adoption of any new laws or regulations, or the narrowing of any safe harbors, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our services over the Internet or in specific jurisdictions, which could harm our business and our results of operations.

Changes in laws and government regulations to which we are currently subject, including changes to the method or approach of enforcement, may increase our costs or limit our ability to market our alcohol brands and the brands of our clients, which could adversely affect our operating results and business.

A complex multi-jurisdictional regime governs alcoholic beverage manufacturing, distribution, sales, and marketing in the United States. The alcoholic beverages industry in which we operate is subject to extensive regulation by the TTB (and other federal agencies), each state’s liquor authority, and potentially local authorities depending on location. These regulations and laws dictate such matters as licensing requirements, production, importation, ownership restrictions, trade, and pricing practices, permitted distribution channels, delivery, and prohibitions on sales to minors, permitted, and required labeling, and advertising and relations with wholesalers and retailers. These laws, regulations and licensing requirements may, and sometimes are, interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other legal mandates or with the Company’s business practices. Further, these laws, rules, regulations, and interpretations are constantly changing because of litigation, legislation, and agency priorities, and could result in increased regulation. The Company’s actual or asserted non-compliance with any such law, regulation or requirement could expose us to investigations, claims, litigation, injunctive proceedings and other criminal or civil proceedings by private parties and regulatory authorities, as well as license suspension, license revocation, substantial fines, and negative publicity, any of which could adversely affect our results of operations, financial condition, and business.

Government laws and regulations may result in increased production and sales costs, including an increase on the applicable tax in various state, federal and foreign jurisdictions in which we do business. The amount of alcohol that CWS can sell directly to consumers over the internet is regulated, and in certain states CWS is not allowed to sell alcohol directly to consumers at all. Changes in these laws and regulations that tighten current rules could have an adverse impact on sales or increase costs to produce, market, package or sell alcohol. Changes in regulation that require significant additional source data for registration and sale, in the labelling or warning requirements, or limitations on the permissibility of any component, condition or ingredient, in the places in which our alcohol can be legally sold could inhibit sales of affected products in those markets. While we do not engage in the act of selling alcohol on the internet, our business depends on the ability of CWS to continue selling alcohol online through the CWS Platform. If any regulation were to cause a negative impact on the ability of CWS to sell alcohol online, such impact would have a negative effect on our business, results of operations, and financial condition. If CWS were ever to become unable to sell alcohol online through the CWS Platform, we would lose a significant source of our revenue, which would have a material adverse impact on our business, results of operations and financial condition.

The alcohol industry, and the ‘sale’ of alcohol online, is subject to extensive regulation by a number of federal, state, and local authorities. These regulations and laws dictate such matters as trade and pricing practices, permitted distribution channels, permitted and required labeling, and advertising. New or updated regulations, requirements or licenses, particularly changes that impact CWS’ ability to sell direct to customer and/or retain accounts in the states in which it operates, or new or increased excise taxes, income taxes, sales taxes or international tariffs, could have an indirect, material adverse effect on our financial condition or results of operations. From time to time, states consider proposals to increase state alcohol excise taxes. New or revised regulations or increased licensing fees, requirements or taxes could have an indirect, material adverse effect on our business, financial condition, and results of operations.

The requirements of being a public company may strain our resources.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. Management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

The Exchange Act requires that our company file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. In addition, we must establish the corporate infrastructure necessary for operating a public company, which may divert our management’s attention from implementing our growth strategy, which could delay or slow the implementation of our business strategies, and in turn negatively impact our company’s financial condition and results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Our current internal controls and any new controls that we develop may become inadequate because of changes in conditions in our business or changes in the applicable laws, regulations and standards. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods or adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq in the future.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.

Industry and other market data used in this prospectus or in periodic reports that we may in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus includes or refers to, and periodic reports that we may in the future file with the SEC may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current products. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and our financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank Corp., or Signature, and Silvergate Capital Corp. were each swept into receivership. Although a statement by the Department of the Treasury, the Federal Reserve and the FDIC indicated that all depositors of SVB would have access to all of their money after only one business day of closure, including funds held in uninsured deposit accounts, borrowers under credit agreements, letters of credit and certain other financial instruments with SVB, Signature or any other financial institution that is placed into receivership by the FDIC may be unable to access undrawn amounts thereunder. Although we are not a borrower under or party to any material letter of credit or any other such instruments with SVB, Signature or any other financial institution currently in receivership, if we enter into any such instruments and any of our lenders or counterparties to such instruments were to be placed into receivership, we may be unable to access such funds. In addition, if any of our partners, suppliers or other parties with whom we conduct business are unable to access funds pursuant to such instruments or lending arrangements with such a financial institution, such parties’ ability to pay their obligations to us or to enter into new commercial arrangements requiring additional payments to us could be adversely affected. In this regard, counterparties to credit agreements and arrangements with these financial institutions, and third parties such as beneficiaries of letters of credit (among others), may experience direct impacts from the closure of these financial institutions and uncertainty remains over liquidity concerns in the broader financial services industry. Similar impacts have occurred in the past, such as during the 2008-2010 financial crisis.

Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced a program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediately liquidity may exceed the capacity of such program.

Our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, any financial institutions with which we enter into credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships but could also include factors involving financial markets or the financial services industry generally.

The results of events or concerns that involve one or more of these factors could include a variety of material and adverse impacts on our current and projected business operations and our financial condition and results of operations. These risks include, but may not be limited to, the following:

●	delayed access to deposits or other financial assets or the uninsured loss of deposits or other financial assets;

●	inability to enter into credit facilities or other working capital resources;

●	potential or actual breach of contractual obligations that require us to maintain letters of credit or other credit support arrangements; or

●	termination of cash management arrangements and/or delays in accessing or actual loss of funds subject to cash management arrangements.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses or other obligations, financial or otherwise, result in breaches of our financial and/or contractual obligations, or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our partners, vendors or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. For example, a partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a vendor or supplier could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. The bankruptcy or insolvency of any partner, vendor or supplier, or the failure of any partner to make payments when due, or any breach or default by a partner, vendor or supplier, or the loss of any significant supplier relationships, could cause us to suffer material losses and may have a material adverse impact on our business.

Risks Related to This Offering and Ownership of Our Common Stock

An active trading market for our Common Stock may not develop.

Prior to this offering, there has been no public market for our Common Stock. We have applied to list our Common Stock on Nasdaq under the symbol “LQR”. The closing of this offering is contingent upon such listing. Although we anticipate our Common Stock being approved for listing on Nasdaq, an active trading market for our Common Stock may never develop or be sustained following this offering. The initial public offering price of our Common Stock will be based and determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our Common Stock after this offering. In the absence of an active trading market for our Common Stock, investors may not be able to sell their Common Stock at or above the initial public offering price or at the time that they would like to sell. An inactive market may also impair our ability to raise capital to continue to fund operations by selling Common Stock and may impair our ability to acquire other companies or assets by using our Common Stock as consideration.

The market price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

After this offering, the market price for our Common Stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Common Stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	quarterly variations in our operating results compared to market expectations;

●	adverse publicity about us, the industries we participate in or individual scandals;

●	announcements of new offerings or significant price reductions by us or our competitors;

●	stock price performance of our competitors;

●	fluctuations in stock market prices and volumes;

●	changes in senior management or key personnel;

●	changes in financial estimates by securities analysts;

●	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

●	negative earnings or other announcements by us or our competitors;

●	defaults on indebtedness, incurrence of additional indebtedness, or issuances of additional capital stock;

●	global economic, legal and regulatory factors unrelated to our performance; and

●	the other factors listed in this “Risk Factors” section.

The public offering price of our Common Stock has been determined by us based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our Common Stock may prevent investors from being able to sell their shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Common Stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Common Stock.

In addition to the risks addressed above under “— Our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price,” our Common Stock may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Common Stock may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Stock. In addition, investors of shares of our Common Stock may experience losses, which may be material, if the price of our Common Stock declines after this offering or if such investors purchase shares of our Common Stock prior to any price decline.

We may not be able to maintain a listing of our Common Stock on Nasdaq.

Assuming that our Common Stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Common Stock may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Common Stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Common Stock. The delisting of our Common Stock could significantly impair our ability to raise capital and the value of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Common Stock or publishes inaccurate or unfavorable research about our business, the market price for our Common Stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Common Stock to decline.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares of Common Stock than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $4.65 per share to new investors purchasing our shares in this offering if the maximum number of shares being offered are sold, assuming a public offering price of $5 per share, which is the midpoint, of the estimated range of the initial public offering price shown on the cover page of this prospectus. In addition, you will experience further dilution to the extent that our shares are issued upon the vesting of restrictive stock or exercise of stock options under any stock incentive plans. All of the shares issuable under our then stock incentive plans will be issued at a purchase price on a per share basis that is less than the assumed public offering price per share in this offering. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

The Company’s management will have substantial discretion in applying the net proceeds to be received by the Company. See “Use of Proceeds” for a description of how we plan to apply the net proceeds. However, based on unforeseen technical, commercial, or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances the value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Common Stock. Accordingly, investors must be prepared to rely on sales of their Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Common Stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Raising additional capital may cause dilution to our stockholders, including purchasers of Common Stock in this offering or restrict our operations.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity and/or debt financing and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

We may issue additional debt and equity securities, which are senior to our Common Stock as to distributions and in liquidation, which could materially adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distribution to our stockholders. In addition, any additional preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Common Stock and diluting your interest in our company.

Enforcing legal liability against our certain members of our Board and our senior management might be difficult.

Although we are organized under the laws of the State of Nevada and investors are able to effect service of process in the United States upon us, some of the members of our board of directors and some members of our senior management reside outside of the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible to serve process on these directors and certain members of our senior management in the United States or to enforce court judgments obtained in the United States against these individuals based on the civil liability provisions of the U.S. federal or state securities laws. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable outside the United States.

The offering price of the primary offering and resale offering could differ.

The offering price of shares of our Common Stock in the initial public offering has been determined by negotiations between the Company and the underwriter. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the estimated offering price in the primary offering of $5 per share, which is a midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, is substantially higher than the prices at which certain selling stockholders acquired their shares ($1.00 per share), and we recently sold stock at prices ($1.00 per share) substantially less than the primary offering price. Our recent share issuances at prices substantially less than the primary offering price occurred while we were a non-public company, and the shares we issued were subject to transfer restrictions imposed by the Securities Act of 1933, as amended, and by lock-up restrictions, whereas shares issued in the primary offering will be issued after we are a public company and will be issued without restriction.

The selling stockholders may sell the resale shares at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices after the listing of our Common Stock on Nasdaq. Therefore, the offering prices of the initial public offering and resale offering could differ. As a result, the purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The resale by the selling stockholders may cause the market price of our Common Stock to decline.

The resale of shares of our Common Stock by the selling stockholders in the resale offering could result in resales of our Common Stock by our other stockholders concerned about selling volume. In addition, the resale by the selling stockholders could have the effect of depressing the market price for our Common Stock.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our Common Stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Common Stock.

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Common Stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

As a “smaller reporting company,” we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

Under Nasdaq rules, a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, is not subject to certain corporate governance requirements otherwise applicable to companies listed on Nasdaq. For example, a smaller reporting company is exempt from the requirement of having a compensation committee composed solely of directors meeting certain enhanced independence standards, as long as the compensation committee has at least two members who do meet such standards. Although we have not yet determined to avail ourselves of this or other exemptions from Nasdaq requirements that are or may be afforded to smaller reporting companies, while we will seek to maintain our shares on Nasdaq in the future we may elect to rely on any or all of them. By electing to utilize any such exemptions, our company may be subject to greater risks of poor corporate governance, poorer management decision-making processes, and reduced results of operations from problems in our corporate organization. Consequently, our stock price may suffer, and there is no assurance that we will be able to continue to meet all continuing listing requirements of Nasdaq from which we will not be exempt, including minimum stock price requirements.

If our Common Stock becomes subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price per share of our Common Stock is less than $5.00, our Common Stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to introduce new products and services;

●	our ability to obtain additional funding to develop additional products, services and offerings;

●	compliance with obligations under intellectual property licenses with third parties;

●	market acceptance of our new offerings;

●	competition from existing online offerings or new offerings that may emerge;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	the accuracy and completeness of the data underlying our or third-party sources’ industry and market analyses and projections;

●	our expectations regarding demand for, and market acceptance of, our products and services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $3,945,990 from this offering (or approximately $4,628,490 if the underwriters exercise the over-allotment option in full), based on an assumed public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus.

We plan to use the net proceeds of this offering as follows:

●	66.7% of the net proceeds (approximately $2,631,975, or approximately $3,087,202 if the underwriters exercise the over-allotment option in full) for acquisitions of alcoholic beverage brands;

●	20% of the net proceeds (approximately $789,198, or approximately $925,698if the underwriters exercise the over-allotment option in full) to invest in marketing of existing brands, including SWOL;

●	10% of the net proceeds (approximately $394,599, or approximately $462,849 if the underwriters exercise the over-allotment option in full) for working capital and general corporate purposes; and

●	3.3% of the net proceeds (approximately $130,217, or approximately $152,740 if the underwriters exercise the over-allotment option in full) to compensate certain executive officers.

Each $1.00 increase or decrease in the assumed initial public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page, of this prospectus would increase or decrease the net proceeds that we receive from this offering by approximately $910,000, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. We have not identified nor developed any plans to acquire any specific alcoholic beverage brand at this time. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Common Stock — We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2023:

●	on an actual basis; and

●	on a pro forma basis to reflect the sale of 955,000 shares of Common Stock at a price of $1.00 per share subsequent to March 31, 2023, in private placements; and

●	on a pro forma basis to reflect the issuance of 3,000,000 shares of Common Stock subsequent to March 31, 2023, in the form of advisor agreements; and

●	on a pro forma basis to reflect the cancellation of 3,000,000 shares of Common Stock subsequent to March 31, 2023, previously purchased by four entities pursuant to four stock purchase agreements; and

●	on a pro forma as adjusted basis to reflect the pro forma adjustment as described above and the sale of 1,000,000 shares by us in this offering at the estimated price to the public of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, resulting in estimated net proceeds to us of approximately $3,945,990 after deducting (i) underwriter commissions, discounts, accountable and non-accountable expenses of $654,010 (assuming no exercise of the over-allotment option) and (ii) our estimated other offering expenses of $364,510.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our Common Stock and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2023
	Actual	Pro Forma	Pro Forma As Adjusted
	$	$	$
Cash and cash equivalents	23,581	978,581	4,924,572
Common Stock, $0.0001 par value, 350,000,000 shares authorized, 9,200,434 shares issued and outstanding, actual, 10,155,434 shares issued and outstanding, pro forma, 11,155,434 shares issued and outstanding, pro forma as adjusted	920	1,016	1,116
Additional paid-in capital	5,843,622	6,798,526	10,685,158
Accumulated deficit	(4,126,975)	(4,126,975)	(4,126,975)
Total stockholder’s equity	1,717,567	2,672,567	6,559,299
Total capitalization	1,717,567	2,672,567	6,559,299

Each $1.00 increase or decrease in the assumed offering price per share of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total stockholders’ equity and total capitalization by approximately $910,000 after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us.

The table above is based on 9,200,434 shares of our Common Stock outstanding as of March 31, 2023, and excludes:

●	1,250,000 shares of Common Stock that are reserved for issuance to our directors, director nominees, and officers under the LQR House Inc. 2021 Stock Option and Incentive Plan, or the 2021 Plan;

●	50,000 shares of Common Stock (57,500 shares of Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of a warrant to be issued to the underwriters in connection with this offering; and

●	150,000 shares of Common Stock issuable upon the underwriters’ exercise of the over-allotment option in full.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of our Common Stock sold in this offering exceeds the pro forma net tangible book value per share of Common Stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding at that date.

Our net tangible book value as of March 31, 2023, was $(362,525), or approximately $(0.04) per share of Common Stock.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our Common Stock in this offering and the pro forma as adjusted net tangible book value per share of Common Stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of 1,000,000 shares of our Common Stock in this offering at an assumed initial public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and adjusting for the change in our pro forma net tangible book value subsequent to March 31, 2023 due to the sale of 955,000 shares of Common Stock at a price of $1 per share subsequent to March 31, 2023 in private placements and the issuance of 3,000,000 shares of Common Stock pursuant to advisor agreements, our pro forma as adjusted net tangible book value as of March 31, 2023 would have been approximately $3,583,466, or approximately $0.32 per share of Common Stock. This amount represents an immediate increase in pro forma net tangible book value of $0.36 per share of Common Stock to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.68 per share of Common Stock to purchasers of our Common Stock in this offering, as illustrated in the following table.

Assumed public offering price per share of Common Stock		$5.00
Historical net tangible book value (deficit) per share as of March 31, 2023	$(0.04)
Increase in pro forma net tangible book value per share attributable to the offering	0.36
Pro forma as-adjusted net tangible book value (deficit) per share as of March 31, 2023		0.35
Dilution per share to new investors purchasing shares of Common Stock in this offering		$4.68

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share of Common Stock, as adjusted to give effect to this offering, would be $0.38 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of Common Stock in this offering would be $4.62 per share.

The following table sets forth, as of March 31, 2023, the total number of shares of Common Stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of Common Stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed initial public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the over-allotment option.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing Stockholders	9,200,434	90.2%	$4,035,472	44.7%	$0.44
New investors	1,000,000	9.8%	$5,000,000	55.3%	$5.00
Total	10,200,434	100.0%	$9,035,472	100.0%	$0.89

The table above is based on 9,200,434 shares of our Common Stock outstanding as of March 31, 2023, and excludes:

●	1,250,000 shares of Common Stock that are reserved for issuance to our directors, director nominees, and officers under the LQR House Inc. 2021 Stock Option and Incentive Plan, or the 2021 Plan;

●	50,000 shares of Common Stock (57,500 shares of Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of a warrant to be issued to the underwriters in connection with this offering; and

●	150,000 shares of Common Stock issuable upon the underwriters’ exercise of the over-allotment option in full.

To the extent that any outstanding options or warrants are exercised, new options, restricted stock units or other securities are issued under our stock-based compensation plans, or new shares of Common Stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

Our company, LQR House Inc., intends to become the full-service digital marketing and brand development face of the alcoholic beverage space. We also intend to integrate the supply, sales, and marketing facets of the alcoholic beverage space into one easy to use platform and become the one-stop-shop for everything related to alcohol. To date, our primary business includes the development of premium limited batch spirit brands and marketing internal and external brands through an exclusive agreement with a U.S.-based e-commerce portal. Additionally, we are in the process of establishing an exclusive wine club. We believe that the marketing and brand management services we provide to our wholly owned and third-party clients will increase brand recognition thereof, and drive sales thereof through our e-commerce platform partner.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. As of March 31, 2023, and December 31, 2022, and 2021, we had $23,581, $7,565 and $1,116,101 in cash, respectively. During the three months ended March 31, 2023 and 2022, we had net losses of $322,074 and $701,128, respectively. The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months. The Company expects to fund its operations for the next 12 months through equity financing arrangements and sales of its services. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Recent Developments

Private Placement

On June 1, 2023, we conducted a private placement of our Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 955,000 shares of Common Stock at $1.00 per share for a total of $955,000.

Termination Agreement

On May 23, 2023, the Company entered into a termination agreement with Boustead Securities, LLC. In connection with (i) the termination of Boustead Securities, LLC, acting as financial advisor, exclusive placement agent, and underwriter in connection with the Company’s IPO, and (ii) the elimination of the dual class share structure and cancellation of all outstanding shares of Class A Common Stock, we agreed to pay Boustead Securities, LLC, $259,291.63 for out-of-pocket expenses. As of the date of this prospectus, this amount remains outstanding.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers and users or retain existing customers and users;

●	our ability to offer competitive pricing;

●	our ability to broaden product or service offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and maintain a network of influencers with a relevant audience;

●	our ability to attract and retain talented employees and contractors; and

●	market conditions and our market position.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.235 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of Three Months Ended March 31, 2023 and 2022

The following table sets forth key components of our results of operations during the three months ended March 31, 2023 and 2022.

	Three Months Ended March 31,
	2023		2022
	$	% of Revenue	$	% of Revenue
Revenue – services	$150,563	100%	$28,250	100%
Total revenues	150,563	100%	$28,250	100%

Cost of revenue – services	102,997	68%	312,955	1108%
Total cost of revenue	102,997	68%	312,955	1108%
Gross profit (loss)	47,566	32%	(284,705)	-1008%

Operating expenses:
Sales and marketing	48,323	32%	162,886	577%
General and administrative	321,317	213%	253,537	897%
Total operating expenses	369,640	246%	416,423	1474%

Loss from operations	(322,074)	-214%	(701,128)	-2482%

Provision for income taxes	-	0%	-	0%
Net loss	$(322,074)	-214%	$(701,128)	-2482%

Revenue

For the three months ended March 31, 2023 and 2022, service revenues were $150,565 and $28,250, respectively. Service revenues are earned as we contract with third-party alcoholic beverage brands to utilize access to the CWS Platform, as well as vault memberships beginning in late 2022. Service revenues increased by $122,313 as we grew our marketing customer base with beverage brands.

Cost of Revenue

For the three months ended March 31, 2023 and 2022, service cost of revenues were $102,997 and $312,995, respectively. Cost of revenues decreased by $209,958 in 2023 due to our ability to support marketing campaigns via dedicated personnel and ceased certain digital ad costs to support campaigns.

Sales and Marketing

For the three months ended March 31, 2023 and 2022, sales and marketing expenses were $48,323 and $162,886, respectively. The decrease of $114,563 was primarily due to other cost-cutting measures related to our marketing efforts in 2023.

General and Administrative

For the three months ended March 31, 2023 and 2022, general and administrative expenses were $321,317 and $253,537, respectively. The increase of $67,780 was primarily due to professional fees incurred as our operations scaled.

Net Loss

Net loss for the three months ended March 31, 2023 and 2022 was $322,074 and $701,128, respectively.

Comparison of Years Ended December 31, 2022 and 2021

The following table sets forth key components of our results of operations during the years ended December 31, 2022 and 2021.

	Years Ended December 31,
	2022		2021
	$	% of Revenue	$	% of Revenue
Revenue – services	$470,359	78%	$182,765	58%
Revenue – product	130,772	22%	132,527	42%
Total revenues	601,131	100%	315,292	100%

Cost of revenue – services	668,654	111%	520,193	165%
Cost of revenue – product	134,490	22%	157,254	50%
Total cost of revenue	803,144	134%	677,447	215%
Gross (loss)	(202,013)	-34%	(362,155)	-115%

Operating expenses:
Sales and marketing	655,151	109%	464,011	147%
General administrative	985,011	164%	1,136,560	360%
Total operating expenses	1,640,162	273%	1,600,571	508%

Loss from operations	(1,842,175)	-306%	(1,962,726)	-623%

Provision for income taxes	-	0%	-	0%
Net loss	$(1,842,175)	-306%	$(1,962,726)	-623%

Revenue

We derive our revenue primarily from marketing services as well as distribution of our SWOL Tequila product to CWS. Revenue is reported net of discounts.

For the years ended December 31, 2022 and 2021, service revenues were $470,359 and $182,764, or 78% and 58% of total revenues, all respectively. Service revenues are earned as we contract with third-party alcoholic beverage brands to utilize access to the CWS Platform, as well as vault memberships beginning in late 2022. Service revenues increased by $287,594 as we grew our marketing customer base with beverage brands.

For the years ended December 31, 2022 and 2021, product revenues were $130,772 and $132,527, or 22% and 42% of total revenues, all respectively. Product revenues are earned as we facilitate all efforts to get the SWOL product delivered to CWS for distribution in the United States, including advancing costs for production, shipping and other importing and delivery charges. We receive a payment of cost plus an additional 20% on each bottle of SWOL Tequila sold via the CWS Platform or in any CWS retail location. Product revenues decreased by $1,755 in 2022 due to less SWOL bottles sold. All product revenues were to CWS, a related party of the Company.

Total revenues for the years ended December 31, 2022 and 2021 were $601,131 and $315,292, respectively.

Cost of Revenue

Cost of revenue consists of all direct costs attributable to performing marketing services and our SWOL distribution efforts. Cost of revenue includes affiliate payouts and contracted marketing services, product costs, packaging, shipping and other importing and delivery charges. Cost of revenue also includes customer service personnel and amortization of our marketing license asset.

For the years ended December 31, 2022 and 2021, service cost of revenues were $668,654 and $520,193, or 111% and 165% of total revenues, all respectively. Service cost of revenues includes $250,000 and $166,667, respectively, in amortization of our marketing license asset. For the years ended December 31, 2022 and 2021, product cost of revenues were $134,490 and $157,254, or 22% and 50% of total revenues, all respectively. Total cost of revenues for the years ended December 31, 2022 and 2021 were $803,144 and $677,446, respectively. Cost of revenues increased by $125,597 in 2022 due to the amortization of our marketing license asset, partially offset by lower marketing and product costs compared to 2021.

Gross loss was $(202,013) and $(362,155) for the years ended December 31, 2022 and 2021, respectively.

Sales and Marketing

Sales and marketing costs primarily consisted of advertising, promotional expenses and marketing consulting and advisory services. Sales and marketing expenses was $655,151 and $464,011, respectively, for the years ended December 31, 2022 and 2021. The increase of $191,140 in 2022 was primarily due to increased advertising and commission expenses as we scaled up our marketing operations.

General and Administrative

General and administrative expenses primarily consisted of payroll and consulting fees, including stock-based compensation, as well as legal and professional fees. General and administrative expenses was $985,011 and $1,136,560, respectively, for the years ended December 31, 2022 and 2021. The decrease of $151,549 in 2022 was primarily due to less consulting and legal fees. For the years ended December 31, 2022 and 2021, general and administrative expenses included stock-based compensation of $301,875 and $300,875, respectively.

Net Loss

Net loss for the years ended December 31, 2022 and 2021 was $1,842,175 and $1,962,726, respectively.

Liquidity and Capital Resources

As of March 31, 2023 and December 31, 2022, we had cash and cash equivalents of $23,581 and $7,565, respectively. To date, we have financed our operations primarily through contributed capital and sales of our products and services. However, in order to meet our growth expectations, we will need to raise funds beyond our current working capital balance in order to finance future development of services and meet any debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. Adequate additional financing may not be available to us on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained a net loss of $322,074 and $701,128 for the three months ended March 31, 2023 and 2022, and $1,842,175 and $1,962,726 for the years ended December 31, 2022 and 2021, respectively. The Company has had negative cash flows from operations for each period. As a result, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern.

The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Summary of Cash Flow

As of March 31, 2023, December 31, 2022, and 2021, we had cash and cash equivalents of $23,581, $7,565 and $1,116,101, respectively, and working capital (deficit) of $(362,525), $(43,692) and $1,230,608, respectively.

Since our inception, we have generated limited revenues and have primarily funded our operations through the sale of our Common Stock.

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
	(Unaudited)
Net cash used in operating activities	$(233,433)	$(617,028)	$(918,197)	$(1,479,014)
Net cash provided by (used in) investing activities	308,708	(42,658)	(190,339)	(124,427)
Net cash provided by (used in) financing activities	(59,259)	-	-	2,719,542
Net change in cash and cash equivalents	$16,016	$(659.686)	$(1,108,536)	$1,116,101

Net Cash Used in Operating Activities

Net cash used in operating activities for the three months ended March 31, 2023 was $233,433, primarily due to our net loss of $322,074 partially offset by non-cash charges of $62,500 and changes in our operating assets and liabilities of $26,141.

Net cash used in operating activities for the three months ended March 31, 2022 was $617,028, primarily due to our net loss of $701,128 partially offset by non-cash charges of $128,125.

Net cash used in operating activities for the year ended December 31, 2022 was $918,197, primarily due to our net loss of $1,842,175 partially offset by non-cash charges of $567,875 and changes in our operating assets and liabilities of $356,103. Changes in our operating assets and liabilities was due to an increase in accounts payable and related party accounts payable of $287,619 and an increase in accrued expenses of $199,256, partially offset by an increase in accounts receivable of $130,772.

Net cash used in operating activities for the year ended December 31, 2021 was $1,479,014, primarily due to our net loss of $1,962,726 partially offset by non-cash charges of $473,792 and changes in our operating assets and liabilities of $9,920. Changes in our operating assets and liabilities was due to an increase in accounts payable and related party accounts payable of $103,840 partially offset by an increase in accounts receivable of $93,920.

Net Cash Provided by (Used in) Investing Activities

Net cash provided by (used in) investing activities for the three months ended March 31, 2023 and 2022 were $308,708 and ($42,658), respectively, which was due to repayments from (advances to) CWS.

Net cash used in investing activities for the years ended December 31, 2022, and 2021 were $190,339 and $124,427, respectively, which was due to advances made to CWS.

Net Cash Provided By (Used in) Financing Activities

Net cash used in financing activities for the three months ended March 31, 2023 and 2022 was $59,259 and $0, respectively, which included deferred offering costs in 2023.

Net cash provided by financing activities for the year ended December 31, 2022 was $0.

Net cash provided by financing activities for the year ended December 31, 2021 was $2,719,542, including $3,070,072 in proceeds from the sale of our Common Stock, $10,400 in proceeds from the issuance of founders’ shares, partially offset by $360,930 in cash spent on our common control acquisitions of SWOL and Soleil Vino.

Contractual Obligations

During the three months ended March 31, 2023 and 2022 and fiscal years ended December 31, 2022, and 2021, we had no significant cash requirements for capital expenditures or other cash needs under any contractual or other obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. We believe our most critical accounting policies and estimates relate to the following:

Revenue Recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers, the Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to our customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

Service revenue is recognized over a period time, as the marketing services are being continually provided on a daily and monthly basis over the life of an agreed upon campaign. Product revenue is recognized at the point in the products are delivered to CWS, when LQR House has fulfilled its performance obligation.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Variable Interest Entities

We evaluate our relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that we are the primary beneficiary, then that entity is consolidated. We evaluated whether it was the primary beneficiary in its common control asset acquisitions and related party agreements and determined we are not the primary beneficiary of any entities.

Related Parties

Related parties are any entities or individuals that, through employment, ownership, or other means, possess the ability to direct or cause the direction of the management and policies of the Company. We disclose related party transactions that are outside of normal compensatory agreements, such as salaries. We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation (“ASC 718-10”). The Company measures all equity-based awards granted to employees, independent contractors and advisors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

We classify stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Income Taxes

We use the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Our company was incorporated in the State of Delaware on January 11, 2021, under the name LQR House Inc., which we refer to as LQR House Delaware. On February 3, 2023, we changed our state of incorporation to the State of Nevada by converting into LQR House Inc., a Nevada corporation. On February 3, 2023, in accordance with our reincorporation to Nevada, our authorized capital stock changed from 100,000,000 shares of Common Stock, $0.001 par value, to 350,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $0.0001 per share, and 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share. At the same time, we also completed a 1-for-6 reverse stock split of our outstanding Common Stock through the merger by issuing one share of our Common Stock for every 6 previously outstanding shares of Common Stock of our predecessor Delaware company. As a result, our issued and outstanding Common Stock decreased from 55,252,424 shares to 9,200,434 shares.

Dual Class Share Structure

On March 29, 2023, the Company amended its articles of incorporation to institute a dual class share structure consisting of Class A Common Stock, and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock was entitled to twenty (20) votes per share on proposals requiring or requesting stockholder approval, and Class B Common Stock was entitled to one (1) vote on any such matter. A share of Class A Common Stock could have been voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock would have resulted in its automatic conversion into Common Stock upon such transfer, subject to certain exceptions, including that the transfer of shares of Class A Common Stock to another holder of Class A Common Stock would not have resulted in such automatic conversion. Class B Common Stock was not convertible. Other than as to voting and conversion rights, Class A Common Stock and Class B Common Stock had the same rights and preferences and ranked equally, shared ratably and were identical in all respects as to all matters.

Due to this amendment, the Company’s authorized capital stock became 350,000,000 shares, consisting of: (i) 300,000,000 shares of Common Stock, par value $0.0001 per share, of which 20,000,000 shares were designated Class A Common Stock, $0.0001 par value per share, and 280,000,000 shares were designated as Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share. All 9,200,434 shares of Common Stock issued and outstanding at the time of the amendment became shares of Class B Common Stock.

2023 Private Placement

On June 1, 2023, we conducted a private placement of our Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 955,000 shares of Common Stock at $1.00 per share for a total of $955,000.

Single Common Stock Structure

On June 5, 2023, the Company further amended its articles of incorporation to amend the share structure by (i) eliminating a dual class share structure consisting of the Class A Common Stock and Class B Common Stock and establishing a single Common Stock structure consisting of shares of Common Stock only, with 350,000,000 authorized shares being all designated as Common Stock with a par value of $0.0001 per share, entitled to one (1) vote per share; and by (ii) eliminating all authorized shares of preferred stock. All 13,155,434 shares of Class B Common Stock issued and outstanding at the time of the amendment became shares of Common Stock. Subsequent to the amendment of the articles of incorporation, the Company cancelled 3,000,000 shares of Common Stock pursuant to a Cancellation Agreement dated May 23, 2023 between the Company and four stockholders, resulting in 10,155,434 shares of Common Stock issued and outstanding.

In connection with (i) the termination of Boustead Securities, LLC, acting as financial advisor, exclusive placement agent, and underwriter in connection with the Company’s IPO, and (ii) the elimination of the dual class share structure and cancellation of all outstanding shares of Class A Common Stock, we agreed to pay Boustead Securities, LLC, $259,291.63 for out-of-pocket expenses. As of the date of this prospectus, this amount remains outstanding.

Our Key Agreements

The following agreements and the partnerships detailed therein are material to the operation of our business:

SWOL Branding. On March 19, 2021, we entered into an asset purchase agreement with Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger, our founder, Chief Executive Officer and President, pursuant to which we acquired the assets related to the online or in-person sale of original and other SWOL branded products, which we refer to as the SWOL Acquisition. Prior to the SWOL Acquisition, the SWOL brand activity was minimal and consisted of product testing to gauge consumer preferences. The transaction included the assignment of various contracts to LQR House Inc., including:

●	Shared Responsibility & Bonding Agreement dated March 19, 2021, by and between Dollinger Innovations Inc. and Leticia Hermosillo Raverero, which we refer to as Casa Cava de Oro S.A., relating to the exclusive production and distribution of original SWOL Tequila by Dollinger Innovations Inc.

●	Exclusive License Agreement dated May 18, 2020, by and between Dollinger Holdings and Dollinger Innovations by which Dollinger Innovations licenses to Dollinger Holdings certain intellectual property, including trademarks for the brand SWOL, awarded pursuant to and under the jurisdiction of Mexican law.

●	Product Distribution Agreement dated July 1, 2020, by and between Dollinger Holdings and Country Wine & Spirits Inc., or CWS, by which SWOL branded products may be marketed and sold through online channels including www.cwspirits.com, or the CWS Platform, and through brick and mortar stores to the general public.

We also acquired all of the intellectual property assets and registrations to conduct the business of selling SWOL products. See “Business — Intellectual Property” for the complete list of intellectual property acquired.

Exclusive Marketing Agreement with Country Wine & Spirits Inc. and Ssquared Spirits, LLC. On April 1, 2021, LQR House Delaware, CWS, and Ssquared Spirits, LLC, or Ssquared, one of our affiliates, entered into an Exclusive Marketing Agreement. Pursuant to this agreement CWS and Ssquared granted us the exclusive right to promote and market spirits and other beverage products through the CWS Platform for sale to customers located within the United States. We also gained the sole right to manage and make decisions with regard to user facing content on the platform, including the placement and removal of products and the creation and management of promotional initiatives. Neither CWS nor Ssquared will directly or indirectly, promote or advertise any products on the platform themselves or grant to any third party any right to promote or advertise products on the website.

Soleil Vino Wine Subscription Service. On May 31, 2021, LQR House Delaware and Dollinger Holdings entered into an Asset Purchase Agreement pursuant to which we became the successor to all sourcing agreements with third party vendors, whether oral or written, for all Soleil Vino and related branded products. In addition, we received all the intellectual property assets and registrations to conduct the business of selling Soleil Vino products. See “Business — Intellectual Property” for the complete list of intellectual property acquired.

Advisor Agreements. On June 1, 2023, we entered into advisor agreements with certain advisors, pursuant to which the advisors will provide business and corporate advice in connection with the Offering to the Company. In consideration for the advisor’s services, the Company issued 500,000 shares of Common Stock to six individuals and entities, for an aggregate of 3,000,000 shares of Common Stock.

Organizational Structure Following This Offering

The following diagram depicts our organizational structure following the completion of this offering. This diagram includes the stockholders of Common Stock, as a group, and the public stockholders that will receive shares of Common Stock in this offering, as a group. The shares of Common Stock held by public offering investors (including selling stockholders) is based on an assumed public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page, and assumes that the underwriters do not exercise the over-allotment option.

BUSINESS

Overview

Our company, LQR House Inc., intends to become the full-service digital marketing and brand development face of the alcoholic beverage space. Currently, LQR has a key partnership with Country Wine & Spirits Inc. (“CWS”). Pursuant to an Exclusive Marketing Agreement (the “Marketing Agreement”) dated April 1, 2021 among CWS, Ssquared Spirits, LLC (“Ssquared”) and us, CWS has granted us the exclusive right, until April 1, 2031, to promote and market spirits, other beverage products and related products including but not limited to branded merchandise, apparel, glassware and the like through the CWS website and other social media channels for sale to customers with billing and shipping addresses within Canada, Mexico, and the United States. At this time, the Company does not service customers in Canada and Mexico. The Marketing Agreement also provides us with the sole right to manage and make decisions with regard to user-facing content on the CWS website (www.cwspirits.com), including the placement and removal of products and the creation and management of promotional initiatives. LQR House Inc. is responsible for all digital marketing of products offered on the CWS Platform, including social media marketing and cooperation with their influencer network. Ssquared is responsible for inventory management on the CWS Platform and ensuring that the site is always live and accessible to the customers. CWS facilitates importation of alcohol (in cooperation with Rilo Import & Export Inc. (“Rilo”)), fulfilment, and distribution of all products sold on the CWS Platform. The Marketing Agreement may be terminated upon a material breach by a party thereto that goes uncured for longer than 30 days or at any time by us with thirty days written notice to each of CWS and Ssquared. For additional information about the consideration due under the agreement, please see “Certain Relationships and Related Party Transactions – Transactions with Related Persons”.

On March 19, 2021, we purchased the SWOL brand of tequila from Dollinger Innovations Inc., Dollinger Holdings LLC and Sean Dollinger pursuant to an Asset Purchase Agreement (the “Tequila Asset Purchase Agreement”). SWOL is manufactured at our request in Mexico by a local manufacturer who we contract with. We will only request SWOL to be manufactured based on purchase orders we receive from CWS, who is licensed to distribute alcohol in and from California. We also contract with Rilo Import & Export (“Rilo”) who we engage to import SWOL from Mexico to CWS in the United States. CWS pays us for its orders of SWOL and we pay a portion of such amounts to the local manufacturer to produce SWOL and to Rilo to import SWOL. However, it is important to note that we do not engage in the sale of alcoholic products in the United States or the distribution of any alcoholic products anywhere.

On May 31, 2021, we purchased from Dollinger Holdings LLC, all of the right, title and interest in all trademarks regardless of registration status for Soleil Vino and all associated trade dress and intellectual property rights, all labels, logos and other branding bearing the Soleil Vino marks or any mark substantially similar to the same, and all website and all related digital and social media content including but not limited to influencer networks, http://www.soleilvino.com, and all related content, and all related sales channels was transferred.

The affiliation between LQR House Inc., CWS and Ssquared forms the bedrock of the enterprise. Within the scope of the Marketing Agreement between LQR House Inc., CWS, and Ssquared, the Company’s focus remains dedicated to leveraging its competitive strengths, namely marketing and brand promotion. The collaboration and contractual arrangement with CWS and Ssquared grant access to approximately 241,000 customers through the CWS mailing lists, as well as a steady stream of visitors on the CWS Platform. Through the Marketing Agreement, LQR House Inc. is empowered to strategically promote its brands on the CWS Platform, while entrusting the sales and distribution processes to our partners, CWS and Ssquared. It is worth noting that any third-party brands aspiring to showcase their products on the CWS Platform may only do so by becoming a valued client of LQR House Inc.

Our Business Model

Since our inception in January 2021, we have put our business model to the test and believe it is our path towards future success. First, we create marketing content on the CWS Platform for our brands and the brands of our marketing services clients. Second, when consumers purchase products on the CWS Platform like tequila with our SWOL brand, a subscription to Vault (or to the Soleil Vino wine club, which we are going to launch), or the products of our marketing service clients, CWS will perform the distribution services related to the sale of those products. Simultaneously, Ssquared will manage the backend e-commerce operations related to the CWS Platform. Our company is the only authorized advertiser on the CWS Platform and will derive significant revenue from all sales made to our marketing partners via the CWS Platform and subscriptions offered through the CWS Platform. Moreover, we will derive significant revenue from the sale of alcohol that bears our SWOL trademark. The objective of these activities is to generate recurring monthly revenue through subscriptions and product placements.

We believe that our business model will result in multiple, highly sustainable revenue sources and an opportunity to capitalize on the growth in demand for liquor in the United States. To date, sales of alcoholic beverages have been generated through our exclusive arrangement with CWS who sells these products. This includes third-party brands hiring the Company to market their alcoholic beverage products, subscriptions through our membership programs, and the product sale of tequila branded with our trademark, “SWOL,” bearing application number 2345291 and registration number 2141431. We intend to further diversify our revenue streams and anticipate that the diversity of our revenue streams will continue to grow as our internal brands gain market recognition and penetration, our marketing services abilities become well known, and our subscription services become popular.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. The Company has not generated profits since inception, has sustained net losses of $1,842,175 and $1,962,726 for the periods ended December 31, 2022 and 2021, and has negative cash flows from operations for the periods ended December 31, 2022 and 2021. The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months. The Company expects to fund its operations for the next 12 months through equity financing arrangements and sales of its services. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Industry Overview

We plan to address market demand by aligning with key industry trends and by utilizing strategic relationships to source, brand, finance and distribute products. Specifically, we will focus initially on tequila, wine, and other specialty products by utilizing e-commerce and technology to drive sales. The market for alcohol includes beverages such as spirits, wines, and beer. Our focus is on the United States market.

As set forth in the above chart, the United States, which is estimated to consume a total of approximately $283.8 billion worth of alcoholic beverages in 2023, represents one of the largest global markets for all alcoholic beverage category sales (Statista, Alcoholic Drinks – Worldwide, January 2023). This demonstrates a considerable amount of consumption and a large and stable market that is continuing to evolve. Spirits and wine account for approximately 50.6% of total consumption as of January 2023, as set forth in the following chart (Statista, Alcoholic Drinks – Revenue – United States, January 2023).

Moreover, we believe e-commerce is increasingly becoming a driver of demand for at-home consumption of alcoholic products, driven in part by the recent pandemic. Due to this shift, people who used to go to a bar or a restaurant to consume alcohol are now buying products increasingly online or even going to the manufacturer directly where the law permits, and we believe that this trend will continue even as the impact of the pandemic begins to lessen. We also believe that this demonstrates a great potential for continued market expansion and the relevance of e-commerce platforms for alcohol. In particular, the United States has shown a strong uptrend in the purchase of alcohol online, as set forth in the chart below (Vaimo, Martin Hjalm, Alcohol Ecommerce: Trends, Strategies, and Markets in 2023, January 2023).

In addition to sustained demand for the largest product categories (beer, wine and spirts) and increased prominence of e-commerce, the demand for quality and novel products continues to increase as well (Forbes, Joseph Micallef, The Top Ten Trends Shaping The Adult Beverage Market In 2021, January 2021). Within this market, the consumption of products is increasing due to several market trends, including the demand for new categories of beverages, such as specialty spirits, flavored wines and sparkling wines, and premixed carbonated drinks. A survey of 1,600 adult U.S. consumers by PwC Consumer Segment Survey sets forth this trend with 54% of those buying alcoholic beverages responding “I am buying new brands even when my usual brands are available” (PwC, M&A breathes new life into brand portfolios for spirits companies, 2021) as opposed to only 47% of those buying non-alcoholic beverages.

As seen in the following graph, the transactional market for alcohol products has seen a considerable amount of activity with over $45 billion of transactions valued across 97 deals from January 1, 2016, to December 31, 2020 (PwC, M&A breathes new life into brand portfolios for spirits companies, 2021). We believe this transactional activity within the alcoholic beverage space also represents a key market trend related to the emergence of new specialty brands, as larger companies seek to gain access to new brands to continue to maintain their market position in a market of evolving consumer preferences.

Market Trends

We believe the following trends, as discussed in a Forbes interview of the Head of Consumer Insights at Drizly (Forbes, Joseph Micallef, The Top Ten Trends Shaping The Adult Beverage Market In 2021, January 2021), will continue to shape the alcoholic beverage market:

●	Consumers are likely to continue to shop more online for adult beverages.

●	Tequila and mezcal will continue to grow in popularity. Tequila surpassed bourbon in retailers’ expectations for growth among best-selling spirits, while mezcal is ready for its own (smoky) spotlight.

●	Premiumization in the industry will accelerate as consumers reallocate funds from experiences to at-home indulgences.

●	Craft seltzer will start to gain in market share, marked by more upscale ingredients, artisanal flavors and elevated packaging.

●	Consumers are likely to continue to be more conscious of brand ownership and values.

We anticipate all these market trends will positively impact our business and present an opportunity to continue expanding. Specifically, we align with market trends by focusing our marketing and distribution efforts online and we expect to bring new and exciting premium products to market across categories. In addition, we generate online promotional activities around holidays and life events, while always being mindful of ethically sourcing products for distribution.

The Services and Brands

We provide marketing services with respect to the following products and services. Marketing these brands constitutes the core elements of our business model and allow us to serve every type of customer in the alcohol industry, including individual consumers, wholesalers, and third-party alcohol brands:

SWOL is a trademark, bearing application number 2345291 and bearing registration number 2141431 that was granted by the Mexican Institute of Industrial Property (“IMPI”) to Dollinger Innovations and which was later purchased by LQR House Inc. pursuant to the asset purchase agreement, dated March 19, 2021, among LQR House Inc. and Dollinger Innovations Inc., Dollinger Holdings LLC and Sean Dollinger.

SWOL Tequila is a limited-edition blend of Añejo Tequila made in exclusive batches of up to 10,000 bottles and represents the first installment under our “SWOL” trademarked alcohol branding. Through our partnership with CWS, we market Tequila bearing the “SWOL” trademark, which we call “SWOL Tequila,” on the CWS Platform, which distributes SWOL Tequila throughout the United States. SWOL Tequila is produced by Casa Cava de Oro S.A., an authentic tequila distillery in Jalisco, Mexico, sold by LQR House Inc. to CWS before it is imported from Mexico into the United States, and is imported into the United States by Rilo in cooperation with CWS. All marketing and branding for SWOL Tequila is led by our marketing team, who has led the way on all branding efforts from conceptualizing the bottle shape and size, to overseeing the design of the labels. We also work with the producers in Mexico on all product development, including the original SWOL Añejo and the additions of Peach and Cristalino.

When product testing was initiated for the label with the trademark SWOL on it, which we call “SWOL,” a campaign was created around a “Mystery Tequila” where CWS’s network of influencers promoted SWOL without showing the bottle or label. We believe that this marketing tactic generated customer excitement for the product and led to an increase in anticipation for its reveal. Since then, we have seen continuous growth in SWOL customer interest and have taken steps to expand the product line to match that interest. With each product, we focus on creating unique labels, each with the signature SWOL sew-on patch, which accompanies each hand-numbered bottle. The patch can be peeled off and sewn onto clothing or accessories.

We believe that our focus on our brand identity and product innovation will allow us to continue generating consumer interest and hype for each addition to the product line bearing the SWOL trademark. Moreover, SWOL has been developed to align with current consumer preferences and trends within the market. Essentially, we generate SWOL products that maintain the high-quality ingredients from the Tequila region of Mexico and combine that tradition of quality with new and exciting flavors. CWS is offering the following products bearing the SWOL trademark at competitive price points:

●	SWOL Añejo Tequila is an extremely limited-edition tequila that is bottled in glass blown flasks inscribed with a unique ID number and adorned with our patch that displays a unique label specific to the Añejo Tequila line. Each bottle contains a tequila produced using artisanal Mexican and modern techniques that impart each drink with a smoky, rich, sweet flavor. The SWOL Añejo Tequila is currently priced at $89.99 (MRSP).

●	SWOL Peach Tequila is an amber, dark coppery tequila that is bottled in glass blown flasks inscribed with a unique ID number and adorned with our patch that displays a unique label specific to the Peach Tequila line. The production imparts an authentic tequila taste with notes of peach, toasted nuts and oak. Through market analysis and sales data, our peach products are often in high demand, and we expect this trend to continue. The SWOL Peach Tequila is currently priced at $79.99 (MRSP).

●	SWOL Cristalino Tequila is a crystalline tequila bottled glass blown flasks, inscribed with a unique ID number and adorned with our patch that displays a unique label specific to the Cristalino Tequila line. The tequila displays light blue crystalline flashes and production imparts an authentic tequila taste with notes of fruity oak, toasted nuts and light spice. The SWOL Cristalino Tequila is currently priced at $79.99 (MRSP).

Vault is the exclusive membership program for CWS customers. Through the CWS Platform, users can sign up for this exclusive membership where they will have access to all products available through CWS combined with special membership benefits including: (i) 10% off all products site wide; (ii) free ground shipping (2-5 business days) on orders over $50 (limited to three shipping addresses); (iii) access to special promotional offers; and (iv) free mystery vault gifts in every shipment. The monthly membership costs customers $29.95 and requires an initial 3-month start-up commitment. The objective is to create a loyal customer based that provide us with recurring monthly subscription revenue. Vault also provides us with the means to provide customers special discounts to marketing partner brands, which we make solely available to Vault members. We market this membership program on the CWS Platform and are entitled to 50% of the revenue from the subscriptions.

Soleil Vino will be a wine subscription service that is marketed on the CWS Platform and will offer a selection of vintage and limited production wines. Through the CWS Platform, users will sign up for this exclusive membership where they will have access to curated selections of wine from around the world. With Soleil Vino, we intend to create the premium wine subscription service on the market with the highest quality, and diverse selections of wine offerings, which we refer to as our Wine Club. We expect our Wine Club to have three membership options based on different wine quality and price. Within each membership, our customers will select whether they want to receive two or four bottles each month, and whether they want white wine only, red wine only, or a variety box. Members will also get access to a members-only dashboard, where they can access informational blogs written by in-house wine experts. They will also receive monthly newsletters with additional information, and various discounts for other products on the CWS Platform. Membership fees for Soleil Vino will be charged monthly and can be cancelled at any time after the initial three months of subscription service. We are responsible for launching the Wine Club through a series of ads, social and email campaigns, and all exclusive content and wine selection for members will be handled by in-house wine experts. We will market the Wine Club on the CWS Platform and are entitled to all the revenue from the subscriptions. The Wine Club is expected to have three subscription membership options based on different wine quality, price, and quantity.

The following table is representative of the Soleil Vino membership options, that we intend to list on the CWS Platform:

Membership Option	Select Membership	Classic Membership	Premier Membership
Description	This package features, popular, value priced wines and consumer favorites.	This membership will feature quality vintage wine from well-known producers.	This membership includes hand-picked bottles of wine from award winning wineries
Fee for 2 bottles per month	$45.00 / month	$55.00 / month	$75.00 / month
Fee for 4 bottles per month	$85.00 / month	$105.00 / month	$145.00 / month

LQR House Marketing is a marketing service in which we utilize our marketing expertise to help our wholly owned brands and third-party clients market their products to consumers. For example, by engaging LQR House for its marketing services, our clients gain the ability to advertise and sell their brand on the CWS Platform. We generally charge a monthly fee for our marketing services and often enter into multi-month programs with clients. Monthly program costs generally range from $5,000 to $10,000 depending on the program options selected by the client. Our services also include the creation of a creative marketing campaign strategy, and the development of promotional materials. Key features of the marketing offering include:

●	Leveraging multiple advertising campaigns to bring affordability to advertising methods such as influencer marketing, incentive based sales, or product placement advertising.

●	Combining multiple campaigns into one media buy.

●	Leveraging specific assets available to LQR House such as the CWS Platform and email distribution list.

●	Advertising with targeted banners.

●	Leveraging LQR House online campaigns.

●	Creating branding and product placement campaigns that elevate a brand’s reach to targeted demographics.

●	Creating a brand around an influencer’s following and reach to leverage viewership and monetize their growth.

Central to the business model, we offer access to an exclusive network of industry influencers or brand ambassadors. Engaging with us provides clients with the opportunity to select a tailored list of influencers to promote their brand to an ideal target market. LQR House currently has relationships with 327 influencers, which is a significant differentiator and underscores the uniqueness of our company as a marketing platform. Influencers are provided a commission based on the number of products they sell and drive traffic to the CWS website. Commissions paid are solely the responsibility of CWS. The more an influencer generates in sales for a brand, the more the influencer makes in commissions. This directly aligns the objectives of the brand, influencer and LQR House. Key elements of a typical influencer program include:

●	Minimum of 100 posts per month from a minimum of 15 influencers.

●	Monthly posts will include content from an influencer list with a cumulative following of at least 1.5 million followers. For example, a typical influencer mix would be as follows: (i) 2-3 Major Influencers, influencers with more than 500,000 followers, (ii) 3-5 Top-Tier Influencers, influencers with more than 100,000 followers, (iii) 5-10 Micro Influencers, influencers with 10,000 to 100,000 followers, and (iv) 3-5 Beginner Influencers, influencers with less than 10,000 followers.

●	Posts presented on multiple social media platforms, including cross posting where the same video or content may be shared several times to capture many different audiences, targeting social media platforms such as Facebook and Facebook Reels, Instagram and Instagram Reels, YouTube and YouTube Shorts, Pinterest and Pinterest Idea Pins, Twitter, Khal Media, Clapper, LinkedIn, Reddit, Twitch, Tumblr, etc.

●	1-2 email blasts per month from the influencer featuring the brand.

●	Placement of brand on the main sliding banner on the CWS Platform homepage or mobile app, in the category page and Spirits dropdown of the website, and in our holiday gift guide.

Within 5 days of the end of the month, we will generate a summary report of the influencer program which includes the following types of data: (i) the total sales of product on the CWS Platform with basic customer location data, (ii) a list of posts per influencers with links to content across platforms, and (iii) a description of product placements on the CWS Platform.

Our Relationships with Third-Party Alcohol Brands

To date, we have engaged with 11 brands to bring their product to our customer base. We have engaged with brands including, but not limited to, Cocktail Caviar, Soda Jerk, Bake Sale and Just the Tipsy to market and sell their products on the CWS Platform. Our clients generally include newer alcohol brands that produce small batch and craft spirits. Many customers return for additional marketing programs after the initial engagement and elect to enter multiple month arrangements. The following graphics contain advertisements we created for some of our clients, to be run on the CWS Platform.

Our Competition and Competitive Strengths

The market for online sales and promotions of alcohol is competitive. This includes large online retailers such as Amazon, specialty e-commerce sites and direct sales from producers. These companies are often larger than us, and have considerable financial, technical and human capital resources. However, we believe that we have the following competitive strengths that will allow us to capitalize on the growing alcoholic beverage industry and alcohol e-commerce:

●	Targeted marketing. We believe that our branding style, and the branding services we provide to our clients, allow us to market directly to the millennial market demographic. We believe we accomplish this marketing through our ad campaigns and marketing materials that have a sleek and modern look and feel. By implementing this targeted approach, in our view, we provide a unique and modern customer experience that helps us capture a key market in the alcoholic beverage industry. Our search engine optimization, or SEO, has been developed over many years. In our view, it provides customers with premium placement opportunities they often cannot source anywhere else.

●	Extensive influencer network. We believe that our team has created one of the most extensive influencer relationship lists within the alcohol industry for small batch and exclusive brands. We have around 500 influencer relationships that differentiates us from many other online marketing channels available to brands.

●	Extensive e-commerce and marketing expertise. Our team has decades of experience combined in e-commerce and implementing online strategies to maximize the benefit of marketing campaigns. This includes online promotional campaigns that drive sales of products.

●	Working with highly differentiated brands. We vet the external brands we promote to ensure that all of the products we market align with our own brand and strategy. We believe our vetting process allows us to maximize the value we provide to our clients, while also allowing us to provide consumers with exclusive options not available from larger distributors.

●	Strategic relationships. We believe we have developed and solidified relationships with multiple groups that can deliver value to external brand customers, such as the exclusive marketing agreement with CWS and Ssquared. This includes marketing, import, storage and retail/wholesale distribution relationships.

In addition to online competition, we face competition from other emerging products, as the market can be characterized as highly fragmented with many new brands coming to market. We believe we differentiate our wholly-owned brands in several ways:

●	Development of products that are not generally available in the market. We focus our product development on flavors and variations of products that are not generally available in the market. This differentiation aligns with current market trends and results in alignment with modern consumer preference for new and exciting brand products that expand the profile of legacy products. For example, SWOL Peach Tequila.

●	Setting competitive price points. We believe we set a competitive price point, which aligns with the uniqueness and quality of the products offered by the Company. This price point is important in the context of differentiating legacy or generic products in the industry. This comes from years of experience within the industry and significant data points about comparable products within the market that we and our partners collected.

●	Focus on quality. We believe all our products are sourced from the highest quality producers, and we vet our producers by visiting locations to verify quality and control procedures.

●	Labelling and marketing promotions. We believe that we have crafted unique labelling which aligns with our branding. Our labelling includes a removable patch that can be affixed to other items. This serves as continued marketing for our products, as the patch remains after the bottle has been consumed.

Our Growth Strategies

Marketing

We have developed three primary methods for facilitating deals through our marketing division:

●	Channel Partners/Influencers. Our most successful service to date is the ability for liquor brands to have their product displayed by a social media influencer team via product placement, promotion and usage in advertorial collaborations. These influencers are often approached by new brands independently, which are then referred to us. We built up our own group (network) of influencers from scratch (bartenders, alcohol personalities, restaurateurs, social media personalities, alcohol representatives). These influencers have a direct line to qualified customers who are looking to buy products that they recommend. After signing a marketing client, we send their products to our influencers who then create client specific content that directs their followers to the CWS website to buy the product. The influencers are only paid on a percentage of sales.

●	Direct Inbound Lead Generation. Due to the surge in demand for marketing companies that specialize in liquor and alcohol promotion, we have been contacted by an influx of new brands and medium-sized companies that are looking to scale via resources and available services. This is also being driven based on past successes with brands that refer their industry relationships to LQR House. For example, when we first launched the program, we contracted with four to five clients on a monthly basis. Since then, we have at least 8 clients utilizing our marketing services on a monthly basis. As we continue to grow our operations and increase our service offerings, we intend to increase the inbound marketing via Google Ads, social media promotion and search engine optimization to ensure new leads flowing in.

●	Liquor Brand Development. Through our exclusive marketing agreements with external brands, we are developing a reputation as a premium marketer and advertiser for liquor brands, and one that offers efficient and cost-effective services. Brands that are looking to establish themselves often find the Company through web properties of those lines, such as swoltequila.com.

We believe that by continuing to develop leading brands for up-and-coming companies and, by aligning with celebrities and influencers with significant followings, we will continue to offer quality work-product that will attract start-ups looking to establish an online marketing presence. Moreover, we believe that we are developing a portfolio of successful marketing campaigns that will positively influence our word-of-mouth and referral lead generation and overall reputation in the industry.

Brands

We intend to continue expanding and developing our existing brands, like those associated with our SWOL trademark, in two ways. First, we plan to purchase larger amounts of SWOL products, which will allow us to sell to more customers and increase our brand recognition at a quicker rate. Second, we plan on increasing the marketing presence for SWOL and launching our Wine Club. Moreover, we will continue developing new flavors, like SWOL Cristalino and SWOL Peach, that align us with current market trends and evolving consumer preferences.

Acquisitions

We intend to pursue opportunistic acquisitions of the following types of companies involved in the alcoholic beverage industry, or companies that could be beneficial if integrated into our current business model:

●	Existing Brands. We intend to target up-and-coming unique alcohol brands with initial market penetration and the potential to expand with additional marketing and distribution expertise. Our focus will be on the spirits, wine and specialty mixed drink segments of the market. One potential source of acquisitions would include approaching existing marketing clients to gauge their interest in becoming a majority owned subsidiary of our company.

●	Technologies. We will also seek to acquire applications, analytics and distribution tools that can be utilized to complement our existing operations. Our technology acquisitions will focus on platforms that we believe will gain additional market insights and advertising opportunities for internal and external brands that we are developing, or plan to develop in the future.

●	Distribution Licenses and Physical Storage Locations. We intend to target companies with importation licenses and storage facilities that will allow us to physically import and store our brands and our clients’ brands.

We expect to utilize a formal acquisition process for the identification and analysis of targets in the context of strategic alignment to our business objectives, approaching targets for solicitation of interest in a transaction, completing financial, legal and technical due diligence, and negotiating the terms of a transaction and related legal documentation. The core objective of this process is to scale our revenue and earnings and complement our existing operational activities. Each of our management team members has completed significant financial transactions over the course of their careers, and has with experience working with corporate issuers, investment and merchant banks, and law firms, and we believe that our management’s experience will help us achieve our business goals. As of the date of this offering, we do not have any acquisitions in progress, nor have we identified any potential acquisitions.

Intellectual Property

We consider intellectual property to be important to the operation of our business, and critical to driving growth in our commercial revenue. We acquired trademarks pursuant to the Asset Purchase Agreement in connection with SWOL between LQR House Inc. as the Buyer and Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger as the Sellers dated as of March 19, 2021 and pursuant to the Asset Purchase Agreement in connection with Soleil Vino among LQR House Inc. as the Buyer and Dollinger Holdings LLC as the Sellers dated as of May 31, 2021. We consider our intellectual property to be a key business asset and therefore have rights to use and market the following portfolio of intellectual property:

SWOL Intellectual Property

●	Trademarks: SWOL and Design and all associated intellectual property rights, which are registered in Mexico only.

●	All labels, logos and other branding bearing the SWOL and Design marks or any mark substantially similar to the same.

Soleil Vino Intellectual Property

●	Trademarks for Soleil Vino and all associated trade dress and intellectual property rights (which are not currently registered by us).

●	All labels, logos and other branding bearing the Soleil Vino marks or any mark substantially similar to the same.

●	Website and all related digital and social media content including but not limited to influencer networks, http://www.soleilvino.com, and all related content, and all related sales channels.

Enforcement of our trademark rights is important in maintaining the value of each of our brands. While it would be cost-prohibitive to act in all instances, our aim is to consistently reduce trademark infringements by carrying out coordinated, cost-effective enforcement actions following investigation of suspected trademark infringements. Enforcement action takes a variety of forms, such as working with authorities to seize counterfeit goods and stop the activities of unauthorized sellers to taking direct legal action against infringers, for example, by issuing cease and desist letters. In relation to materials for which copyright protection is available, our current practice is generally to secure copyright ownership where possible and appropriate.

Human Capital

As of July 13, 2023, we had three full-time employees. We will add another full-time employee upon the consummation of this offering per Sean Dollinger’s employment agreement. See Executive Compensation – Executive Employment and Consulting Agreements. Our independent contractors include third-party service providers who staff our organization and supplement our teams as needed. None of our personnel are represented by labor unions, and we believe that we have an excellent relationship with everyone who works with us. We operate the Company under remote-first principles.

Seasonality

Seasonality has some impact on our business via the levels at which customers engage with our products and brand. For example, we have traditionally seen lower total sales in the post-holiday and winter months. Our marketing strategies, which may be informed by these seasonal trends, will also impact our quarterly results of operations. These trends may cause our cash requirements to vary from quarter to quarter depending on the variability in the volume and timing of sales. We believe that these seasonal trends have affected and will continue to affect our quarterly results.

Facilities

The Company owns an office lease pursuant to a commercial lease agreement between South Doll LLC and LQR House Inc at 6800 Indian Creek Dr., Suite 1E, Miami Beach, FL, 33141 (the “premises”). The premises are used as a corporate office address and as the registered office address for the Company. The lease commenced on February 15, 2023 and will expire on February 28, 2025. Our total office space pursuant to this agreement is approximately 800 square feet. We believe our office space is adequate for at least the next 12 months.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

Key Agreements with Supplier

In accordance with a certain asset purchase agreement dated March 19, 2021, by and between the Company, as buyer, and Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger, our Chief Executive Officer, as sellers, the Company became an assignee to that certain Shared Responsibility and Bonding Agreement dated March 19, 2021, between Leticia Hermosillo Ravelero (“Producer”) and Dollinger Innovations Inc., (the “Shared Responsibility and Bonding Agreement”).  In connection with this assignment, on July 7, 2023, the Company, Dollinger Innovations Inc. and the Producer signed a ratification of the agreement of assignment of rights of the Shared Responsibility and Bonding Agreement, which requires registration with the Mexican Institute of Industrial Property. The Company submitted documents to the Mexican Institute of Industrial Property to obtain such registration on July 12, 2023. Pursuant to the Shared Responsibility and Bonding Agreement, the Producer produces and supplies to LQR House Inc. an alcoholic beverage “Tequila made 100% of agave” labeled “SWOL” and LQR House Inc. facilitates the distribution of this product in collaboration with Rilo. The Producer manufactures exclusively for Dollinger Innovations Inc. “Tequila Anejo” and “Tequila 100% De Agave”. The Shared Responsibility and Bonding Agreement as between the original parties, the Producer, and Dollinger Innovations Inc., became effective on August 6, 2021, which is the date of its registration with the Mexican Institute of Industrial Property. The cost and amount of each batch of tequila produced will be determined in advance of the production of each batch by agreement between Producer and the Company. The agreement prohibits distribution and marketing of the product supplied by the Producer in bulk. The Shared Responsibility and Bonding Agreement will terminate on August 6, 2026, unless terminated prior to that date by joint agreement with at least 30 days advance written notice.

On June 30, 2023, pursuant to an assignment agreement, Dollinger Innovations Inc., Dollinger Holdings LLC, and Sean Dollinger assigned their rights as distributor under the Packaging of Origin Co-Responsibility Agreement dated July 6, 2020 (the “Packaging of Origin Co-Responsibility Agreement”) to the Company. Subsequent to that on July 11, 2023, the Producer and LQR House Inc. signed a Bottled at Origin Joint Responsibility Agreement (the “Bottled at Origin Joint Responsibility Agreement”), which requires registration with the Mexican institute of Industrial Property, which was requested by the Company on July 13, 2023. Under that agreement, the Producer supplies to the Company, bottled at origin product that strictly complies with the “Official Tequila Standard” (as defined in the agreement) and allows the Company to use the word “Tequila” or “Tequila 100% Agave” on the SWOL brand. The Producer also supplies exclusively to the Company Tequila Anejo and tequila flavored in accordance with the orders submitted by the Company. In its turn, the Company agrees to use the “Tequila Denomination of Origin” and to distribute the product of the same name, supplied by the Producer exclusively in containers bearing the SWOL trademark, used to distinguish and identify the alcoholic beverage called "TEQUILA". The agreement comes into force on the date when it is registered by the Mexican Institute of Industrial Property and is entered for indefinite term. The agreement can be terminated by mutual agreement of the parties. The agreement will also automatically be terminated in case of failure by either party to comply with the “Official Tequila Standard” as that will result in the suspension or cancellation of the export certificates issued by the RCT.

Both agreements require that the tequila supplied by the Producer should comply with the Mexican Official Tequila Standard.

Government Regulation

The Alcohol Industry

A complex multi-jurisdictional regime governs alcoholic beverage manufacturing, distribution, sales, and marketing in the United States. The alcoholic beverages industry in which we operate is subject to extensive regulation by the Alcohol and Tobacco Tax and Trade Bureau (and other federal agencies), each state’s liquor authority, and potentially local authorities depending on location. These regulations and laws dictate such matters as licensing requirements, production, importation, ownership restrictions, trade, and pricing practices, permitted distribution channels, delivery, and prohibitions on sales to minors, permitted, and required labeling, and advertising and relations with wholesalers and retailers. These laws, regulations and licensing requirements may, and sometimes are, interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other legal mandates or with the Company’s business practices. Further, these laws, rules, regulations, and interpretations are constantly changing because of litigation, legislation, and agency priorities, and could result in increased regulation. The Company’s actual or asserted non-compliance with any such law, regulation or requirement could expose us to investigations, claims, litigation, injunctive proceedings and other criminal or civil proceedings by private parties and regulatory authorities, as well as license suspension, license revocation, substantial fines, and negative publicity, any of which could adversely affect our results of operations, financial condition, and business.

The Internet

We are subject to several laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. The way existing laws and regulations will be applied to the Internet and how they will relate to our business are often unclear. For example, we often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as privacy, defamation, pricing, credit card fraud, advertising, taxation, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, that have a direct impact on our business and operations. For example:

The Credit Card Accountability Responsibility and Disclosure Act of 2009, or CARD Act, and similar laws and regulations adopted by several states regulate credit card and gift certificate use fairness, including expiration dates and fees. Our business also requires that we comply with payment card industry data security and other standards. We are subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and results of operations could be adversely affected.

The Digital Millennium Copyright Act (DMCA) provides relief for claims of circumvention of copyright protected technologies and includes a safe harbor intended to reduce the liability of online service providers for hosting, listing, or linking to third-party content that infringes copyrights of others.

The California Consumer Privacy Act (CCPA), which went into effect on January 1, 2020, provides consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. In addition, the European Union and United Kingdom have adopted the General Data Protection Regulation (GDPR), which likewise impose significant data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we became subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we will also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. From our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in e-commerce. Additionally, the COVID-19 pandemic has had a far-reaching impact on the alcoholic beverage industry. The closure of many bars and restaurants has meant that home consumption of alcoholic beverages has skyrocketed. Some categories of wines and spirits have seen significant market share gains while others have stagnated. More importantly, consumer trends that were expected to play out over the next decade were instead accelerated into a few months. While a return to some measure of normalcy may reverse or modify some of those changes, most of the trends observed in the beverage market over 2022 and 2021 are expected to continue, although possibly at a reduced rate of growth. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing and could also impact our business and demand for our services. We cannot predict the extent to which the ongoing COVID-19 pandemic or related regulatory activity or legislative may impact us.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Sean Dollinger	42	Chief Executive Officer and Director
Kumar Abhishek	46	Chief Financial Officer
Jaclyn Hoffman	33	Chief Marketing Officer
Alexandra Hoffman	34	Director
Darren Collins	39	Director
Holiday Russell	57	Director Nominee (1)
Guy Dollinger	51	Director Nominee (1)
James Huber	54	Director Nominee (1)
James O’Brien	37	Director Nominee (1)

(1)	To be appointed to our board of directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Sean Dollinger has served as our Chief Executive Officer and as a member of our board of directors since January 2023, and he founded our company in January 2021. Mr. Dollinger has also been on the board of directors of Veg House Holdings Inc. since December 2022 and has served as its Chief Executive Officer since January 2023. Since December 2019 to, Mr. Dollinger was involved in the founding and development of PlantX Life Inc. (CSE: VEGA), an exchange listed and public company in Canada. From June 2015 to February 2019, Mr. Dollinger acted as the Founder, Chief Executive Officer, and President of Lifeist Wellness Inc. (formerly Namaste Technologies Inc., or Namaste), a registered company under the Canadian securities laws that is a portfolio of wellness companies, where he oversaw the day-to-day operations of the company and its growth strategies. In October 2018, Mr. Dollinger became a part of a British Columbia Securities Commission compliance review of Namaste, a Canadian class action lawsuit, and a United States class action lawsuit, by way of his position as Chief Executive Officer and President of Namaste. For more information, see the risk factor that starts “Our Chief Executive Officer and Director, Sean Dollinger, has been the subject of a compliance review that was initiated by the British Columbia Securities Commission, and has not formally been concluded...” Mr. Dollinger has a wealth of experience in e-commerce, where he has had success across numerous different digital markets. We believe that Mr. Dollinger is qualified to serve on our board of directors due to his extensive operational experience, background in ecommerce, and international capital markets experience.

Kumar Abhishek has served as our Chief Financial Officer since May 2023. Prior to joining our company as Chief Financial Officer, Mr. Abhishek was the owner and director of Boston Crest Private Limited, a knowledge processing output company located in India, where he simultaneously oversaw multiple companies’ financial and daily operations and was responsible for managing a team of 10+ accountants who assisted controllers and auditors in ensuring the financial success of each company. Through his work at Boston Crest, Mr. Abhishek served as our director of finance and operations from January 2021 to May 2023, as the director of finance and operations at PlantX Life Inc., a publicly listed company in Canada, from January 2020 to May 2023. Moreover, at Aspen Communications Pvt LTD, another knowledge processing output company in India, he served as director of finance and operations at Lifeist Wellness Inc. (formerly Namaste Technologies Inc.) from January 2015 to January 2020. Mr. Abhishek holds a Bachelor of Computer Applications degree from Ranchi University, Ranchi, Jharkhand, India.

Jaclyn Hoffman has served as the Chief Marketing Officer for LQR House since January 2021, where she oversees internal design projects, as well as design projects for partnering brands. She is also responsible for brand development, brand communication, and digital campaigns. Since October 2021, Jaclyn has worked as the Creative Director at PlantX Life Inc, where she oversees all creative projects for PlantX and its subsidiaries. This role includes working closely with teams of graphic designers, copywriters, web developers, and email marketing specialists to support the overall marketing strategy with creative content. From November 2019 until September 2021, Ms. Hoffman worked as a Web Design and Development Manager for Falcon Marketing, LLC, a marketing and search engine optimization agency, where she worked with graphic designers and web developers to create optimized websites for a wide range of clients. From October 2018 to November 2019, Ms. Hoffman worked as a Branding Consultant for Joyva Corp, a specialty candy company founded in 1907, where she helped modernize the brand’s identity. From September 2016 to August 2018, Ms. Hoffman worked as a graphic designer for Lakeside Photoworks, a print, photo and signage shop in New Orleans, LA, where she was responsible for building the brand identity of several local businesses. Ms. Hoffman holds a Bachelor of Arts from McGill University in Montreal, QC, and an Associate in Graphic Design degree from Delgado Community College in New Orleans, LA.

Darren Collins has served as a member of our board of directors since January 2021. From January 2021 to August 2022 and from January 1, 2023 to May 1, 2023, Mr. Collins also served as our Chief Financial Officer. Mr. Collins has provided the company with financial advisory services since August 2022. Prior to joining us, Mr. Collins was the Chief Financial Officer and Advisor for Khiron Life Sciences Corp. from January 2017 to July 2020 and oversaw over $100 million in capital raises as well as the listing of the company of the TSV Venture Exchange. In that position he was responsible for capital markets relationships, budgeting, financial reporting and mergers and acquisitions. Since January 2022, Mr. Collins has worked as the Chief Executive Officer and Director of US Critical Metals Corp, a Canadian publicly listed company. From January 2008 to present date, he has also served as a director of Dalvay Capital, a merchant bank focused on early-stage companies. In this capacity, he has held several executive and board appointments. Mr. Collins has a Bachelor of Commerce degree in Finance from Dalhousie University, located in Halifax, Nova Scotia, a Province of Canada. We believe that Mr. Collins is qualified to serve on our board of directors due to his extensive managerial experience, financial literacy and international capital markets and board experience.

Alexandra Hoffman has served as a member of our board of directors since April 2023. From January 2021 to May 2023 Ms. Hoffman provided the company with marketing and branding services. On May 1, 2023, Ms. Hoffman entered into an employment agreement with the Company as a Technical Writer. Since January 2023, she has served as the Chief Marketing Officer of Veg House Holdings Inc. where she oversees all marketing activities from branding to web design and messaging both print and digital. Since August 2020, Ms. Hoffman has served as Chief Marketing Officer and Director at PlantX Life Inc. (CSE: VEGA), where she oversees all marketing activities, manages design & development teams, digital marketing teams, and PlantX Life’s overall branding and messaging for all of its subsidiaries. Additionally, since July 2018, Ms. Hoffman has served as a Director of Marketing and Technical Writer at Falcon Marketing LLC, a marketing and search engine optimization agency, where she oversees all marketing activities within the agency and is responsible for Falcon Marketing’s overall strategy as well as tailored strategies for its clients. From May 2017 to July 2018, Ms. Hoffman served as a technical Writer and Marketing Manager at Fabuwood Cabinetry Corporation, a kitchen cabinet fabrication company, where she managed a team of designers and developers, wrote strategic content for marketing manuals and search engine optimization. Ms. Hoffman holds a Bachelor of Commerce degree from Concordia University in Montreal, Quebec. We believe that Ms. Hoffman is qualified to serve on our board of directors due to her background in branding and product / platform positioning as well as her previous experience as a senior member of other public companies.

Holiday Russell has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Holiday Russell is an attorney licensed by The Florida Bar, who was admitted to practice in 1992. With over 30 years of experience, Mr. Russell is the principal of Holiday Hunt Russell PLLC since forming that bespoke law firm in 2017 and has represented hundreds of high-net-worth individuals and companies, both private and public, in many areas of the law. These areas include complex commercial and business litigation, corporate and business architecture, intellectual property rights, real estate transactions and litigation, and debtor/creditor rights including bankruptcy, to name a few. Mr. Russell is admitted to practice law in all Florida courts, as well as in the United States District Courts for the Southern, Middle and Northern Districts of Florida, the United States Bankruptcy Courts for the Southern and Middle Districts of Florida, the United States Bankruptcy Court for the District of Colorado, and the United States Eleventh Circuit Court of Appeals. He received his Juris Doctor degree from Nova Southeastern University in 1992 and was awarded the degree of Bachelor of Science in Biology from Florida International University in 1989. A native Floridian, Mr. Russell resides in South Florida with his family. We believe that Mr. Russell is qualified to serve on our board of directors due to his extensive corporate legal background.

Guy Dollinger has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Mr. Dollinger has served as Vice President and partner in DZD Hardwood Inc, a global hardwood lumber business, since 1990. His responsibilities include overseeing operations, finance, exports, and the procurement of raw materials. Mr. Dollinger’s extensive knowledge of supply chains and manufacturing as well as his ability to build client relationships has been paramount in DZD’s growth. We believe that Mr. Dollinger is qualified to serve on our board of directors due to his extensive managerial experience, financial literacy and shipping and logistics expertise.

James Huber has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Starting in October 2021, Mr. Huber has worked as a Senior Vice President of Strategic Accounts at Siemens. From April 2014 to October 2021, Mr. Huber worked as a Vice President of Strategic Accounts at Siemens. From January 2012 to April 2014, Mr. Huber worked as an Executive VP of Major Accounts at Caradigm, a GE Healthcare and Microsoft Joint Venture. From August 2009 to January 2012, Mr. Huber worked as a Vice President of National Accounts at Microsoft Health Solutions Group. From December 2006 – August 2009, Mr. Huber Worked as an Account executive at Microsoft Health Solutions Group. From April 2002 to November 2006, Mr. Huber worked as a Vice President of Enterprise IT Sales at GE Healthcare IT. From November 2000 to April 2002, Mr. Huber Worked as an Account Manager of Clinical Systems at GE Healthcare. From July 1999 to July 2004, Mr. Huber owned his own retail store in Vail, Colorado, named Brighton Collectibles. From November 1993 to November 2000, Mr. Huber worked in the Western Territory Sales Department at Leegin Leather. Mr. Huber has a Bachelor of Science in Marketing from DePaul University, located in Chicago, Illinois. We believe that Mr. Huber is qualified to serve on our board of directors due to his experience in sales, marketing and strategy and business planning.

James O’Brien has been nominated to serve as a member of our board of directors effective as of the effective date of the registration statement of which this prospectus forms a part. Since January 2019, Mr. O’Brien has been a partner at MLT Aikins LLP, one of Western Canada’s leading law firms, where he practices primarily in the areas of corporate and commercial law with a specific focus on mergers and acquisitions and corporate finance and securities. Before that, he joined MLT Aikins LLP as an associate attorney in 2012. Mr. O’Brien received his Bachelor of Laws degree from the University of Manitoba in 2010. He also received his Bachelor of Science degree from the University of Manitoba in 2007. Mr. O’Brien is admitted to practice law in Manitoba, Canada and has passed Levels 1 and 2 of the Chartered Financial Analyst programs. We believe that Mr. O’Brien is qualified to serve on our board of directors due to the combination of his extensive legal and finance background.

Family Relationships

Guy Dollinger, who is a nominee for our board of directors, and Sean Dollinger, our Chief Executive Officer and a director, are uncle and nephew, respectively. Additionally, Alexandra Hoffman, a member of our board of directors, and Jaclyn Hoffman, our Chief Marketing Officer, are sisters.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work has been delegated to committees, which will meet regularly and report back to the full board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

Nasdaq’s rules generally require that a majority of an issuer’s board of directors consist of independent directors. Our board of directors currently consists of three (3) directors, Sean Dollinger, Darren Collins, and Alexandra Hoffman, none of whom are independent within the meaning of Nasdaq’s rules. We intend to enter into independent director agreements with James Huber, Guy Dollinger, Holiday Russell, and James O’Brien, pursuant to which they will be appointed to serve as independent directors effective immediately upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these board changes, our board of directors will consist of seven (7) directors, four (4) of whom will be independent within the meaning of Nasdaq’s rules.

Committees of the Board of Directors

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each with its own charter approved by the board. The committee charters have been filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of this offering, we intend to make each committee’s charter available on our website at www.lqrhouse.com.

In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

James Huber, Guy Dollinger, and Holiday Russell, each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our audit committee upon their appointment to the board, with Guy Dollinger serving as the chairman. Our board has determined that Guy Dollinger qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and principal financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

James Huber, Guy Dollinger, and Holiday Russell, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and Nasdaq’s rules, will serve on our compensation committee upon their appointment to the board, with James Huber serving as the chairman. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

James Huber, Guy Dollinger, and Holiday Russell, each of whom satisfies the “independence” requirements of Nasdaq’s rules, will serve on our nominating and corporate governance committee upon their appointment to the board, with Holiday Russell, serving as the chairman. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by stockholders and recommending to the board director nominees for each annual meeting of stockholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources – members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred-twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made or as otherwise required by the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2022 and 2021

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Sean Dollinger,	2022	-	-		-	-	144,000	(2)	144,000
Chief Executive Officer and Director	2021	-	100,000	(2)	212,500	-	144,000	(2)	456,000
Kumar Abhishek,	2022	-	-		-	-	62,400	(3)	62,400
Chief Financial Officer	2021	-	-		-	-	62,400	(3)	62,400
Jaclyn Hoffman,	2022	-	-		-	-	30,000	(4)	30,000
Chief Marketing Officer	2021	-	-		25,000	-	30,000	(4)	55,000
Darren Collins,	2022	-	-		-	-	72,000	(5)	72,000
Director and former Chief Financial Officer	2021	-	20,000	(5)	50,000	-	72,000	(5)	142,000
Angela Kattoula,	2022	-	-		-	-	-		-
former Chief Executive Officer	2021	-	-		50,000	-	30,000	(6)	80,000

(1)	Award amounts reflect the aggregate grant date fair value with respect to awards granted, as determined pursuant to FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of option awards are set forth in the notes to the consolidated financial statements included in this Registration Statement. These amounts do not reflect actual compensation earned or to be earned by our named executive officers.

(2)	On January 1, 2021, Sean Dollinger and the Company entered into an independent contractor agreement, pursuant to which the Company pays Mr. Dollinger $12,000 per month for consulting services. This agreement is in effect until the consummation of this initial public offering. Mr. Dollinger also received a $100,000 signing bonus upon the signing of the agreement.

(3)	On January 1, 2021, the Company entered into an independent contractor agreement with Boston Crest Pvt. Ltd, a private company limited organized under the laws of India owned by Kumar Abhishek our Chief Financial Officer as of May 2023, pursuant to which the Company paid Boston Crest $5,200 per month for its business management consulting services. This agreement was in effect until May 1, 2023.

(4)	On January 1, 2021, Jaclyn Hoffman and the Company entered into an independent contractor agreement, pursuant to which the Company paid Ms. Hoffman $2,500 per month for consulting services. This agreement was in effect until May 1, 2023.

(5)	On January 1, 2021, Darren Collins and the Company entered into an independent contractor agreement, pursuant to which the Company pays Mr. Collins $6,000 per month for consulting services. Mr. Collins also received a signing bonus of $20,000 upon the signing of the agreement. This agreement was in effect until August 24, 2022, the date Mr. Collins resigned as Chief Financial Officer of the Company. Effective August 24, 2022, Mr. Collins and the Company entered into an advisor agreement, pursuant to which the Company pays Mr. Collins $6,000 per month for financial advisory and consulting services. The advisor agreement is in effect until the consummation of this initial public offering.

(6)	On January 1, 2021, Angela Kattoula and the Company entered into an independent contractor agreement, pursuant to which the Company paid Ms. Kattoula $2,500 per month for consulting services. This agreement was in effect until July 5, 2022, when she resigned from the position of the CEO of the Company.

Executive Employment and Consulting Agreements

We have executed the following employment agreements and consulting agreements with our named executive officers. The material terms of each of those arrangements are summarized below. The summaries are not complete description of all provisions of the employment arrangements and are qualified in their entirety by reference to the written employment arrangements, each filed as an exhibit to the registration statement of which this prospectus is a part.

Under our employment agreement dated March 29, 2023 with our Chief Executive Officer, Sean Dollinger, effective as of the date of the consummation of this initial public offering, we agreed that, for a 1-year term renewed automatically, unless terminated earlier in accordance with its terms, we will pay Mr. Dollinger an annual base salary (the “Base Salary”) of $250,000, which will increase by no less than 5% on each anniversary of his employment. Mr. Dollinger will also be entitled to an annual incentive bonus as determined by the Board of Directors within thirty (30) days of filing of the Company’s annual reports.

Mr. Dollinger is entitled to 3 weeks of paid vacation for the first year of his employment and 4 weeks of paid vacation for the second and third years of his employment. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health, medical, dental and visions insurance. Mr. Dollinger can be terminated without cause and upon death or disability. Mr. Dollinger is also subject to certain confidentiality and non-competition provisions.

If Mr. Dollinger’s employment agreement is terminated by the Company without cause, all compensation payable to Mr. Dollinger shall cease as of the date of termination specified in the Company’s notice and the Company shall pay Mr. Dollinger, the following sums: (i) the Base Salary on the date of termination specified in the Company’s notice (the “Termination Date”) for the shorter of (x) six months and (y) the remainder of the term of the employment agreement (the “Term”) (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which Mr. Dollinger participated prior to termination through the Severance Period; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iv) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to Mr. Dollinger in respect of the immediately preceding fiscal year times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12.

If, prior to the date on which the Company’s obligations to pay Mr. Dollinger the Base Salary on the Termination Date cease, Mr. Dollinger certain covenants as listed in his employment agreement, then the Company shall have no obligation to make any of the payments that remain payable by the Company in the form of Base Salary or benefits on or after the date of such violation. The payment of severance may be conditioned by the Company on the delivery by Mr. Dollinger of a release of any and all claims that Mr. Dollinger may have against the Company.

If the Employment Agreement is terminated by the Company for cause, death or disability, Mr. Dollinger (or his estate or representative as applicable) shall not receive the Base Salary but will receive all other sums.

Under our employment agreement dated May 1, 2023 with our Chief Marketing Officer, Jaclyn Hoffman effective as of May 1, 2023, we agreed that, for a 1-year term renewed automatically, unless terminated earlier in accordance with its terms, we will pay Ms. Hoffman an annual base salary (the “Base Salary”) of $63,000, which will increase by no less than 5% on each anniversary of her employment. Ms. Hoffman will be eligible to receive an annual incentive bonus as determined by the Board of Directors within thirty (30) days of filing of the Company’s annual reports. Ms. Hoffman is entitled to 3 weeks of paid vacation for the first year of her employment and 4 weeks of paid vacation for the second and third years of her employment. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health, medical, dental and visions insurance. Ms. Hoffman can be terminated without cause and upon death or disability. Ms. Hoffman will also be entitled to certain severance payments if her employment is terminated with or without cause and on death or disability. Ms. Hoffman is also subject to certain confidentiality and non-competition provisions.

If Ms. Hoffman’s employment agreement is terminated by the Company without cause, all compensation payable to Ms. Hoffman shall cease as of the date of termination specified in the Company’s notice (the “Termination Date”) and the Company shall pay Ms. Hoffman, the following sums: (i) the Base Salary on the Termination Date for the shorter of (x) six months and (y) the remainder of the term of the employment agreement (the “Term”) (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which Ms. Hoffman participated prior to termination through the Severance Period; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iv) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to Ms. Hoffman in respect of the immediately preceding fiscal year times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12.

If, prior to the date on which the Company’s obligations to pay Ms. Hoffman the Base Salary on the Termination Date cease, Ms. Hoffman certain covenants as listed in her Employment Agreement, then the Company shall have no obligation to make any of the payments that remain payable by the Company in the form of Base Salary or benefits on or after the date of such violation. The payment of severance may be conditioned by the Company on the delivery by Ms. Hoffman of a release of any and all claims that Ms. Hoffman may have against the Company.

If the employment agreement is terminated by the Company for cause, death or disability, Ms. Hoffman (or her estate or representative as applicable) shall not receive the Base Salary but will receive all other sums.

Under our employment agreement dated May 1, 2023 with our Chief Financial Officer, Kumar Abhishek, effective as of May 1, 2023, we agreed that, for a 1-year term renewed automatically, unless terminated earlier in accordance with its terms, we will pay Mr. Abhishek an annual base salary (the “Base Salary”) of $72,000, which will increase by no less than 5% on each anniversary of his employment. Mr. Abhishek will be eligible to receive an annual incentive bonus as determined by the Board of Directors within thirty (30) days of filing of the Company’s annual reports. Mr. Abhishek is entitled to 3 weeks of paid vacation for the first year of his employment and 4 weeks of paid vacation for the second and third years of his employment. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health, medical, dental and visions insurance. Mr. Abhishek can be terminated without cause and upon death or disability. Mr. Abhishek will also be entitled to certain severance payments if his employment is terminated with or without cause and on death or disability. Mr. Abhishek is also subject to certain confidentiality and non-competition provisions. Mr. Abhishek’s employment agreement with the Company is conditioned upon him working at least 35 hours per week as our Chief Financial Officer.

If Mr. Abhishek’s employment agreement is terminated by the Company without cause, all compensation payable to Mr. Abhishek shall cease as of the date of termination specified in the Company’s notice and the Company shall pay Mr. Abhishek, the following sums: (i) the Base Salary on the date of termination specified in the Company’s notice (the “Termination Date”) for the shorter of (x) six months and (y) the remainder of the term of the employment agreement (the “Term”) (the applicable period being referred to as the “Severance Period”), payable in monthly installments; (ii) benefits under group health and life insurance plans in which Mr. Abhishek participated prior to termination through the Severance Period; (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs; and (iv) so long as the Company has achieved its budgeted EBITDA level for the period commencing with the end of the Company’s immediately previous fiscal year through the Termination Date, an amount equal to the product of the bonus paid to Mr. Abhishek in respect of the immediately preceding fiscal year times the quotient obtained by dividing (x) the number of full calendar months occurring since the end of the immediately previous fiscal year through the Termination Date, by (y) 12.

If, prior to the date on which the Company’s obligations to pay Mr. Abhishek the Base Salary on the Termination Date cease, Mr. Abhishek certain covenants as listed in his Employment Agreement, then the Company shall have no obligation to make any of the payments that remain payable by the Company in the form of Base Salary or benefits on or after the date of such violation. The payment of severance may be conditioned by the Company on the delivery by Mr. Abhishek of a release of any and all claims that Mr. Abhishek may have against the Company.

If the employment agreement is terminated by the Company for cause, death or disability, Mr. Abhishek (or his estate or representative as applicable) shall not receive the Base Salary but will receive all other sums.

Under our employment agreement dated May 1, 2023 with our Technical Writer, Alexandra Hoffman effective as of May 1, 2023, we agreed that, for a 1-year term renewed automatically, unless terminated earlier in accordance with its terms, we will pay Ms. Hoffman an annual base salary (the “Base Salary”) of $195,000, which will increase by no less than 5% on each anniversary of her employment. Ms. Hoffman is also subject to certain confidentiality and non-competition provisions.

In the event of termination of Ms. Hoffman’s employment, by either party or for any reason or by reason of her death or disability, the Company shall pay Ms. Hoffman (or her beneficiary in the event of her death) any Base Salary or other compensation earned but not paid to her prior to the effective date of such termination. All other benefits due Ms. Hoffman following her termination of employment shall be determined in accordance with the plans, policies and practices of the Company. In the event of termination by the Company other than for cause, the Company shall pay Ms. Hoffman any additional amount as provided by applicable law.

On January 1, 2021, effective on the Company’s inception, Sean Dollinger and the Company entered into an independent contractor agreement, pursuant to which the Company pays Mr. Dollinger $12,000 per month for consulting services. This agreement is in effect until the consummation of this initial public offering. Mr. Dollinger also received a $100,000 signing bonus upon the signing of the agreement.

On January 1, 2021, effective on the Company’s inception, the Company entered into an independent contractor agreement with Boston Crest Pvt. Ltd, a company formed under the laws of India, that is owned by Kumar Abhishek. Pursuant to that agreement, the Company paid Boston Crest $5,200 per month for its business management consulting services. This agreement was in effect until May 1, 2023.

On January 1, 2021, effective on the Company’s inception, Jaclyn Hoffman and the Company entered into an independent contractor agreement, pursuant to which the Company pays Ms. Hoffman $2,500 per month for consulting services. This agreement was in effect until May 1, 2023.

On January 1, 2021, effective on the Company’s inception, Darren Collins and the Company entered into an independent contractor agreement, pursuant to which the Company pays Mr. Collins $6,000 per month for consulting services. Mr. Collins also received a signing bonus of $20,000 upon the signing of the agreement. This agreement was in effect until August 24, 2022, the date Mr. Collins resigned as Chief Financial Officer of the Company. Effective August 24, 2022, Mr. Collins and the Company entered into an advisor agreement, pursuant to which the Company pays Mr. Collins $6,000 per month for financial advisory and consulting services. The advisor agreement is in effect until the consummation of this initial public offering.

On January 1, 2021, effective on the Company’s inception, the Company entered into an independent contractor agreement with ANMOHO LLC, a company formed under the laws of Florida, that is owned by Alex Hoffman. Pursuant to that agreement, the Company paid ANMOHO $12,000 per month for its brand consulting and marketing consulting services. This agreement was in effect until May 1, 2023.

On January 1, 2021, effective on the Company’s inception, Angela Kattoula and the Company entered into an independent contractor agreement, pursuant to which the Company paid Ms. Kattoula $2,500 per month for consulting services. This agreement was in effect until July 5, 2022.

On January 1, 2021, effective on the Company’s inception, the Company entered into an independent contractor agreement with Falcon Marketing LLC, a company formed under the laws of California, that is owned by Yosef Adelman. Pursuant to that agreement, the Company paid Falcon $13,000 per month for its website development, design and social media management services. As of the date of this registration statement, the agreement is still in effect.

Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or outstanding awards under the 2021 Plan as of December 31, 2022.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

See “—Executive Employment and Consulting Agreements” above.

Independent Director Compensation

None of the directors of the Company received compensation for their service as a director during the fiscal year ended December 31, 2022.

Under their independent director agreements with us, the four (4) director nominees, Guy Dollinger, Holiday Russel, James Huber, and James O’Brien, will receive an annual cash fee and an initial award of restricted Common Stock upon the effectiveness of the registration statement of which this prospectus forms a part. We will pay the annual cash compensation fee to each director nominee in monthly installments no later than the fifth business day following the end of each calendar month commencing in the month following the Effective Time of the registration statement of which this prospectus forms a part. The cash fee to be paid to each director nominee will be $36,000 per year. Under their agreements, pursuant to the 2021 Plan, following the effective date of the registration statement for the IPO and related pricing of the IPO (the “Effective Time”), each director nominee shall be granted 50,000 Restricted Stock Units (“RSUs”), with each RSU corresponding to one share of Common Stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that the director nominee remains in continuous service on such dates. If this Agreement is terminated by the Company or the director nominee prior to the Effective Date, then the RSUs shall automatically terminate in accordance with its terms and the Director shall have no rights thereunder. We will also reimburse the director nominee for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for us. As also required under the non-independent director agreement, we have separately entered into standard indemnification agreements with the director nominees.

Non-Independent Director Compensation

Darren Collins serves as our non-independent director.

Under his non-independent director agreement with us, Mr. Collins will receive an annual cash fee and an initial award of restricted Common Stock upon the effectiveness of the registration statement of which this prospectus forms a part. We will pay the annual cash compensation fee to Mr. Collins in monthly installments no later than the fifth business day following the end of each calendar month commencing in the month following the date of the Effective Time of the registration statement of which this prospectus forms a part. The cash fee to be paid to Darren will be $36,000 per year. Under his agreement, pursuant to the 2021 Plan, following the Effective Time, Mr. Collins shall be granted 50,000 RSUs, with each RSU corresponding to one share of Common Stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. Collins remains in continuous service on such dates. If this Agreement is terminated by the Company or the director nominee prior to the Effective Date, then the RSUs shall automatically terminate in accordance with its terms and the Director shall have no rights thereunder. We will also reimburse Mr. Collins for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for us. As also required under the non-independent director agreement, we have separately entered into a standard indemnification agreement with Mr. Collins.

2021 Stock Option and Incentive Plan

On February 11, 2021, our board of directors approved, and our majority stockholders ratified, the LQR House Inc. 2021 Stock Option and Incentive Plan, or the 2021 Plan. Under the 2021 Plan, 10,000,000 shares of Common Stock (on a pre-reverse stock-split basis) were reserved and available for issuance under the 2021 Plan. On March 10, 2023, our board of directors approved, and our majority stockholders ratified, Amendment No. 1 to the LQR House Inc. 2021 Stock Option and Incentive Plan, or Amendment No. 1 to the 2021 Plan, which increased the maximum number of shares of Common Stock that may be issued pursuant to awards under the 2021 Plan from 1,666,667 shares of Common Stock (on a post-reverse stock-split basis) to 2,850,000 shares of Common Stock in accordance with the Company’s Plan of Conversion dated February 3, 2023.

Purpose of the 2021 Plan: The purpose of the 2021 Plan is to advance our interests and the interests of our stockholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 2021 Plan is 2,850,000 shares. As of the date of this prospectus, pursuant to Restricted Stock Unit Award Agreements entered into between the Company and 11 individuals, we granted 350,000 shares of Common Stock on a post-reverse split basis (2,100,000 shares of Common Stock on a pre-reverse split basis) in the form of Restricted Stock Awards and/or Restricted Stock Units under the 2021 Plan. All 350,000 shares vested in four (4) installments, the last installment having vested on September 30, 2022. Prior to this offering, 2,500,000 shares of Common Stock remain available for issuance under the 2021 Plan.

We expect to grant 1,000,000 RSUs to Sean Dollinger and 50,000 RSUs each to Darren Collins, Guy Dollinger, Holiday Russell, James Huber, and James O’Brien for a total of 1,250,000 RSUs as disclosed elsewhere in this prospectus. These 1,250,000 shares of Common Stock in the form of RSUs shall be issued following the Effective Time and will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time. After the grant of these 1,250,000 shares of Common Stock under the 2021 Plan following the Effective Time, 1,250,000 shares of Common Stock will remain available for issuance under the 2021 Plan.

We intend that awards granted under the 2021 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2021 Plan shall be so construed.

The following summary briefly describes the principal features of the 2021 Plan and is qualified in its entirety by reference to the full text of the 2021 Plan.

Awards that may be granted include: (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock Units, (e) Restricted Stock Awards, (f) Unrestricted Stock Awards, (g) Cash-Based Awards, and (h) Dividend Equivalent Rights. These awards offer us and our stockholders the possibility of future value, depending on the long-term price appreciation of our Common Stock and the award holder’s continuing service with us. Awards shall be evidenced by an award certificate, which is a written or electronic document setting forth the terms and provisions applicable to an award granted under the 2021 Plan. Each award certificate is subject to the terms and conditions of the 2021 Plan.

Stock options granted under the 2021 Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. To the extent that any option does not qualify as an incentive stock option, it shall be deemed a non-qualified stock option. Stock options granted pursuant to the 2021 Plan shall be subject to the terms and conditions that the administrator of the plan deems desirable. If the administrator so determines, stock options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the administrator may establish.

Stock appreciation rights, or SARs, are a type of award entitling the recipient to receive shares of our Common Stock (or cash, to the extent explicitly provided for in the applicable agreement) having a value equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price of the stock appreciation right multiplied by the number of shares of Common Stock with respect to which the stock appreciation right shall have been exercised.

Restricted stock awards are awards of a right to receive shares of our Common Stock on a future date. Restricted Stock Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted stock shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our Common Stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our Common Stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

A restricted stock unit is an award of stock units that may be settled in shares of stock (or cash, to the extent explicitly provided for in the award) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such award shall be determined by the administrator, and such terms and conditions may differ among individual awards and grantees.

A dividend equivalent right is an award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to the grantee. A dividend equivalent right may be granted under the 2021 Plan to any grantee as a component of an award of restricted stock units or as a freestanding award. The terms and conditions of dividend equivalent rights shall be specified in the award agreement. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents.

Our board of directors may grant Common Stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements.

The 2021 Plan also provides for unrestricted stock awards and cash-based awards, representing the right to receive a payment, which may be in the form of cash, shares of Common Stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2021 Plan are described in more detail below.

Administration of the 2021 Plan: The 2021 Plan is currently administered by our board of directors who shall have the power and authority to grant awards consistent with the terms of the 2021 Plan, including the power and authority: (i) to select the individuals to whom awards may from time to time be granted; (ii) to determine the time or times of grant, and the extent, if any, of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, cash-based awards, and dividend equivalent rights, or any combination of the foregoing, granted to any one or more grantees; (iii) to determine the number of shares of stock to be covered by any award; (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the 2021 Plan, of any award, which terms and conditions may differ among individual awards and grantees, and to approve the forms of award certificates; (v) to accelerate at any time the exercisability or vesting of all or any portion of any award; (vi) subject to the provisions of the 2021 Plan to extend at any time the period in which stock options may be exercised; and (vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the 2021 Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the 2021 Plan and any award (including related written instruments); to make all determinations it deems advisable for the administration of the 2021 Plan; to decide all disputes arising in connection with the 2021 Plan; and to otherwise supervise the administration of the 2021 Plan. All decisions and interpretations of the administrator shall be binding on all persons, including the Company and the 2021 Plan grantees.

Eligible Recipients: Persons eligible to receive awards under the 2021 Plan include full or part-time officers and other employees, non-employee directors and consultants of the Company and its subsidiaries as are selected from time to time by the administrator in its sole discretion.

Shares Available Under the 2021 Plan: The shares issuable under the 2021 Plan shall consist of authorized but unissued or reacquired shares of Common Stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend. Shares subject to an award under the 2021 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2021 Plan.

Stock Options:

General. Stock options and SARs shall be evidenced by award certificate specifying the number of shares of Common Stock covered thereby, in such form as the board of directors shall from time to time establish. Stock options granted under the 2021 Plan may be either incentive stock options or non-qualified stock options. Incentive stock options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. To the extent that any option does not qualify as an incentive stock option, it shall be deemed a non-qualified stock option. Stock options granted pursuant to the 2021 Plan shall be subject to the terms and conditions that the administrator of the plan deems desirable. If the administrator so determines, stock options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the administrator may establish.

Option Price. The exercise price for each stock option shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the stock option shall be not less than the fair market value of a share of Common Stock on the effective date of grant of the stock option. In the case of an incentive stock option that is granted to a ten percent or more owner of the Company, the option price of such option shall be not less than one hundred ten percent (110%) of the fair market value on the grant date. Notwithstanding the foregoing, a stock option may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Stock options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the administrator at or after the grant date. The administrator may at any time accelerate the exercisability of all or any portion of any stock option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a stock option and not as to unexercised stock options. The term of each stock option shall be fixed by the administrator, but no stock option shall be exercisable more than ten years after the date the stock option is granted. in the case of an incentive stock option that is granted to a ten percent or more owner of the Company, the term of such stock option shall be no more than five years from the date of grant. Stock options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased, unless stated otherwise on the award certificate.

Stock Appreciation Rights: A stock appreciation right is an award entitling the recipient to receive shares of stock (or cash, to the extent explicitly provided for in the applicable award certificate) having a value equal to the excess of the fair market value of a share of stock on the date of exercise over the exercise price of the stock appreciation right multiplied by the number of shares of Stock with respect to which the stock appreciation right shall have been exercised. The exercise price of a stock appreciation right shall not be less than one hundred percent (100%) of the fair market value of the stock on the date of grant. stock appreciation rights may be granted by the administrator independently of any stock option.

Restricted Stock Awards: A restricted stock award is any award of restricted shares subject to such restrictions and conditions as the administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. Upon the grant of the restricted stock award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the restricted shares and receipt of dividends; provided that if the lapse of restrictions with respect to the restricted stock award is tied to the attainment of performance goals, any dividends paid by the company during the performance period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met with respect to the restricted stock award. Restricted Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of except as specifically provided herein or in the restricted stock award certificate. The administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives, and other conditions on which the non-transferability of the restricted shares and the company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be restricted shares and shall be deemed vested.

Restricted Stock Units: A restricted stock unit is an award of stock units that may be settled in shares of stock (or cash, to the extent explicitly provided for in the award) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such award shall be determined by the administrator, and such terms and conditions may differ among individual awards and grantees. Except in the case of restricted stock units with a deferred settlement date that complies with Section 409A of the Internal Revenue Code, at the end of the vesting period, the restricted stock units, to the extent vested, shall be settled in the form of shares of stock. restricted stock units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A. The administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of restricted stock units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the administrator and in accordance with Section 409A and such other rules and procedures established by the administrator. The administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the administrator deems appropriate. Any restricted stock units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the award certificate. A grantee’s right in all restricted stock units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its subsidiaries for any reason.

Unrestricted Stock and Cash-Based Awards in Lieu of Obligations. The board of directors may grant Common Stock to any eligible recipient as a bonus, or to grant Common Stock or other awards in lieu of obligations to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements, or vice versa, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of Common Stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. Common Stock or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Dividend Equivalent Rights: a dividend equivalent right is an award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of stock specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to the grantee. A dividend equivalent right may be granted hereunder to any grantee as a component of an award of restricted stock units or as a freestanding award. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares of stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at fair market value on the date of reinvestment, or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or installments. A dividend equivalent right granted as a component of an award of restricted stock units shall provide that such dividend equivalent right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as such other award. Except as may otherwise be provided by the administrator either in the award certificate or the plan, a grantee’s rights in all dividend equivalent rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its subsidiaries for any reason.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the 2021 Plan or any outstanding award or may terminate the 2021 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2021 Plan, change the persons eligible for awards under the 2021 Plan, extend the time within which awards may be made, or amend the provisions of the 2021 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2021 Plan can be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2022 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●

We, as buyer, and Dollinger Holdings LLC, Dollinger Innovations Inc., and Sean Dollinger, our Chief Executive Officer and a director, as sellers, are parties to an asset purchase agreement, dated March 19, 2021. Dollinger Holdings LLC and Dollinger Innovations Inc. are wholly owned by Sean Dollinger. Pursuant to the asset purchase agreement, the purchase price was equal to $4,000,000 (in addition to the assumption of assumed liabilities) and consisted of (i) 16,000,000 shares of our Common Stock (2,666,667 shares of common stock on a post-split basis) and (ii) US$220,000 in cash payable to Dollinger Holdings, LLC, and we obtained ownership of the assets and liabilities that constitute the SWOL brand and SWOL Tequila branding. The assets and liabilities constituting the SWOL Brand and SWOL Tequila branding were held in part by Dollinger Holdings LLC and Dollinger Innovations Inc.

●	We, CWS, and Ssquared are parties to an Exclusive Marketing Agreement dated April 1, 2021. Pursuant to that agreement, CWS and Ssquared granted us exclusive marketing rights regarding any of CWS and Ssquared’s products. Pursuant to that agreement, Sean Dollinger, our Chief Executive Officer and a director, and 50% owner of Ssquared, received 2,000,000 shares of our Common Stock (333,333 shares of Common Stock on a post-split basis), and KBros, LLC, the owner of CWS and 50% owner of Ssquared, received 8,000,000 shares of our Common Stock (1,333,334 shares of Common Stock on a post-split basis).

●	We and Dollinger Holdings LLC are parties to an asset purchase agreement, the Soleil Vino Asset Purchase Agreement, dated May 31, 2021. Pursuant to that agreement, we purchased the assets and liabilities associated with the Soleil Vino wine club and its products, and Dollinger Holding LLC, wholly owned by Sean Dollinger, received $100,000 in cash, Sean Dollinger received 3,800,000 shares of our Common Stock (633,334 shares of Common Stock on a post-stock split basis), and Andrea Cooke received 200,000 shares of our Common Stock (33,334 shares of Common Stock on a post-stock split basis). In conjunction with the acquisition the Company entered into a finder’s fee agreement with a third party in which 400,000 shares of our Common Stock were issued (66,667 shares of Common Stock on a post-stock split basis).

●	Ms. Alexandra Hoffman, the Company’s Director, is also employed by the Company as a Technical Writer since May 1, 2023. See Executive Compensation – Executive Employment and Consulting Agreements.

●	Mr. Gregory Hoffman, a brother of Ms. Alexandra Hoffman, our director, has entered into an advisor agreement with the Company on June 1, 2023, pursuant to which the Company issued to Mr. Hoffman 500,000 shares of Common Stock.

Private Placement

On June 1, 2023, we conducted a private placement of our Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 955,000 shares of Common Stock at $1.00 per share for a total of $955,000.

2023 Advisor Agreements

On June 1, 2023, we entered into advisor agreements with certain advisors, pursuant to which the advisors will provide business and corporate advice in connection with the Offering to the Company. In consideration for the advisor’s services, the Company issued 500,000 shares of Common Stock to six individuals and entities, for an aggregate of 3,000,000 shares of Common Stock.

Promoters and Certain Control Persons

Sean Dollinger, our Chief Executive Officer and a member of our board of directors, and Darren Collins, a member of our board of directors, may be deemed “promoters” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” above.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the date of this prospectus for (i) each of our named executive officers, directors and director nominees; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, LQR House Inc., 6800 Indian Creek Dr. Suite 1E, Miami Beach, FL 33141.

	Common Stock Beneficially Owned Prior to this Offering (1)			Common Stock Beneficially Owned After this Offering (2)
Name of Beneficial Owner	Common Stock	Percent of Common Stock (%)	Total Voting Power (%)	Common Stock	Percent of Common Stock (%)	Total Voting Power (%)
Sean Dollinger, Chief Executive Officer and Director (3)	1,941,667	19.12%	19.12%	1,941,667	17.41%	17.41%
Kumar Abhishek, Chief Financial Officer	16,667	*	*	16,667	*	*
Jaclyn Hoffman, Chief Marketing Officer	58,334	*	*	58,334	*	*
Darren Collins, Director (4)	300,000	2.95%	2.95%	300,000	2.69%	2.69%
Alexandra Hoffman, Director	33,334	*	*	33,334	*	*
Guy Dollinger, Director Nominee (5)	25,000	*	*	25,000	*	*
Holiday Russell, Director Nominee (6)	-	-	-	-	*	*
James Huber, Director Nominee (7)	-	-	-	-	*	*
James O’Brien, Director Nominee (8)	-	-	-	-	*	*
All directors and executive officers as a group (9 persons) (9)	2,375,002	25.41%	25.41%	2,375,002	21.29%	21.29%
KBROS, LLC (10)	1,333,334	13.13%	13.13%	-	-	-
Joel Abbo(11)	816,667	8.04%	8.04%	66,667	*	*
Index Equity US LLC(12)	750,000	7.39%	7.39%	-	-	-
Kiranjit Sidhu	600,000	5.91%	5.91%	-	-	-
2200049 AB Inc. (13)	591,000	5.82%	5.82%	-	-	-

*	Less than 1%.

(1)	Based on 10,155,434 shares of Common Stock issued and outstanding as of the date of this prospectus.

(2)	Based on 11,155,434 shares of Common Stock issued and outstanding after this offering, assuming no exercise of the underwriters’ over-allotment option. Immediately after the consummation of this offering, we will file a Registration Statement on Form S-8 with the SEC to register Common Stock and restricted stock that were issued or that we plan to issue to certain of our employees, consultants, officers and directors pursuant to the 2021 Plan. See “Business—Our Corporate History and Structure” and “Executive Compensation — 2021 Stock Option and Incentive Plan”. For purposes of this table, a total of 1,250,000 shares of Common Stock which will be granted to certain directors and executive officers of the Company shortly after the filing of the Registration Statement on Form S-8 is included in the number, percentage and voting power, as applicable, of shares of Common Stock that are beneficially owned after this offering.

(3)	Our board of directors determined it was in the best interest of the Company and its stockholders to grant Sean Dollinger an award of 1,000,000 RSUs, under the Company’s 2021 Plan, to compensate him for his employment with the Company. Following the Effective Time, Mr. Dollinger shall be granted an award of 1,000,000 RSUs under the Company’s 2021 Plan, with one (1) RSU corresponding to one (1) share of common stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. Dollinger remains in continuous service on such dates, and the grant is subject to forfeiture for termination without case. These 1,000,000 RSUs are not reflected in Mr. Dollinger’s “Common Stock Beneficially Owned After this Offering” number as the RSUs are contingent on a vesting schedule.

(4)	Under the non-independent director agreement between Darren Collins and the Company, following the Effective Time, Mr. Collins shall be granted an award of 50,000 RSUs under the Company’s 2021 Plan, with one (1) RSU corresponding to one (1) share of common stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. Collins remains in continuous service on such dates, and the grant is subject to forfeiture for termination without case. These 50,000 RSUs are not reflected in Mr. Collins’ “Common Stock Beneficially Owned After this Offering” number as the RSUs are contingent on a vesting schedule.

(5)	Under the independent director agreement between Guy Dollinger and the Company, following the Effective Time, Mr. Dollinger shall be granted an award of 50,000 RSUs under the Company’s 2021 Plan, with one (1) RSU corresponding to one (1) share of common stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. Dollinger remains in continuous service on such dates, and the grant is subject to forfeiture for termination without case. These 50,000 RSUs are not reflected in Mr. Dollinger’s “Common Stock Beneficially Owned After this Offering” number as the RSUs are contingent on a vesting schedule.

(6)	Under the independent director agreement between Holiday Russell and the Company, following the Effective Time, Mr. Russell shall be granted an award of 50,000 RSUs under the Company’s 2021 Plan, with one (1) RSU corresponding to one (1) share of common stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. Russell remains in continuous service on such dates, and the grant is subject to forfeiture for termination without case. These 50,000 RSUs are not reflected in Mr. Russell’s “Common Stock Beneficially Owned After this Offering” number as the RSUs are contingent on a vesting schedule.

(7)	Under the independent director agreement between James Huber and the Company, following the Effective Time, Mr. Huber shall be granted an award of 50,000 RSUs under the Company’s 2021 Plan, with one (1) RSU corresponding to one (1) share of common stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. Huber remains in continuous service on such dates, and the grant is subject to forfeiture for termination without case. These 50,000 RSUs are not reflected in Mr. Huber’s “Common Stock Beneficially Owned After this Offering” number as the RSUs are contingent on a vesting schedule.

(8)	Under the independent director agreement between James O’Brien and the Company, following the Effective Time, Mr. O’Brien shall be granted an award of 50,000 RSUs under the Company’s 2021 Plan, with one (1) RSU corresponding to one (1) share of common stock. The RSUs will vest in eight (8) equal quarterly installments commencing in the quarter following the Effective Time provided that Mr. O’Brien remains in continuous service on such dates, and the grant is subject to forfeiture for termination without case. These 50,000 RSUs are not reflected in Mr. O’Brien’s “Common Stock Beneficially Owned After this Offering” number as the RSUs are contingent on a vesting schedule.

(9)	The number of executive officers and directors will increase to 9 persons upon the consummation of this initial public offering.

(10)	Shawn Kattoula is deemed the beneficial owner of the 1,333,334 shares of Common Stock held by KBros, LLC, a California limited liability company. Mr. Kattoula is the manager of KBros, LLC, and has sole voting and dispositive powers over the company. KBros, LLC’s business address is 23658 San Vicente Road, Ramona, CA 92065.

(11)	Joel Abbo has beneficial ownership over 750,000 shares of Common Stock held in the name of Joel Abbo. Joel Abbo additionally has beneficial ownership over 66,667 shares of Common Stock held in the name of Jobel Foundation, a Panama corporation. Joel Abbo is deemed to beneficially own the shares of Common Stock owned by Jobel Foundation because he has sole voting and dispositive powers over the company. Jobel Foundation’s business address is Punta Pacifica, Bellagio Tower, Apt 1-B Panama, Republic of Panama.

(12)	Bjarne Borg owns Index Equity US LLC. Bjarne Borg is deemed to beneficially own the shares of Common Stock owned by Index Equity US LLC because he has sole voting and dispositive powers over the company. Index Equity US LLC’s business address is 1000 N US Hwy One, Suite 902, Jupiter, FL 33477, United States.

(13)	Greg Bealer owns 2200049 Alberta Inc., an Alberta Corporation. Greg Bealer is deemed to beneficially own the shares of Common Stock owned by 2200049 Alberta Inc. because he has sole voting and dispositive powers over the company. 2200049 Alberta Inc.’s business address is 16 Wolf Willow Point, Edmonton, AB T5T 1E3, Canada.

Prior to the commencement of this offering, there will be 10,155,434 shares of Common Stock outstanding representing voting power of 10,155,434 votes. Following this offering, there will be 11,155,434 shares of Common Stock outstanding representing voting power of 11,155,434 votes.

DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock is 350,000,000 shares of Common Stock, par value $0.0001 per share.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, amendments thereto, and our bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there are 10,155,434 shares of Common Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one (1) vote for each share of Common Stock held of record on all matters submitted to a vote of the stockholders.

Under our articles of incorporation, as amended, and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time-to-time by the Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Representative’s Warrant

Upon the closing of this offering, there will be up to 50,000 shares of Common Stock issuable upon exercise of the representative’s warrant (57,500 shares of Common Stock if the underwriters exercise the over-allotment option in full), assuming a public offering price of $5 per, which is the midpoint of the estimated range of the initial public offering price shown on the cover page. See “Underwriting—Representative’s Warrants” below for a description of the representative’s warrants.

Stock Options

On February 11, 2021, we adopted the 2021 Plan. The purpose of the 2021 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors, and consultants. On March 10, 2023, our board of directors approved, and our majority stockholders ratified, Amendment No. 1 to the 2021 Plan, which increased the maximum number of shares of Common Stock that may be issued pursuant to awards under the 2021 Plan from 1,666,667 shares (on a post-reverse stock-split basis) to 2,850,000 shares. For further information, please see “Executive Compensation – 2021 Stock Option and Incentive Plan”.

Anti-Takeover Provisions

The provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Single Common Stock Structure

On March 29, 2023, the Company amended its articles of incorporation to institute a dual class share structure consisting of Class A Common Stock, and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock was entitled to twenty (20) votes per share on proposals requiring or requesting stockholder approval, and Class B Common Stock was entitled to one (1) vote on any such matter. A share of Class A Common Stock could have been voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock would have resulted in its automatic conversion into Class B Common Stock upon such transfer, subject to certain exceptions, including that the transfer of shares of Class A Common Stock to another holder of Class A Common Stock would not have resulted in such automatic conversion. Class B Common Stock was not convertible. Other than as to voting and conversion rights, Class A Common Stock and Class B Common Stock had the same rights and preferences and ranked equally, shared ratably and were identical in all respects as to all matters.

Due to this amendment, the Company’s authorized capital stock became 350,000,000 shares, consisting of: (i) 300,000,000 shares of Common Stock, par value $0.0001 per share, of which 20,000,000 shares were designated Class A Common Stock, $0.0001 par value per share, and 280,000,000 shares were designated as Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share. All 9,200,434 shares of Common Stock issued and outstanding at the time of the amendment became shares of Class B Common Stock.

On June 5, 2023, the Company further amended its articles of incorporation to amend the share structure by (i) eliminating a dual class share structure consisting of the Class A Common Stock and Class B Common Stock and establishing a single Common Stock structure consisting of shares of Common Stock only, with 350,000,000 authorized shares being all designated as Common Stock with a par value of $0.0001 per share, entitled to one (1) vote per share; and by (ii) eliminating all authorized shares of preferred stock. All 13,155,434 shares of Class B Common Stock issued and outstanding at the time of the amendment became shares of Common Stock. Subsequent to the amendment of the articles of incorporation, the Company cancelled 3,000,000 shares of Common Stock pursuant to a Cancellation Agreement dated May 23, 2023 between the Company and four stockholders, resulting in 10,155,434 shares of Common Stock issued and outstanding.

Prior to the commencement of this offering, there will be 10,155,434 shares of Common Stock outstanding representing voting power of 10,155,434 votes. Following this offering, there will be 11,155,434 shares of Common Stock outstanding representing voting power of 11,155,434 votes.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 - 78.444), which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by an action of the board of directors. Our bylaws contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Common Stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Cumulative Voting

The holders of our Common Stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding Common Stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

We have appointed VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598, telephone 212-828-8436, as the transfer agent for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our Common Stock. Future sales of substantial amounts of shares of our Common Stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Common Stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, at an assumed initial public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, we will have 11,155,434 shares of Common Stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 11,305,434 shares of Common Stock issued and outstanding. The Common Stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of Common Stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	1% of the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-up Agreements

We will not, without the prior written consent of the representative, from the date of execution of the Underwriting Agreement and continuing for a period of six (6) months after the close of the IPO (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Our officers, directors, and any holders of our Common Stock have agreed to be locked up for a period of six (6) months during the Lock-Up Period. During the lock-up period, our officers, directors, and holders of our Common Stock shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions.

Notwithstanding the above, we and the underwriters have agreed to waive the lock-up requirement for shares of Common Stock being offered for sale by the selling stockholders named in the Resale Prospectus. See “Shares Eligible For Future Sale – Lock-Up Agreements”.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock that is being issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of owning and disposing of our Common Stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the ownership or disposition of our Common Stock.

This summary is limited to Non-U.S. Holders (as defined below) that hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Common Stock.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, including, without limitation:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation, passive foreign investment company or a foreign trust with US person beneficiaries;

●	a Non-U.S. Holder holding our Common Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding Common Stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our Common Stock should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of our Common Stock that are applicable to them.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our Common Stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our Common Stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our Common Stock. If we make distributions of cash or property (other than certain pro rata distributions of our Common Stock) with respect to our Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our Common Stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain from a disposition of our Common Stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

Distributions on our Common Stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our Common Stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our Common Stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our Common Stock at all times during the applicable period, provided that our Common Stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury Regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our Common Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our Common Stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our Common Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our Common Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our Common Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our Common Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our Common Stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our Common Stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its Common Stock will affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our Common Stock on or after January 1, 2019, U.S. Treasury Regulations proposed in December 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

In connection with this offering, we expect to enter into an underwriting agreement with EF Hutton, division of Benchmark Investments, LLC, as the representative of the underwriters named in this prospectus, with respect to the Common Stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of shares of Common Stock at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per shares less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of Common Stock listed next to its name in the following table:

Underwriter	Number of Shares
EF Hutton, division of Benchmark Investments, LLC	1,000,000

Total	1,000,000

The shares of Common Stock sold by the underwriters to the public will initially be offered at the initial public offering price range set forth on the cover page of this prospectus. Any shares of Common Stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[*] per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares of Common Stock than the total number set forth in the table above, we have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 150,000 additional shares of Common Stock at the public offering price less the underwriting discount, constituting 15% of the total number of shares of Common Stock to be offered in this offering (excluding shares subject to this option). The representative may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis.  Any shares of Common Stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of Common Stock that are the subject of this offering.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Exchange Act, as described below:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the representative), based on the assumed initial public offering price of $5 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus:

	Per Share	Total Without Over-Allotment Option	Total With Entire Over- Allotment Option
Assumed initial public offering price	$5.00	$5,000,000	$5,750,000
Underwriting discounts and commissions (8%)	$0.40	$400,000	$460,000
Proceeds, before expenses, to us	$4.60	$4,600,000	$5,290,000
Non-accountable expense allowance (1%)	$0.05	$50,000	$57,500

We have agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received at the closing of the offering.

We will be also responsible for and will pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of the Company’s Common Stock; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the underwriters’ counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the underwriters; and (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of this offering by FINRA; (i)other expenses, considering that a total amount of all fees and expenses including “road show,” diligence, and reasonable legal fees and disbursements for the underwriters’ counsel shall not exceed $239,500. The Company shall be responsible for underwriters’ external counsel legal costs irrespective of whether or not the offering is consummated, subject to a maximum of $50,000 in the event that it is not consummated.

Additionally, the Company shall provide the representative an expense advance (the “Advance”) of $50,000 upon execution of the letter of engagement with the representative. The Advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the Advance shall be returned to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

Representative’s Warrant

We have agreed to issue a warrant to the representative to purchase a number of shares of Common Stock equal to 5% of the aggregate number of shares sold in this offering at an exercise price per share equal to 100.0% of the public offering price per share sold in this offering. The underwriters’ warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six (6) months from the effective date of the Offering. The underwriters’ warrants also provide for registration rights (including a one-time demand registration right and unlimited piggyback rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) and anti-dilution protection (adjustment in the number and price of such warrants and the shares underlying such warrants) resulting from corporate events (which would include dividends, reorganizations, mergers, etc.) and future issuance of Common Stock or Common Stock equivalents at prices (or with exercise and/or conversion prices) below the Offering price as permitted under FINRA Rule 5110(f)(2)(G).

The underwriters’ warrant and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the underwriters’ warrant nor any of our shares of Common Stock issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. The underwriters’ warrant to be received by the Representative and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenue and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the Representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our shares of Common Stock, or that the shares will trade in the public market at or above the initial public offering price. We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the representative and the other underwriters may be required to make for these liabilities.

Right of First Refusal

We have agreed to provide the representative the right of first refusal for 12 months after the date the Offering is completed or the termination or expiration of the engagement with the representative to act as financial advisor or to act as sole investment banker, sole book-runner, and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to EF Hutton for such Subject Transactions. EF Hutton shall have the sole right to determine whether any other broker dealer shall have the right to participate in a Subject Transaction and the economic terms of such participation. For the avoidance of any doubt, the Company shall not retain, engage or solicit any additional investment banker, book-runner, financial advisor, underwriter and/or placement agent in a Subject Transaction without the express written consent of EF Hutton. In the event that we engage the representative to provide such services, the representative will be compensated consistent with our engagement agreement with the representative, unless we mutually agree otherwise.

Tail Rights

During the Engagement Period as defined in the Engagement letter between the Company and EF Hutton or within the twelve (12) month period following the termination or expiration of our engagement agreement with the representative, the representative shall be entitled to success fees, equal to 8% of gross proceeds received, in accordance with our engagement agreement if the Company completes a transaction with a party who became aware of the Company or who became known to the Company and the Company has direct knowledge of such party’s participation in the offering during the Engagement Period or within the twelve (12) month period following the termination or expiration of our engagement agreement with the representative.

Lock-Up Agreements

We will not, without the prior written consent of the representative, from the date of execution of the Underwriting Agreement and continuing for a period of six (6) months after the close of the IPO (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.

Our officers, directors, and any holders of our Common Stock have agreed to be locked up for a period of six (6) months during the Lock-Up Period. During the lock-up period, our officers, directors, and holders of our Common Stock shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, subject to customary exceptions.

Notwithstanding the above, we and the underwriters have agreed to waive the lock-up requirement for shares of Common Stock being offered for sale by the selling stockholders named in the Resale Prospectus. See “Shares Eligible For Future Sale – Lock-Up Agreements”.

Electronic Offer, Sale, and Distribution of Shares of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, shares of Common Stock may be sold by the representative to securities dealers who resell shares of Common Stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of Common Stock, where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Nauth LPC, Ontario, Canada, has acted as our counsel in connection with the preparation of this prospectus. Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sherman & Howard L.L.C., Las Vegas, Nevada. Carmel, Milazzo & Feil LLP, New York, New York, is acting as counsel for the representative of the underwriters with respect to this offering.

EXPERTS

The financial statements of our company appearing elsewhere in this prospectus have been included herein in reliance upon the report of dbbmckennon, an independent registered public accounting firm, appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements), and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

FINANCIAL STATEMENTS

LQR HOUSE INC.

BALANCE SHEETS

UNAUDITED

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$23,581	$7,565
Accounts receivable, related party	8,794	224,692
Advances to related party	6,058	314,766
Prepaid expenses	31,579	-
Total current assets	70,012	547,023
Intangible assets, net	2,020,833	2,083,333
Deferred offering costs	59,259	-
Total assets	$2,150,104	$2,630,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$290,967	$287,457
Accounts payable, related party	69,214	104,002
Accrued expenses	72,356	199,256
Total liabilities	432,537	590,715

Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, no shares issued or outstanding as of March 31, 2023 and December 31, 2022	-	-
Class A Common Stock, $0.0001 par value, 20,000,000 shares authorized, no shares issued or outstanding as of March 31, 2023 and December 31, 2022	-	-
Class B Common Stock, $0.0001 par value, 280,000,000 shares authorized, 9,200,434 and 0 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	920	-
Common stock, $0.0001 par value, no shares and 300,000,000 authorized, 0 and 9,200,405 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	-	920
Additional paid-in capital	5,843,622	5,843,622
Accumulated deficit	(4,126,975)	(3,804,901)
Total stockholders’ equity	1,717,567	2,039,641
Total liabilities and stockholders’ equity	$2,150,104	$2,630,356

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC

STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended March 31,
	2023	2022
Revenue - services	$150,563	$28,250
Total revenues	150,563	28,250

Cost of revenue - services	102,997	312,955
Total cost of revenue	102,997	312,955
Gross profit (loss)	47,566	(284,705)

Operating expenses:
General and administrative	321,317	253,537
Sales and marketing	48,323	162,886
Total operating expenses	369,640	416,423

Loss from operations	(322,074)	(701,128)
Net loss	$(322,074)	$(701,128)

Weighted average common shares outstanding - basic and diluted	9,200,406	8,950,544
Net loss per common share - basic and diluted	$(0.04)	$(0.08)

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

UNAUDITED

			Class A		Class B				Additional		Total
	Preferred Stock		Common Stock		Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2021	-	$-	-	$-	-	$-	8,937,905	$894	$5,525,773	$(1,962,726)	$3,563,941
Vesting of restricted stock units	-	-	-	-	-	-	87,500	9	65,616	-	65,625
Net loss	-	-	-	-	-	-	-	-	-	(701,128)	(701,128)
Balances at March 31, 2022	-	$-	-	$-	-	$-	9,025,405	$903	$5,591,389	$(2,663,854)	$2,928,438

Balances at December 31, 2022	-	$-	-	$-	-	$-	9,200,405	$920	$5,843,622	$(3,804,901)	$2,039,641
Recapitalization (Note 5)	-	-	-	-	9,200,434	920	(9,200,405)	(920)	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	(322,074)	(322,074)
Balances at March 31, 2023	-	$-	-	$-	9,200,434	$920	-	$-	$5,843,622	$(4,126,975)	$1,717,567

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.

STATEMENTS OF CASH FLOWS

UNAUDITED

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(322,074)	$(701,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	62,500	62,500
Vesting of restricted stock units	-	65,625
Changes in operating assets and liabilities:
Accounts receivable, related party	215,898	(25,421)
Prepaid expenses	(31,579)	(56,865)
Accounts payable	3,510	42,075
Accounts payable, related party	(34,788)	(3,813)
Accrued expenses	(126,900)	-
Net cash used in operating activities	(233,433)	(617,028)
Cash flows from investing activities:
Net repayments from (advances to) related party	308,708	(42,658)
Net cash provided by (used in) investing activities	308,708	(42,658)
Cash flows from financing activities:
Deferred offering costs	(59,259)	-
Net cash used in financing activities	(59,259)	-
Net change in cash and cash equivalents	16,016	(659,686)
Cash and cash equivalents at beginning of period	7,565	1,116,101
Cash and cash equivalents at end of period	$23,581	456,415

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.

NOTES TO FINANCIAL STATEMENTS

UNAUDITED

1. NATURE OF OPERATIONS

LQR House Inc. (“LQR” or the “Company”) was incorporated on January 11, 2021, in the state of Delaware. The Company operates primarily in the beverage alcohol industry owning specialty brands, providing marketing and distribution services.

As of March 31, 2023, the Company has not achieved its planned level of operations. The Company’s activities since inception have been limited and consisted of formation activities, commencement of operations and capital raising activities. The Company has preparations to further raise capital and increase its operational activity. To date, the Company has only generated limited amounts of revenue subsequent to the asset acquisitions and it has just begun to scale its marketing revenue related efforts. The Company is dependent upon additional capital resources for the scaling of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

On February 3, 2023, the Company changed its state of incorporation to the State of Nevada by merging into LQR House Inc., a Nevada corporation. On February 3, in accordance with our reincorporation to Nevada, the Company’s authorized capital stock changed from 100,000,000 shares of common stock, $0.001 par value, to 350,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. At the same time, the Company also completed a 6-for-1 reverse stock split of our outstanding common stock through the merger by issuing one share of common stock for every six previously outstanding shares of common stock of the predecessor Delaware company. The accompanying financial statements and related disclosures have been presented to retroactively reflect the Reorganization.

2. GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $322,074 and $701,128 for the three months ended March 31, 2023 and 2022, and has negative cash flows from operations for the three months ended March 31, 2023 and 2022. The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these financial statements. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing and generate future profitable operations to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has in the past, and is expected to in the future, arrange additional equity or debt financing and grow revenues that may assist in addressing these issues. No assurance can be given that management’s actions will result in additional financing or profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year end is December 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities when early adoption is permitted.

Unaudited Interim Financial Information

The unaudited interim financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, within the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in the annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods presented and of the financial condition as of the date of the interim balance sheet. The financial data and the other information disclosed in these notes to the interim financial statements related to the three-month periods are unaudited. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These unaudited interim financial statements should be read in conjunction with the financial statements of the Company for the periods ended December 31, 2022 and 2021 and notes thereto that are included in the Company’s Registration Statement.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, related party and common control transactions and valuations of common stock. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Variable Interest Entities

The Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. The Company evaluated whether it was the primary beneficiary in its common control asset acquisitions (Note 4) and related party agreements (Note 5) and determined it is not the primary beneficiary of any entities.

Concentrations of Credit Risk

The Company’s ability to derive revenue from marketing services is reliant on its relationship and marketing license agreement with Ssquared Spirits LLC, a related party entity, and Country Wine & Spirits (“CWS”) who fulfills sales for the products sold by clientele using our marketing services. The discontinuance of such relationships or termination of the marketing license agreement would have a material negative impact on the Company’s operations.

Concentrations

The Company’s ability to derive revenue from marketing services is reliant on its relationship and marketing license agreement with Ssquared Spirits LLC, a related party entity, and CWS who fulfills sales for the products sold by clientele using our marketing services. The discontinuance of such relationships or termination of the marketing license agreement would have a material negative impact on the Company’s operations.

Furthermore, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations. However, the Company believes there are acceptable substitute vendors that can be utilized longer term.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s accounts receivable and accounts payable approximate their fair values due to the short maturity of these instruments. The Company believes the carrying amount of its advances to related parties approximate fair value due to its short-term maturity.

Accounts Receivable

Accounts receivable are derived from services and products delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Intangible Assets

The Company capitalized the value of stock issued related to the Company’s April 2021 exclusive marketing agreement with CWS (see Note 4). The license is amortized on a straight-line basis over the life of the agreement, which is ten years.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on its long-lived assets as of March 31, 2023 or December 31, 2022.

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company. The Company discloses related party transactions that are outside of normal compensatory agreements, such as salaries. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Revenue Recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers¸ the Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

The Company derives its revenue from marketing services and distribution of its SWOL Tequila product to CWS, and subscription-based membership revenue. Revenue is reported net of discounts.

Marketing Services

The Company contracts with third-party alcoholic beverage brands to utilize access to the CWS alcoholic beverage website (the “CWS Platform). The Company and the brands enter into a commercial relationship. The Company performs services such as creating a marketing campaign strategy, developing promotional materials and advertising promotional materials through the CWS Platform. Revenue is recognized over a period time, as the marketing services are being continually provided on a daily and monthly basis over the life of an agreed upon campaign. Marketing campaigns generally range from one to three months.

Product Sales

The Company wholly owns SWOL Tequila, a tequila made in limited batches from a third-party producer located in Mexico. The Company facilitates all efforts to get the product delivered to CWS for retail distribution in the United States, including advancing costs for production, shipping and other importing and delivery charges. The Company is entitled to payment of cost plus an additional 20% on each bottle of SWOL Tequila sold to CWS. Revenue is recognized at the point in which the products are delivered to CWS, when LQR has fulfilled its performance obligation. Due to certain restrictions on the delivery and custodianship of alcoholic beverage, CWS is required to take ownership of the product at time of delivery, and there is no recourse or right of return. The Company records gross revenue as it’s the primary obligor in the transaction.

Vault

Vault is the exclusive membership program for CWS customers. Through the CWS Platform, users can sign up for membership where they will have access to all products available through CWS combined with special membership benefits including discounted products, free shipping and promotional offers.  The Company markets this membership program on the CWS Platform and is entitled to 50% of the revenue from the subscriptions.  Members are charged monthly membership fees, and the Company recognizes the 50% fee it is entitled to from CWS as net revenue. The Company records revenue on transactions when the user initially subscribes or renews their membership, as the Company is the agent of the transaction and do not typically provide significant post transaction services to the user or bear responsibility for the promised goods or services included in the membership.  The Company records a reserve for chargebacks and cancellations at the time of the transaction based on historical experience. During the three months ended March 31, 2023, revenue from Vault memberships totaled $8,794.

Contract Balances

Accounts receivable represent amounts owed from marketing and product sales invoiced, but not yet received,

Contract liabilities represent obligations to transfer services to a customer for which the Company has already received consideration. Payments for marketing services are generally received upfront in advance of the Company satisfying the related performance obligation and are recorded as a deferred revenue liability. The deferred revenue is reduced as the services are performed and the revenue is recognized. As of March 31, 2023 and December 31, 2022, the Company had $0 in deferred revenue.

Cost of Revenue

Cost of revenue consists of all direct costs attributable to performing marketing services and the Company’s product sales. Cost of revenue includes affiliate payouts, contracted marketing services, direct advertising costs for marketing campaigns, product costs, packaging, shipping and other importing and delivery charges. Cost of revenue also includes customer service personnel and amortization of the Company’s marketing license asset (see Note 4).

Sales and Marketing

Sales and marketing costs primarily consist of advertising, promotional expenses and marketing consulting and advisory services. Sales and marketing costs also include sales commissions.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of March 31, 2023, the Company had capitalized $59,259 in deferred offering costs.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation (“ASC 718-10”). The Company measures all equity-based awards granted to employees, independent contractors and advisors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The Company classifies equity-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll or contractor costs are classified or in which the award recipient’s service payments are classified.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of March 31, 2023 and 2022, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive common stock equivalents outstanding as of March 31, 2022 include 175,000 unvested restricted stock units, which vested in 2022 (see Note 6).

Recently Issued and Adopted Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. INTANGIBLE ASSETS

CWS Exclusive Marketing Agreement

On April 1, 2021, the Company, CWS, and another related entity, Ssquared Spirits LLC (“Ssquared”), entered into an exclusive marketing agreement (the “CWS Agreement”). Pursuant to this agreement, CWS and Ssquared granted the Company the exclusive right to promote and market spirits and other beverage products through the CWS website (cwspirtis.com) for sale to customers located within the United States. The Company has the sole right to manage and make decisions with regard to user facing content on the website, including the placement and removal of products and the creation and management of promotional initiatives. The term of the CWS Agreement is ten years. Pursuant to the agreement, the Company issued 1,666,667 shares of common stock to the members of Ssquared.

The Company capitalized the fair value of the consideration transferred, $2,500,000 (or $1.50 per share), as an intangible asset which will be amortized over the term agreement of ten (10) years. During the three months ended March 31, 2023 and 2022, the Company amortized $62,500 and $62,500, respectively which is included in cost of revenue – services in the statement of operations. As of March 31, 2023 and December 31, 2022, the unamortized balance was $2,020,833 and $2,083,333, respectively. Annual amortization expense is expected to be $250,000.

5. STOCKHOLDERS’ EQUITY

Prior to the Reorganization described in Note 1, the Company was authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. Upon the Reorganization in February 2023, the Company was authorized to issue 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share, as further described below.

Amendments to Articles of Incorporation

Dual Class Share Structure

On March 29, 2023, the Company amended its articles of incorporation to institute a dual class share structure consisting of Class A Common Stock, and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock was entitled to twenty (20) votes per share on proposals requiring or requesting stockholder approval, and Class B Common Stock was entitled to one (1) vote on any such matter. A share of Class A Common Stock could have been voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock would have resulted in its automatic conversion into Common Stock upon such transfer, subject to certain exceptions, including that the transfer of shares of Class A Common Stock to another holder of Class A Common Stock would not have resulted in such automatic conversion. Class B Common Stock was not convertible. Other than as to voting and conversion rights, Class A Common Stock and Class B Common Stock had the same rights and preferences and ranked equally, shared ratably and were identical in all respects as to all matters.

Due to this amendment, the Company’s authorized capital stock became 350,000,000 shares, consisting of: (i) 300,000,000 shares of common stock, par value $0.0001 per share, of which 20,000,000 shares were designated Class A Common Stock, $0.0001 par value per share, and 280,000,000 shares were designated as Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share. All 9,200,434 shares of common stock issued and outstanding at the time of the amendment became shares of Class B Common Stock.

Single Common Stock Structure

On June 5, 2023, the Company further amended its articles of incorporation to amend the share structure by (i) eliminating a dual class share structure consisting of the Class A Common Stock and Class B Common Stock and establishing a single common stock structure consisting of shares of common stock only, with 350,000,000 authorized shares being all designated as common stock with a par value of $0.0001 per share (the “Single Common Stock Structure”), entitled to one (1) vote per share; and by (ii) eliminating all authorized shares of preferred stock. All shares of Class B Common Stock issued and outstanding at the time of the amendment became shares of common stock.

Restricted Stock Units

On March 18, 2021, the Company implemented its 2021 Stock Option and Incentive Plan (the “Plan”). The maximum number of shares of common Stock issuable under The Plan is 1,666,667. In March 2021, the Company granted 350,000 restricted stock units (“RSUs”) to certain key employees, directors, consultants, and advisors of the Company pursuant to the Company’s 2021 Stock Option and Incentive Plan (the “Plan”). Each unit was to vest in 25% increments every six months for a period of two years from the date of issuance. The RSUs had a grant-date fair value of $525,000.

During the three months ended March 31, 2022, an additional 87,500 RSUs vested for total stock-based compensation expense of $65,625, of which $62,500 was included in general and administrative expenses and $3,125 was included in sales and marketing expenses in the statement of operations.

In September 2022, the Company accelerated the vesting of the remaining 87,500 unvested restricted stock units and therefore an aggregate of 262,500 shares were vested during 2022. Upon this, all 350,000 RSUs granted in 2021 were vested and outstanding shares of common stock. As of December 31, 2022, all restricted stock units were vested.

Regulation A Offering

In March 2022, the Company received its notice of qualification from the Securities and Exchange Commission under Regulation A. The offering was terminated in June 2022. No securities were sold under the offering.

6. RELATED PARTY TRANSACTIONS

CWS and Ssquared Spirits LLC

The Company’s founder and controlling stockholder has an economic interest in Ssquared Spirits LLC, the e-commerce affiliate of CWS. The spouse of the Company’s former Chief Executive Officer and director is the President and controlling stockholder of CWS and the managing member and director of Ssquared Spirits LLC. In 2022, the former Chief Executive Officer resigned from the Company.

SWOL Tequila

As of December 31, 2022, the Company had $224,692 in accounts receivable with CWS pertaining to SWOL product revenues. This amount was collected in the three months ended March 31, 2023.

Vault

During the three months ended March 31, 2023, revenue from Vault memberships totaled $8,794, which is included in accounts receivable as of March 31, 2023.

Advances to CWS

During the three months ended March 31, 2023 and 2022, the Company paid certain costs pertaining to alcoholic products on behalf of CWS in order finance the purchase of brand product for which the Company was promoting through marketing services. The advances totaled $6,058 and $42,658, respectively, during the three months ended March 31, 2023 and 2022. As of March 31, 2023 and December 31, 2022, $6,058 and $314,766, respectively, remained unpaid and outstanding from CWS. The advances are non-interest bearing, unsecured and due on demand. The advances owed as of December 31, 2022 was collected in the three months ended March 31, 2023.

Dollinger Holdings LLC

Dollinger Holdings LLC is an entity under common control with the Company’s founder and controlling stockholder.

As of March 31, 2023 and December 31, 2022, the Company had accounts payable of $69,214 and $101,250, respectively, with this entity.

See Note 4 for acquisition of assets from Dollinger Holdings, LLC.

Other

See Note 8 for disclosure related to a private sale of shares held by the Company’s founder, Sean Dollinger, and subsequent cancellation of such shares.

7. COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Warrant

In February 2022, the Company granted a warrant to an advisor in connection with Company’s potential Regulation A financing. The number of warrants granted equals $2,000,000 (“Equity Value”) divided by the Regulation A offering price. The warrant was to vest immediately upon qualification of the Form 1-A filing in connection with the Regulation A financing. The warrant was to terminate on the earliest of five years or the termination of the advisory agreement. In March 2022, the Company was qualified under its Form 1-A filing. On March 17, 2023, the Company and advisor entered into a Warrant Surrender Agreement whereby the advisor agreed to the cancellation of the warrants and to the surrender of all of its right for no consideration. As there was no derived value related to these warrants based on subsequent cancellation, no expense was recognized.

8. SUBSEQUENT EVENTS

Engagement Agreements

On December 1, 2022, the Company entered into an engagement agreement with Boustead Securities, LLC to assist in the private placement of securities (“pre-IPO Financing”) and the initial public offering or other registered securities offerings (“IPO”) in the United States listing on NASDAQ. This agreement was terminated on May 23, 2023. In connection with the termination of Boustead Securities, LLC, the Company agreed to pay Boustead Securities, LLC, $259,292 for out-of-pocket expenses.

On May 24, 2023, the Company entered into an engagement agreement with EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), to assist in the initial public offering or other registered securities offerings (“IPO”). The agreement is for the earlier of (i) twelve (12) months from May 24, 2023, or (ii) the final closing, in an IPO transaction, if any, subject to certain termination clauses as defined by the agreement. The Company has agreed to compensate EF Hutton with an underwriting discount in an IPO transaction, warrants, and compensation for advisory services. EF Hutton is also entitled to Tail Financing, a Right of First Refusal, and Lock-Up Agreements as defined in the agreement.

2023 Private Placement

Subsequent to March 31, 2023, we conducted a private placement of our Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 955,000 shares of Common Stock at $1.00 per share for a total of $955,000.

2023 Advisor Agreements

Subsequent to March 31, 2023, we entered into advisor agreements with certain advisors, pursuant to which the advisors will provide business and corporate advice in connection with the Offering to the Company. In consideration for the advisor’s services, the Company issued 500,000 shares of Common Stock to six individuals and entities, for an aggregate of 3,000,000 shares of Common Stock.

Single Common Stock Structure

See Note 5 for amendments to the Company’s authorized, issued and outstanding shares subsequent to March 31, 2023.

Cancellation of 3,000,000 Shares of Common Stock

Subsequent to March 31, 2023, the Company entered into a Cancellation Agreement with four stockholders, who each owned 750,000 shares of Common Stock or an aggregate of 3,000,000 shares of Common Stock. The stockholders purchased these shares from Mr. Dollinger pursuant to a stock purchase agreement on January 12, 2023, between Mr. Dollinger and each of these four stockholders. As of the date these financial statements were available to be issued these shares were either cancelled or pending cancellation with the transfer agent.

Management has evaluated subsequent events through June 12, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

LQR House, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of LQR House, Inc., (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2022 and the period from January 11, 2021 (Inception) to December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from Inception to December 31, 2021, in conformity with accounting principles generally accepted in the United States of America

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained net losses and negative cash flow from operations since Inception which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2021
Newport Beach, California
April 5, 2023

LQR HOUSE INC.

Balance Sheets

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$7,565	$1,116,101
Accounts receivable, related party	224,692	93,920
Advances to related party	314,766	124,427
Total current assets	547,023	1,334,448
Intangible assets, net	2,083,333	2,333,333
Total assets	$2,630,356	$3,667,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$287,457	$70,175
Accounts payable, related party	104,002	33,665
Accrued expenses	199,256	-
Total liabilities	590,715	103,840

Stockholders’ equity:
Common stock, $0.0001 par value, 300,000,000 shares authorized, 9,200,405 and 8,937,905 shares issued and outstanding as of December 31, 2022 and 2021, respectively	920	894
Additional paid-in capital	5,843,622	5,525,773
Accumulated deficit	(3,804,901)	(1,962,726)
Total stockholders’ equity	2,039,641	3,563,941
Total liabilities and stockholders’ equity	$2,630,356	$3,667,781

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.

Statements of Operations

	Year Ended December 31, 2022	For the Period from January 11, 2021 (inception) to December 31, 2021
Revenue - services	$470,359	$182,765
Revenue - product	130,772	132,527
Total revenues	601,131	315,292

Cost of revenue - services	668,654	520,193
Cost of revenue - product	134,490	157,254
Total cost of revenue	803,144	677,447
Gross profit (loss)	(202,013)	(362,155)

Operating expenses:
Sales and marketing	655,151	464,011
General and administrative	985,011	1,136,560
Total operating expenses	1,640,162	1,600,571

Loss from operations	(1,842,175)	(1,962,726)

Provision for income taxes	-	-
Net loss	$(1,842,175)	$(1,962,726)

Weighted average common shares outstanding - basic and diluted	9,015,023	7,443,489
Net loss per common share - basic and diluted	$(0.20)	$(0.26)

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.

Statement of Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balances at January 11, 2021 (inception)	-	$-	$-	$-	$-
Issuance of founders’ stock	1,733,333	173	10,227	-	10,400
Issuance of common stock for cash	2,050,404	205	3,069,867	-	3,070,072
Issuance of common stock and other consideration pursuant to common control asset acquisitions	3,333,334	333	(361,263)	-	(360,930)
Issuance of common stock pursuant to marketing license agreement	1,666,667	167	2,499,833	-	2,500,000
Common shares issued for services	66,667	7	99,993	-	100,000
Vesting of restricted stock units	87,500	9	207,116	-	207,125
Net loss	-	-	-	(1,962,726)	(1,962,726)
Balances at December 31, 2021	8,937,905	894	5,525,773	(1,962,726)	3,563,941
Vesting of restricted stock units	262,500	26	317,849	-	317,875
Net loss	-	-	-	(1,842,175)	(1,842,175)
Balances at December 31, 2022	9,200,405	$920	$5,843,622	$(3,804,901)	$2,039,641

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.

Statements of Cash Flows

	Year Ended December 31, 2022	For the Period from January 11, 2021 (inception) to December 31, 2021
Cash flows from operating activities:
Net loss	$(1,842,175)	$(1,962,726)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	250,000	166,667
Common shares issued for services	-	100,000
Vesting of restricted stock units	317,875	207,125
Changes in operating assets and liabilities:
Accounts receivable	(130,772)	(93,920)
Accounts payable	217,282	70,175
Accounts payable, related party	70,337	33,665
Accrued expenses	199,256	-
Net cash used in operating activities	(918,197)	(1,479,014)
Cash flows from investing activities:
Advances to related party	(190,339)	(124,427)
Net cash used in investing activities	(190,339)	(124,427)
Cash flows from financing activities:
Issuance of founders’ stock	-	10,400
Issuance of common stock for cash	-	3,070,072
Common control acquisitions	-	(360,930)
Net cash provided by financing activities	-	2,719,542
Net change in cash and cash equivalents	(1,108,536)	1,116,101
Cash and cash equivalents at beginning of period	1,116,101	-
Cash and cash equivalents at end of period	$7,565	$1,116,101

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Intangible assets acquired for stock from related party	$-	$2,500,000
Liabilities assumed in common control asset acquisition	$-	$40,930

The accompanying notes are an integral part of these financial statements.

LQR HOUSE INC.
Notes to Financial Statements

1. NATURE OF OPERATIONS

LQR House Inc. (“LQR” or the “Company”) was incorporated on January 11, 2021, in the state of Delaware. The Company operates primarily in the beverage alcohol industry owning specialty brands, providing marketing and distribution services.

As of December 31, 2022, the Company has not achieved its planned level of operations. The Company’s activities since inception have been limited and consisted of formation activities, commencement of operations and capital raising activities. The Company has preparations to further raise capital and increase its operational activity. To date, the Company has only generated limited amounts of revenue subsequent to the asset acquisitions disclosed in Note 4 related to product sales, and it has just begun to scale its marketing revenue related efforts. The Company is dependent upon additional capital resources for the scaling of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

On February 3, 2023, the Company changed its state of incorporation to the State of Nevada by merging into LQR House Inc., a Nevada corporation (the “Reorganization”). On February 3, 2023, in accordance with our reincorporation to Nevada, the Company’s authorized capital stock changed from 100,000,000 shares of common stock, $0.001 par value, to 350,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. At the same time, the Company also completed a 6-for-1 reverse stock split of our outstanding common stock through the merger by issuing one share of common stock for every six previously outstanding shares of common stock of the predecessor Delaware company (See Note 10). Accordingly, all share and per share amounts of the Company for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split. See Note 10 for additional amendments in 2023.

2. GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $1,842,175 and $1,962,726 for the periods ended December 31, 2022 and 2021, and has negative cash flows from operations for the periods ended December 31, 2022 and 2021. The Company’s cash balance and revenues generated are not currently sufficient and cannot be projected to cover its operating expenses and obligations for the next 12 months from the date of these financial statements. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing and generate future profitable operations to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has in the past, and is expected to in the future, arrange additional equity or debt financing and grow revenues that may assist in addressing these issues. No assurance can be given that management’s actions will result in additional financing or profitable operations or the resolution of its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year end is December 31.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities when early adoption is permitted.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, revenue recognition, related party and common control transactions and valuations of common stock. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Variable Interest Entities

The Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“ASC 810”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated. The Company evaluated whether it was the primary beneficiary in its common control asset acquisitions (Note 4) and related party agreements (Note 5) and determined it is not the primary beneficiary of any entities.

Concentrations of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company maintains balances in excess of the federally insured limits.

Concentrations

A significant portion of the Company’s revenue generating activities were with a related party customer, Country Wine & Spirts (“CWS”). During the periods ended December 31, 2022 and 2021, 25% and 42% of the Company’s revenue, respectively, was with CWS, including all product related revenues. As of December 31, 2022 and 2021, CWS accounted for 100% of the Company’s account receivable.

The Company’s ability to derive revenue from marketing services is reliant on its relationship and marketing license agreement with Ssquared Spirits LLC, a related party entity, and CWS who fulfills sales for the products sold by clientele using our marketing services. The discontinuance of such relationships or termination of the marketing license agreement would have a material negative impact on the Company’s operations.

Furthermore, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations. However, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s accounts receivable and accounts payable approximate their fair values due to the short maturity of these instruments.  The Company believes the carrying amount of its advances to related parties approximate fair value due to its short-term maturity.

Accounts Receivable

Accounts receivable are derived from services and products delivered to customers and are stated at their net realizable value. Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for doubtful accounts is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Intangible Assets

The Company capitalized the value of stock issued related to the Company’s April 2021 exclusive marketing agreement with CWS (see Note 5). The license is amortized on a straight-line basis over the life of the agreement, which is ten years.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not record any impairment losses on its long-lived assets as of December 31, 2022 or 2021.

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company. The Company discloses related party transactions that are outside of normal compensatory agreements, such as salaries. The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Revenue Recognition

In accordance with FASB ASC 606, Revenue from Contracts with Customers¸ the Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods to the Company’s customers in an amount that reflects the consideration expected to be received in exchange for transferring goods or services to customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

The Company derives its revenue from marketing services, distribution of its SWOL Tequila product to CWS, and subscription-based membership revenue. Revenue is reported net of discounts.

Marketing Services

The Company contracts with third-party alcoholic beverage brands to utilize access to the CWS alcoholic beverage website (the “CWS Platform). The Company and the brands enter into a commercial relationship. The Company performs services such as creating a marketing campaign strategy, developing promotional materials and advertising promotional materials through the CWS Platform. Revenue is recognized over a period time, as the marketing services are being continually provided on a daily and monthly basis over the life of an agreed upon campaign. Marketing campaigns generally range from one to three months.

Product Sales

The Company wholly owns SWOL Tequila, a tequila made in limited batches from a third-party producer located in Mexico. The Company facilitates all efforts to get the product delivered to CWS for retail distribution in the United States, including advancing costs for production, shipping and other importing and delivery charges. The Company is entitled to payment of cost plus an additional 20% on each bottle of SWOL Tequila sold to CWS. Revenue is recognized at the point in which the products are delivered to CWS, when LQR has fulfilled its performance obligation. Due to certain restrictions on the delivery and custodianship of alcoholic beverage, CWS is require to take ownership of the product at time of delivery, and there is no recourse or right of return. The Company records gross revenue as it’s the primary obligor in the transaction.

During the periods ended December 31, 2022 and 2021, all SWOL Tequila product revenue was earned with CWS, a related party which makes up all product sales in the accompanying statement of operations.

Vault

Vault is the exclusive membership program for CWS customers. Through the CWS Platform, users can sign up for membership where they will have access to all products available through CWS combined with special membership benefits including discounted products, free shipping and promotional offers.  The Company markets this membership program on the CWS Platform and is entitled to 50% of the revenue from the subscriptions.  Members are charged monthly membership fees, and the Company recognizes the 50% fee it is entitled to from CWS as net revenue. The Company records revenue on transactions when the user initially subscribes or renews their membership, as the Company is the agent of the transaction and do not typically provide significant post transaction services to the user or bear responsibility for the promised goods or services included in the membership.  The Company records a reserve for chargebacks and cancellations at the time of the transaction based on historical experience. During the year ended December 31, 2022, revenue from Vault memberships totaled $20,524, which was earned with a related party CWS.  Such amounts were included in advances to related party as a receivable, and collected subsequent to December 31, 2022.

Contract Balances

Accounts receivable represent amounts owed from marketing and product sales invoiced, but not yet received,

Contract liabilities represent obligations to transfer services to a customer for which the Company has already received consideration. Payments for marketing services are generally received upfront in advance of the Company satisfying the related performance obligation and are recorded as a deferred revenue liability. The deferred revenue is reduced as the services are performed and the revenue is recognized. As of December 31, 2022 and 2021, the Company had $0 in deferred revenue.

Cost of Revenue

Cost of revenue consists of all direct costs attributable to performing marketing services and the Company’s product sales. Cost of revenue includes affiliate payouts, contracted marketing services, direct advertising costs for marketing campaigns, product costs, packaging, shipping and other importing and delivery charges. Cost of revenue also includes customer service personnel and amortization of the Company’s marketing license asset (see Note 5).

Sales and Marketing

Sales and marketing costs primarily consist of advertising, promotional expenses and marketing consulting and advisory services. Sales and marketing costs also include sales commissions.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed.

Stock-Based Compensation

Stock-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation (“ASC 718-10”). The Company measures all equity-based awards granted to employees, independent contractors and advisors based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The Company classifies equity based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll or contractor costs are classified or in which the award recipient’s service payments are classified.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive common stock equivalents outstanding as of December 31, 2021 include 262,500 unvested restricted stock units, which vested in 2022 (see Note 6).

Recently Issued and Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases (ASC 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company elected to early adopt ASC 842 upon inception. The Company does not have any long-term leases that are recorded in accordance with ASC 842.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4. COMMON CONTROL ASSET ACQUISITIONS

SWOL Asset Acquisition

On March 19, 2021, the Company entered into an agreement (the “SWOL Agreement”) with Dollinger Holdings LLC, a company under common control, pursuant to which the Company acquired assets related to the online or in-person sale of original tequila and other products branded SWOL (the “SWOL Division”). Prior to the acquisition, the SWOL Division activity was minimal and consisted of test runs to determine viability. The SWOL Agreement included the assignment of contracts relating to production of original tequila for exclusive importation into the United States and a distribution agreement by which SWOL branded products are marketed and sold through online channels by the Company. In addition, the Company received all the intellectual property assets and registrations to conduct the business of selling SWOL products. Pursuant to the terms of the agreement, the Company paid Dollinger Holdings LLC $220,000 in cash and 2,666,667 shares of common stock of the Company. Additionally, the Company paid $40,930 in cash pursuant to SWOL’s existing liabilities.

The Company determined that the SWOL Agreement should be accounted for as an asset acquisition under common control, and therefore the transaction should be recognized at carrying value and prospectively applied. The Company determined there was no carrying value associated with the assets acquired under the SWOL Agreement. The total consideration issued was $261,197, consisting of the cash payments and the par value of the common shares issued. This amount was recorded as a reduction in additional paid-in capital on the statement of stockholders’ equity.

Soleil Vino Asset Acquisition

On May 31, 2021, the Company entered into an agreement (the “Soleil Agreement”) with Dollinger Holdings LLC, a company under common control, pursuant to which the Company received (a) all sourcing agreements with third party vendors for all Soleil Vino and related branded products, (b) all trademarks for Soleil Vino and all associated trade dress and intellectual property rights, (c) all labels, logos and other branding bearing the Soleil Vino marks and (d) website and all related digital and social media content including but not limited to influencer networks, domain and all related content and all related sales channels. Prior to the acquisition, Soleil Vino had no business activity. Pursuant to the terms of the agreement, the Company paid Dollinger Holding LLC $100,000 in cash and issued 666,667 common shares of the Company.

The Company determined that the Soleil Agreement should be accounted for as an asset acquisition under common control, and therefore the transaction should be recognized at carrying value and prospectively applied. The Company determined there was no carrying value associated with the assets acquired under the Soleil Agreement. The total consideration issued was $100,067, consisting of the cash payments and the par value of the common shares issued. This amount was recorded as a reduction in additional paid-in capital on the statement of stockholders’ equity.

5. INTANGIBLE ASSETS

CWS Exclusive Marketing Agreement

On April 1, 2021, the Company, CWS, and another related entity, Ssquared Spirits LLC (“Ssquared”), entered into an exclusive marketing agreement (the “CWS Agreement”). Pursuant to this agreement, CWS and Ssquared granted the Company the exclusive right to promote and market spirits and other beverage products through the CWS website (cwspirtis.com) for sale to customers located within the United States. The Company has the sole right to manage and make decisions with regard to user facing content on the website, including the placement and removal of products and the creation and management of promotional initiatives. The term of the CWS Agreement is ten years. Pursuant to the agreement, the Company issued 1,666,667 shares of common stock to the members of Ssquared.

The Company capitalized the fair value of the consideration transferred, $2,500,000 (or $1.50 per share), as an intangible asset which will be amortized over the term agreement of ten (10) years. During the periods ended December 31, 2022 and 2021, the Company amortized $250,000 and $166,667, respectively which is included in cost of revenue – services in the statement of operations. As of December 31, 2022 and 2021, the unamortized balance was $2,083,333 and $2,333,333, respectively. Annual amortization expense is expected to be $250,000.

In connection with the CWS Agreement, the Company paid finders’ fees of $150,000, which was included in general and administrative expenses in the statement of operations.

6. STOCKHOLDERS’ EQUITY

Prior to the Reorganization described in Note 1, the Company was authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. Upon the Reorganization described in Note 1, the Company is authorized to issue 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, par value $0.0001 per share (see Note 10).

As of December 31, 2022 and 2021, there were 9,200,405 and 8,937,905 shares of common stock issued and outstanding, respectively, after the 1-for-6 reverse stock split in connection with the Reorganization. The accompanying financial statements and related disclosures have been presented to retroactively reflect the Reorganization.

The holders of outstanding shares of common stock are entitled to one vote for each share of Common stock held at all meetings of stockholders.

In January 2021, the Company issued 1,733,333 shares to its founders for $10,400 in proceeds, which was the original par value of the issuances.

In February 2021, the Company entered into several stock purchase and subscription agreements and issued 2,033,737 shares of common stock at a price of $1.50 per share for a total amount of $3,020,072, net of transaction costs.

Pursuant to the SWOL Agreement in March 2021, the Company issued 2,666,667 shares to Dollinger Holdings LLC in a common control transaction (see Note 4).

Pursuant to the CWS Agreement in April 2021, the Company issued 1,666,667 shares to the members of Squared, which includes our Chief Executive Officer, for a fair value of $2,500,000, or $1.50 per share (see Note 4).

In April 2021, the Company entered two stock purchase and subscription agreements and issued 16,667 shares of common stock at a price of $3.00 per share for a total amount of $50,000.

Pursuant to the Soleil Vino acquisition in May 2021, the Company issued 666,667 shares to Dollinger Holdings LLC (see Note 4). In conjunction with the Soleil Vino Agreement, the Company entered into a finder’s fee agreement with a third-party whereby Company issued 66,667 shares of common stock valued at $100,000.

The fair value of common stock issued in 2021 equity-based transactions was determined based on the predominate selling price of shares to third parties during the period.

Restricted Stock Units

On March 18, 2021, the Company implemented its 2021 Stock Option and Incentive Plan (the “Plan”). The maximum number of shares of common Stock issuable under The Plan is 1,666,667. In March 2021, the Company granted 350,000 restricted stock units (“RSUs”) to certain key employees, directors, consultants, and advisors of the Company pursuant to the Company’s 2021 Stock Option and Incentive Plan (the “Plan”). Each unit was to vest in 25% increments every six months for a period of two years from the date of issuance. As of December 31, 2021, 87,500 RSUs vested and were issued and outstanding shares of common stock, and 262,500 remained unvested. The RSUs had a grant-date fair value of $525,000. During the period ended December 31, 2021, the Company recognized $207,813 in stock-based compensation, of which $197,917 was included in general and administrative expenses and $9,896 was included in sales and marketing expenses in the statement of operations.

In September 2022, the Company accelerated the vesting of the remaining 87,500 unvested restricted stock units and therefore an aggregate of 262,500 shares were vested during 2022. Upon this, all 350,000 RSUs granted in 2021 were vested and outstanding shares of common stock. During the year ended December 31, 2022, the Company recognized $317,875 in stock-based compensation, of which $301,875 was included in general and administrative expenses and $16,000 was included in sales and marketing expenses in the statement of operations.

As of December 31, 2022, all restricted stock units were vested.

Regulation A Offering

In March 2022, the Company received its notice of qualification from the Securities and Exchange Commission under Regulation A. The offering was terminated in June 2022. No securities were sold under the offering.

7. RELATED PARTY TRANSACTIONS

CWS and Ssquared Spirits LLC

The Company’s founder and controlling stockholder has an economic interest in Ssquared Spirits LLC, the e-commerce affiliate of CWS. The spouse of the Company’s former Chief Executive Officer and director, is the President and controlling stockholder of CWS and the managing member and director of Ssquared Spirits LLC. In 2022, the former Chief Executive Officer resigned from the Company.

Pursuant to the terms of the CWS Agreement, the Company issued an aggregate of 1,666,667 shares of common stock, consisting of 333,333 shares to our founder who is the Chief Executive Officer and a Director of the Company, and 1,333,334 shares of common stock to an entity owned by the CWS President and managing member of Ssquared Spirits LLC.

SWOL Tequila

During the periods ended December 31, 2022 and 2021, the Company earned product revenues of $130,772 and $132,527, respectively from CWS. As of December 31, 2022 and 2021, the Company had $224,692 and $93,920, respectively, in accounts receivable with CWS. Such amounts were collected subsequent to December 31, 2022.

Vault

During the year ended December 31, 2022, the Company earned service revenues of $20,524 pertaining to Vault memberships from CWS.

Advances to CWS

During the periods ended December 31, 2022 and 2021, the Company paid certain costs pertaining to alcoholic products on behalf of CWS in order finance the purchase of brand product for which the Company was promoting through marketing services. The advances totaled $190,340 and $124,427, respectively, during the periods ended December 31, 2022 and 2021. As of December 31, 2022 and 2021, $314,766 and $124,427, respectively, remained unpaid and outstanding from CWS. The advances are non-interest bearing, unsecured and due on demand. All advances were collected subsequent to December 31, 2022.

Dollinger Holdings LLC

Dollinger Holdings LLC is an entity under common control with the Company’s founder and controlling stockholder.

As of December 31, 2022 and 2021, the Company had accounts payable of $101,250 and $33,665, respectively, with this entity.

See Note 4 for acquisition of assets from Dollinger Holdings, LLC.

8. INCOME TAXES

For the periods ended December 31, 2022 and 2021, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company. The Company’s losses before income taxes consist solely of losses from domestic operations.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$765,808	$409,616
Valuation allowance	(765,808)	(409,616)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $765,808 and $409,616, respectively, were recorded as of December 31, 2022. Valuation allowance increased by $356,192 during the year ended December 31, 2022. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be approximately 28.0%. The effective rate is reduced to 0% for 2022 and 2021 due to the full valuation allowance on its net deferred tax assets.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of approximately $2,740,000 and $1,465,000, respectively, which can be carried forward indefinitely. Certain changes in ownership can result in a limitation on the amount of net operating loss and tax credit carryovers that can be utilized each year. As of December 31, 2022, management has not determined the extent of any such limitations, if any.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though all tax years from 2021 on remain open to examination.

9. COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Warrant

In February 2022, the Company granted a warrant to an advisor in connection with Company’s potential Regulation A financing. The number of warrants granted equals $2,000,000 (“Equity Value”) divided by the Regulation A offering price. The warrant was to vest immediately upon qualification of the Form 1-A filing in connection with the Regulation A financing. The warrant was to terminate on the earliest of five years or the termination of the advisory agreement. In March 2022, the Company was qualified under its Form 1-A filing. On March 17, 2023, the Company and advisor entered into a Warrant Surrender Agreement whereby the advisor agreed to the cancellation of the warrants and to the surrender of all of its right for no consideration. As there was no derived value related to these warrants based on subsequent cancellation, no expense was recognized.

Engagement Letter

On December 1, 2022, the Company entered into an engagement letter with Boustead Securities, LLC to assist in the private placement of securities (“pre-IPO Financing”) and the initial public offering or other registered securities offerings (“IPO”) in the United States listing on NASDAQ. Boustead will act as exclusive financial advisor, placement agent and underwriter in connection with the Company’s pre-IPO Financing and IPO. The Company has agreed to pay Boustead certain commissions based on future financings as defined in the agreement.

10. SUBSEQUENT EVENTS

Conversion to Nevada Corporation

On February 3, 2023, the Company changed its state of incorporation to the State of Nevada by merging into LQR House Inc., a Nevada corporation. On February 3, in accordance with our reincorporation to Nevada, the Company’s authorized capital stock changed from 100,000,000 shares of common stock, $0.001 par value, to 350,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. At the same time, the Company also completed a 6-for-1 reverse stock split of our outstanding common stock through the merger by issuing one share of common stock for every six previously outstanding shares of common stock of the predecessor Delaware company. The accompanying financial statements and related disclosures have been presented to retroactively reflect the Reorganization.

Amendment to Articles of Incorporation

On March 29, 2023, the Company amended its articles of incorporation to institute a dual class share structure consisting of Class A Common Stock, and Class B Common Stock, and any number of classes of Preferred Stock. Class A Common Stock is entitled to twenty (20) votes per share on proposals requiring or requesting stockholder approval, and Class B Common Stock is entitled to one (1) vote on any such matter. A share of Class A Common Stock may be voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock will result in its automatic conversion into Class B Common Stock upon such transfer, subject to certain exceptions, including that the transfer of shares of Class A Common Stock to another holder of Class A Common Stock will not result in such automatic conversion. Class B Common Stock is not convertible. Other than as to voting and conversion rights, Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

Due to this amendment, the Company’s authorized capital stock became 350,000,000 shares, consisting of: (i) 300,000,000 shares of common stock, par value $0.0001 per share, of which 20,000,000 shares are designated Class A Common Stock, $0.0001 par value per share, and 280,000,000 shares are designated Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of “blank check” preferred stock, $0.0001 par value per share. All shares of common stock issued and outstanding at the time of the amendment became shares of Class B Common Stock.

Management has evaluated subsequent events through April 5, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

LQR House Inc.

Shares of Common Stock

PROSPECTUS

           , 2023

Until and including               , 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JULY 13, 2023

LQR House Inc.

5,381,668 Shares of Common Stock

This prospectus relates to 5,381,668 shares of Common Stock, $0.0001 par value per share, or the Common Stock, of LQR House Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders.

Prior to this offering, there has been no public market for our shares. We are in the process of applying to list our shares of Common Stock on the Nasdaq Capital Market tier operated by The Nasdaq Stock Market LLC, or Nasdaq, under the symbol “LQR”. Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors—Risks Related to This Offering and Ownership of Common Stock—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.” for more information.

The selling stockholders may offer and sell the Common Stock being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at a fixed price of $5 per share until our Common Stock is listed on Nasdaq. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [   ].

[Alternate Page for Resale Prospectus]

The Offering

Common stock offered by the selling stockholders:	This prospectus relates to 5,381,668 shares of Common Stock that may be sold from time to time by the selling stockholders named in this prospectus.

Shares outstanding as of the date of this prospectus:	10,155,434 shares of Common Stock.

Shares outstanding after the offering: (1)	11,155,434 shares of Common Stock (or 11,305,434 shares if the underwriters exercise the over-allotment option in full).

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Common Stock by the selling stockholders.

Risk factors:	Investing in our Common Stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11 before deciding to invest in our Common Stock.

Trading market and symbol:	We have applied to list our Common Stock on Nasdaq under the symbol “LQR”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq. The closing of this offering is contingent upon the successful listing of our Common Stock on Nasdaq.

(1)	The number of shares of common stock outstanding immediately following this offering is based on 10,155,434 shares of Common Stock outstanding as of the date of this prospectus, and excludes:

●	1,250,000 shares of Common Stock that are reserved for issuance to our directors, director nominees, and officers under the LQR House Inc. 2021 Stock Option and Incentive Plan, or the 2021 Plan;

●	50,000 shares of Common Stock (57,500 shares of Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of a warrant to be issued to the underwriters in connection with this offering; and

●	150,000 shares of Common Stock issuable upon the underwriters’ exercise of the over-allotment option in full.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

Alt-1

[Alternate Page for Resale Prospectus]

SELLING STOCKHOLDERS

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder. The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

The selling stockholders can offer all, some or none of their shares of Common Stock. See “Plan of Distribution.” We therefore have no way of determining the number of shares of Common Stock each selling Stockholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling stockholder will sell all shares of Common Stock covered by this prospectus.

	Common Stock Beneficially Owned Prior to this Offering		Number of Shares Being Offered in this	Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Shares	Percent (1)	Offering	Shares	Percent (2)
KBROS, LLC (3)	1,333,334	13.13%	1,333,334	-	-
Index Equity US LLC (4)	750,000	7.39%	750,000	-	-
Joel Abbo (5)	816,667	8.04%	750,000	66,667	0.95%
Kiranjit Sidhu (6)	600,000	5.91%	600,000	-	-
2200049 AB Inc. (7)	591,000	5.82%	591,000	-	-
1000038756 Ontario Inc. (8)	500,000	4.92%	500,000	-	-
Gregory Hoffman (9)	500,000	4.92%	500,000	-	-
14847156 Canada Inc. (10)	250,000	2.46%	250,000	-	-
Lorne Rapkin (11)	123,334	1.21%	100,000	23,334	0.33%
Myron Rapkin (12)	7,334	0.07%	7,334	-	-
Total	5,471,669	53.87%	5,381,668	90,001	1.28%

(1)	Applicable percentage ownership is based on 10,155,434 shares of Common Stock deemed to be outstanding as of the date of this prospectus.

(2)	Applicable percentage ownership is based on 11,155,434 shares of Common Stock which will be deemed to be outstanding following this offering.

Alt-2

[Alternate Page for Resale Prospectus]

(3)	KBROS, LLC is owned by Shawn Kattoula. Shawn Kattoula is deemed to beneficially own the shares of Common Stock owned by KBROS, LLC because he has voting and investment control over the shares. KBROS, LLC’s address is 1771 Burwell Ln El Cajon, CA 92019, United States.

(4)	Index Equity US LLC is owned by Bjarne Borg. Bjarne Borg is deemed to beneficially own the shares of Common Stock owned by Index Equity US LLC because he has voting and investment control over the shares. Index Equity US LLC’s address is 1000 North US Highway One, Ste 902, Jupiter, FL 33477, United States.

(5)	Consists of 750,000 shares of Common Stock held in the name of Joel Abbo, which are being offered in this offering, and 66,667 shares of Common Stock held in the name of Jobel Foundation. Jobel Foundation, a Panama corporation, is owned by Joel Abbo. Joel Abbo is deemed to beneficially own the shares of Common Stock owned by Jobel Foundation because he has voting and investment control over the shares. Jobel Foundation’s business address is Punta Pacifica, Bellagio Tower, Apt 1-B Panama, Republic of Panama.

(6)	The Selling Stockholder has voting and investment control over the shares. The address of the Selling Stockholder is 12912 167th Avenue NE, Redmond, WA 98052, United States.

(7)	2200049 AB Inc. is owned by Greg Bealer. Greg Bealer is deemed to beneficially own the shares of Common Stock owned by 2200049 AB Inc. because he has voting and investment control over the shares. 2200049 AB Inc.’s address is 16 Wolf Willow Point, Edmonton AB, T5T 1E3, Canada.

(8)	1000038756 Ontario Inc. is owned by Kristen Kiernander. Kristen Kiernander is deemed to beneficially own the shares of Common Stock owned by 1000038756 Ontario Inc. because she has voting and investment control over the shares. 1000038756 Ontario Inc.’s address is 217 Queen St. W, Toronto, ON, M5V 0R2, Canada.

(9)	The Selling Stockholder has voting and investment control over the shares. The address of the Selling Stockholder is 1945 S Ocean Dr Suite 805, Hallandale Beach, FL 33009, United States.

(10)	Consists of 250,000 shares of Cmmon Stock held in the name of 14847156 Canada Inc., which are being offered in this offering. 14847156 Canada Inc. is owned by Carla Kavalec and Wendy Nickless, each owning 50% of the company. Carla Kavalec and Wendy Nickless are deemed to beneficially own the shares of Common Stock owned by 14847156 Canada Inc. because, each of them owning 50% of the company, together have 100% voting and investment control over the shares. 14847156 Canada Inc.’s address is 450 Roland Godard, St. Jerome, QB, J7Y 4G8, Canada. Not included are the 16,667 shares of Common Stock owned solely by Carla Kavalec. Not included are the 16,667 shares of Common Stock owned solely by Wendy Nickless.

(11)	Consists of 100,000 shares of Common Stock held in the name of Lorne Rapkin, which are being offered in this offering, and 23,334 shares of Common Stock held in the name of BSL Consulting Inc. Lorne Rapkin owns BSL Consulting Inc, an Ontario Corporation. Lorne Rapkin is deemed to beneficially own the shares of Common Stock owned by BSL Consulting Inc. because he has voting and investment control over the shares. BSL Consulting Inc.’s business address is 28 Northmount Avenue, Toronto, ON, M3H 1N4, Canada.

(12)	The Selling Stockholder has voting and investment control over the shares. The address of the Selling Stockholder is 217 Ridley Blvd., Suite 706, Toronto, ON, M5M 4N1, Canada.

Alt-3

[Alternate Page for Resale Prospectus]

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Notwithstanding anything to the contrary stated above, until trading of the Common Stock commences on Nasdaq, sales by the selling stockholders will occur at a fixed price, which will be the assumed offering price of $5.00 per share. The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Alt-4

[Alternate Page for Resale Prospectus]

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this prospectus in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities, but we will not receive any proceeds from the sale of our Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Alt-5

[Alternate Page for Resale Prospectus]

LEGAL MATTERS

Nauth LPC has acted as our counsel in connection with the preparation of this prospectus. The validity of the securities covered by this prospectus will be passed upon by Sherman & Howard L.L.C., Las Vegas, Nevada.

Alt-6

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of shares of Common Stock being registered. All amounts, other than the SEC registration fee, Nasdaq listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$4,356.76
Nasdaq listing fee	$50,000.00
FINRA filing fee	$6,430.25
Accounting fees and expenses	$100,000.00
Legal fees and expenses	$198,542.25
Transfer agent fees and expenses	$3,000.00
Printing and related fees	$2,000.00
Miscellaneous	$0.74
Total	$364,510

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in or not opposed to our best interest, and were not unlawful. Nevada law requires that we indemnify any director, officer, employee, or agent who is successful on the merits or otherwise in defense of any such legal proceeding. Our bylaws require that we advance the expenses directors or officers incur in defending any civil or criminal action, suit, or proceeding as they are incurred upon receipt of an undertaking by the indemnitee to repay all amounts so advanced if it is determined by final judicial decision that the indemnitee is not entitled to indemnification.

Indemnification may also be granted pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance that protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our stockholders for monetary damages for breach of a director’s fiduciary duty as a director.

We have entered or intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments that we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

2021 Formation Transactions

On March 19, 2021, we, as buyer, and Dollinger Holdings LLC, Dollinger Innovations Inc., and Sean Dollinger, our Chief Executive Officer, as sellers, engaged in an asset purchase agreement, the SWOL Tequila Asset Purchase. Pursuant to that agreement, Dollinger Holdings LLC, which is wholly owned by Sean Dollinger, received $220,000 in cash, Sean Dollinger received 16,000,000 shares of our common stock, (2,666,667 shares of common stock on a post-stock split basis) and we obtained ownership of the assets and liabilities that constitute the SWOL brand and SWOL Tequila Branding. The assets and liabilities constituting the SWOL Brand and SWOL Tequila Branding were held in part by Dollinger Holdings LLC and Dollinger Innovations.

On April 1, 2021, we, CWS, and Ssquared entered into an Exclusive Marketing Agreement. Pursuant to that agreement, CWS and Ssquared granted us exclusive marketing rights regarding any of CWS and Ssquared’s products, and Sean Dollinger, our Chief Executive Officer and 50% owner of Ssquared received 2,000,000 shares of our common stock (333,334 shares of common stock on a post-stock split basis), and KBros, LLC, the owner of CWS and 50% owner of Ssquared, received 8,000,000 shares of our common stock. (1,333,334 shares of common stock on a post-stock split basis).

On May 31, 2021, we engaged in an asset purchase agreement, the Soleil Vino Asset Purchase Agreement, with Dollinger Holdings LLC. Pursuant to that agreement, we purchased the assets and liabilities associated with the Soleil Vino wine club and its products, and Dollinger Holding LLC, wholly owned by Sean Dollinger, received $100,000 in cash and Sean Dollinger, or Chief Executive Officer, received 3,800,000 shares of our common stock (633,334 shares of common stock on a post-stock split basis), and Andrea Cooke received 200,000 shares of our common stock (33,334 shares of common stock on a post-stock split basis). In conjunction with the acquisition the Company entered into a finder’s fee agreement with a third party which 400,000 shares of our common stock were issued (66,667 shares of common stock on a post-stock split basis).

2021 Private Placements

On January 20, 2021, we issued 10,400,000 shares of our common stock (1,733,334 shares of common stock on a post-stock split basis) at a price of $0.001 per share, for a total of $10,400.

On February 12, 2021, we issued 10,148,424 shares of our common stock (1,691,404 shares of common stock on a post-stock split basis) at a price of $0.25 per share, for a total of $2,537,106.

On February 19, 2021, we issued 1,800,000 shares of our common stock (300,000 shares of common stock on a post-stock split basis) at a price of $0.25 per share, for a total of $450,000.

On February 22, 2021, we issued 254,000 shares of our common stock (42,334 shares of common stock on a post-stock split basis) at a price of $0.25 per share, for a total of $63,500.

On April 26, 2021, we issued 100,000 shares of our common stock (16,667 shares of common stock on a post-stock split basis) at a price of $0.50 per share, for a total of $50,000.

Equity Award Conversions

On September 18, 2021, 525,000 of our restricted stock units (87,500 restricted stock units on a post-stock split basis), which were issued on March 18, 2021, were converted into 525,000 shares of our common stock (87,500 shares of common stock on a post-stock split basis).

On March 18, 2022, 525,000 of our restricted stock units (87,500 restricted stock units on a post-stock split basis), which were issued on March 18, 2021, were converted into 525,000 shares of our common stock (87,500 shares of common stock on a post-stock split basis).

On September 18, 2022, 525,000 of our restricted stock units (87,500 restricted stock units on a post-stock split basis), which were issued on March 18, 2021, were converted into 525,000 shares of our common stock (87,500 shares of common stock on a post-stock split basis).

On September 30, 2022, 525,000 of our restricted stock units (175,000 restricted stock units on a post-stock split basis), which were issued on March 18, 2021, were converted into 1,050,000 shares of our common stock (175,000 shares of common stock on a post-stock split basis).

2023 Private Placement

On June 1, 2023, we conducted a private placement of our Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 955,000 shares of Common Stock at $1.00 per share for a total of $955,000.

2023 Advisor Agreements

On June 1, 2023, we entered into advisor agreements with certain advisors, pursuant to which the advisors will provide business and corporate advice in connection with the Offering to the Company. In consideration for the advisor’s services, the Company issued 500,000 shares of Common Stock to six individuals and entities, for an aggregate of 3,000,000 shares of Common Stock.

Other

In February 2022, we issued a contingent warrant to Issuance Inc. pursuant to a consulting agreement, dated September 27, 2021, between Issuance Inc. and the Company. The warrant was exercisable on a cashless basis for a number of shares of our common stock equaling $2,000,000, based on the offering price of a proposed Regulation A offering which was qualified on March 7, 2022, and withdrawn on June 27, 2022. The term of the warrant is five years. However, because the Regulation A offering was withdrawn, and no securities were sold thereunder, the warrant was cancelled.

Unless otherwise stated above, the issuances of these securities were made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

No underwriter was engaged in connection with the foregoing sales of securities. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company, and all of those individuals or entities purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
2.1*	Plan of Conversion of LQR House Inc., dated as of January 26, 2023
3.1*	Articles of Incorporation of LQR House Inc. filed on February 3, 2023
3.2*	Certificate of Amendment to Articles of Incorporation of LQR House Inc. filed on March 29, 2023
3.3*	Certificate of Amendment to Articles of Incorporation of LQR House Inc. filed on June 5, 2023
3.4*	Certificate of Correction to the Certificate of Amendment to Articles of Incorporation filed on April 11, 2023
3.5*	Bylaws of LQR House Inc.
4.1**	Form of Representative’s Warrant (included in Exhibit 1.1)
5.1**	Opinion of Sherman & Howard L.L.C.
10.1*	Form of Private Placement Subscription Agreement 2021
10.2**	Form of Private Placement Subscription Agreement 2023
10.3*	Packaging of Origin Co-Responsibility Agreement dated July 6, 2020, between Leticia Hermosillo Ravelero and Sean Dollinger
10.4*	Shared Responsibility & Bonding Agreement dated March 19, 2021, between Leticia Hermosillo Ravelero and Dollinger Innovations Inc.
10.5*	Exclusive License Agreement dated May 18, 2020 by and between Dollinger Holdings and Dollinger Innovations
10.6*	Product Distribution Agreement, dated July 1, 2020, between Dollinger Holdings and Country Wine & Spirits Inc.
10.7*	Asset Purchase Agreement, dated May 31, 2021, between LQR House Inc. and Dollinger Holdings LLC
10.8*	Asset Purchase Agreement, dated March 19, 2021, among LQR House Inc. and Dollinger Innovations Inc., Dollinger Holdings LLC and Sean Dollinger
10.9*	Exclusive Marketing Agreement, dated April 1, 2021, by and among Country Wine & Spirits, Inc., Ssquared Spirits, LLC, and LQR House, Inc.
10.10*†	Employment Agreement between LQR House Inc. and Sean Dollinger, dated March 29, 2023
10.11*†	Employment Agreement between LQR House Inc. and Kumar Abhishek, dated May 1, 2023
10.12*†	Employment Agreement between LQR House Inc. and Jaclyn Hoffman, dated May 1, 2023
10.13*†	Employment Agreement between LQR House Inc. and Alexandra Hoffman, dated May 1, 2023
10.14**†	Form of Independent Director Agreement between LQR House Inc. and each director nominee
10.15**†	Form of Non-Independent Director Agreement between LQR House Inc. and Non-Independent Director
10.16**	Form of Director and Officer Indemnification Agreement between LQR House Inc. and each officer or director
10.17*†	LQR House Inc. 2021 Stock Option and Incentive Plan
10.18*†	Amendment No. 1 to the LQR House Inc. 2021 Stock Option and Incentive Plan
10.19*†	Form of Incentive Stock Option Agreement (included in Exhibit 10.17)
10.20*†	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (included in Exhibit 10.17)
10.21*†	Form of Non-Qualified Stock Option Agreement for Company Employees (included in Exhibit 10.17)
10.22*†	Form of Non-Qualified Stock Option Agreement for Non-Employee Consultants (included in Exhibit 10.17)
10.23*†	Form of Restricted Stock Award Agreement (included in Exhibit 10.17)
10.24*†	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (included in Exhibit 10.17)
10.25*†	Form of Restricted Stock Unit Award Agreement for Company Employees (included in Exhibit 10.17)
10.26*	Form of Advisor Agreement, dated June 1, 2023
10.27*	Commercial Lease Agreement
10.28**	Form of Advisor Agreement, dated June 30, 2023
10.29**	Ratification Assignment of the Bonding Agreement, dated July 7, 2023
10.30**	Assignment Agreement of the Packaging of Origin and Co-Responsibility Agreement, dated June 30, 2023, between Dollinger Innovations Inc., Dollinger Holdings LLC, and LQR House Inc.
10.31**	Bottled at Origin Joint Responsibility Agreement, dated July 11, 2023
14.1*	Code of Ethics and Business Conduct
21.1*	List of Subsidiaries
23.1**	Consent of dbbmckennon
23.2**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of this registration statement)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Consent of Guy Dollinger to be named as a director nominee
99.5*	Consent of Holiday Russell to be named as a director nominee
99.6*	Consent of James Huber to be named as a director nominee
99.7*	Consent of James O’Brien to be named as a director nominee
107*	Filing Fee Table

*	Previously filed.
**	Filed herewith.
†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on July 13, 2023.

LQR House Inc.

By:	/s/ Sean Dollinger
	Name:	Sean Dollinger
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Sean Dollinger and Kumar Abhishek as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Sean Dollinger	Chief Executive Officer	July 13, 2023
Sean Dollinger	(Principal Executive Officer) and Director

/s/ Kumar Abhishek	Chief Financial Officer	July 13, 2023
Kumar Abhishek	(Principal Financial and Accounting Officer)

/s/ Alexandra Hoffman	Director	July 13, 2023
Alexandra Hoffman

/s/ Darren Collins	Director	July 13, 2023
Darren Collins